As filed with the Securities and Exchange Commission on December 22, 2000.

                                                    Registration No. 333-_______

================================================================================


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         eRoomSystem Technologies, Inc.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

            Nevada                              3610                      87-0540713
-------------------------------     ----------------------------     --------------------
(State or other jurisdiction of     (Primary Standard Industrial       (I.R.S. Employer
 incorporation or organization)      Classification Code Number)      Identification No.)


 3770 Howard Hughes Parkway, Suite 175, Las Vegas, Nevada 89109, (800) 316-3070
-------------------------------------------------------------------------------
          (Address and telephone number of principal executive offices)

                       Gregory L. Hrncir, General Counsel
 3770 Howard Hughes Parkway, Suite 175, Las Vegas, Nevada 89109, (800) 316-3070
-------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                   Copies to:
                                Michael J. Bonner
                                 John C. Jeppsen
                                  Robert C. Kim
                        Kummer Kaempfer Bonner & Renshaw
                      3800 Howard Hughes Parkway, 7th Floor
                             Las Vegas, Nevada 89109
                                 (702) 792-7000

                                 --------------

APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                                 --------------

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                                 --------------

----------------------------------------------------------------------------------------------------------------------
                         CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
     Title of Each Class of                                   Proposed Maximum Aggregate
  Securities to be Registered        Number of Shares             Offering Price(1)        Amount of Registration Fee
------------------------------- ---------------------------- ---------------------------- ----------------------------
Common stock, $0.001 par value        200,000 shares                  $350,000                       $93(2)
------------------------------- ---------------------------- ---------------------------- ----------------------------
Common stock, $0.001 par value        341,180 shares                  $597,065                       $158
------------------------------- ---------------------------- ---------------------------- ----------------------------

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) promulgated under the Securities Act.
(2) Previously paid and registered pursuant to the Registration Statement on Form SB-2/A, as declared effective by the Securities and Exchange Commission on August 2, 2000 (File No. 333-34882).

                                 --------------

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act in 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to such Section 8(a) may determine.

The information in this preliminary prospectus is not complete and may be changed. eRoomSystem Technologies, Inc. may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and it is not seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED DECEMBER 22, 2000

PROSPECTUS

        200,000 SHARES OF COMMON STOCK ON BEHALF OF SELLING STOCKHOLDERS
           341,180 SHARES OF COMMON STOCK ON BEHALF OF WARRANT HOLDERS

                               [eROOMSYSTEM LOGO]

                           eROOMSYSTEM TECHNOLOGIES

     This prospectus relates to the registration of an aggregate of 541,180 shares of the common stock of eRoomSystem Technologies, Inc., 200,000 shares of common stock on behalf of selling stockholders and 341,180 shares of common stock on behalf of warrants holders. Selling stockholders and warrant holders, upon exercise of their warrants, may from time to time offer to sell their respective shares of common stock.

     We are not selling any shares of common stock on behalf of selling stockholders or warrant holders and will not receive any cash or other proceeds in connection with the sale of shares by selling stockholders or warrant holders. If all of the warrants held by warrant holders are exercised through the payment of cash, we will receive proceeds of $910,950 from such exercises.

                                 --------------

     eRoomSystem Technologies' common stock is traded on the Nasdaq SmallCap Market under the symbol "ERMS." On December 20, 2000, the last reported sale price of eRoomSystem Technologies' common stock was $1.4375.

                                 --------------

     THESE SECURITIES ARE SPECULATIVE. INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                                 --------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 --------------

                              ______________, 2000

                              [INSIDE FRONT COVER]

CALIFORNIA RESIDENTS:

     Offer and sales in this offering made in California may be made only to qualified purchasers as that term is defined by rule of the Securities and Exchange Commission pursuant to Section 18(b)(3) of the Securities Act of 1933. A qualified purchaser must have: (A) a net worth of more than $500,000 or more than $250,000 if such person's annual income exceeds $100,000; and (B) the person must have alone, or with the assistance of a professional advisor, the capacity to protect his/her own interests; and (C) the investment must not exceed 10% of the person's net worth. An individual may also be a qualified purchaser if such individual has: (A) a net worth of, or joint net worth with such individual's spouse, of more than $1,000,000; or (B) an income of more than $200,000 in each of the two most recent years or joint income with such individual's spouse of more than $300,000 in each of those years and a reasonable expectation of reaching the same income level in the current year. Other standards apply to investors who are not individuals.

OREGON RESIDENTS:

     Offers and sales in this offering made in Oregon may be made only to accredited investors as that term is defined in Rule 215 of the Securities Act of 1933. Under Rule 215, an accredited investor must have (A) a net worth of, or joint net worth with such individual's spouse, of more than $1,000,000 or (B) an income of more $200,000 in each of the two most recent years, or joint income with such individual's spouse of more than $300,000 in each of those years, and a reasonable expectation of reaching the same income level in the current year. Other standards apply to investors who are not individuals.

                               PROSPECTUS SUMMARY

     THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING "RISK FACTORS" AND OUR FINANCIAL STATEMENTS BEFORE MAKING AN INVESTMENT DECISION.

                                  OUR BUSINESS

     eRoomSystem Technologies is a Nevada corporation incorporated on August 31, 1999. The core business of eRoomSystem Technologies is the development and installation of an intelligent, in-room computer platform and communications network, or the eRoomSystem, for the lodging industry. The eRoomSystem is a computerized platform and processor-based system designed to collect and control data. The eRoomSystem supports our fully-automated and interactive eRoomServ Refreshment Centers, or Refreshment Centers, electronic room safes, or eRoomSafes, and other proposed applications. These other applications include, or will include, information management services, in-room energy management capabilities, credit card/smart card capabilities for direct billing, and remote engineering and maintenance services.

     Our interactive Refreshment Centers provide hotel guests with a selection of up to 33 different beverages and snacks and offer the lodging industry an opportunity to capture additional in-room revenues and reduce operating costs. Our eRoomSafes have sufficient storage space for large items such as laptop computers, video cameras and briefcases and generate additional revenue. Our products interface with the hotel's property management system through our eRoomSystem communications network. The hotel's property management system posts usage of our products directly to the hotel guest's room account.

     The solutions offered by our eRoomSystem and related products have allowed us to install our products and services in several premier hotel chains, including Marriott International, Doubletree Hotels and Bass Hotels. We believe that our hotel relationships will continue to provide us with the opportunity to install our eRoomSystem and related products worldwide.

     One of the byproducts of our technology is the information we have collected since our first product installation. To date, we have collected over twelve million room-nights of data. Through our eRoomSystem, we are able to collect information regarding the usage of our products on a real-time basis. We use this information to help our customers increase their operating efficiencies. Upon the establishment of our core business, we also intend to market this information to suppliers of goods sold in our Refreshment Centers and to other users desiring information on the buying patterns of hotel guests for goods and services.

     We believe that our eRoomSystem and developing technologies will provide a foundation for expansion into the healthcare and time-share industries. We will be able to provide healthcare facilities with a comprehensive room information and management system that will allow these facilities to provide patients with a wide array of in-room amenities not available to them in the past. These amenities include Refreshment Centers, eRoomSafes, direct dial long distance, on-demand movies and other products and services commonly found in a hotel room. Similar opportunities exist in the time-share industry. By offering a direct credit card billing system, a healthcare or time-share facility can offer similar services available in hotels.

                                   OUR OFFICES

     We maintain offices at 3770 Howard Hughes Parkway, Suite 175, Las Vegas, Nevada 89109 and 390 North 3050 East, St. George, Utah 84790. Our telephone number is (800) 316-3070.

                                  THE OFFERING


Common stock offered by selling stockholders:                200,000 shares

Common stock offered by warrant holders:                     341,180 shares

Common stock to be outstanding after the offering:           7,392,145 shares

Use of proceeds:                                             eRoomSystem Technologies will not receive any of the
                                                             proceeds from the sale of common stock by either the
                                                             selling stockholders or warrant holders.

Nasdaq SmallCap Market symbol:                               "ERMS"


                                 --------------

     The number of shares of common stock to be outstanding after the offering is based on the number of shares outstanding as of December 20, 2000 and includes the 341,180 shares of common stock underlying the warrants held by warrant holders. The number of shares of common stock to be outstanding after the offering does not include 2,625,380 shares of common stock issuable upon exercise of outstanding stock options and warrants as of December 20, 2000, with a weighted average exercise price of $5.90 per share.

     All of the shares are being offered by selling stockholders and warrant holders, who must deliver a copy of this prospectus to persons who buy such shares. Selling stockholders and warrant holders will probably sell the shares at prevailing market prices, through broker-dealers, although they are not required to do so. Selling stockholders and warrant holders will retain all of the proceeds of their sales, except for commissions they may pay to broker-dealers. Although we will not receive any of the proceeds from the sale of common stock by either selling stockholders or warrant holders, we will receive the proceeds from the exercise of the warrants to the extent that warrant holders exercise their respective warrants through the payment of cash rather than through cashless exercise. We will receive a maximum of $910,950 from such exercises for cash.

                                 --------------

     Unless otherwise noted, all information contained in this prospectus assumes that:

     -- All of the shares of common stock held by selling stockholders will be sold in this offering;

     -- All of the warrants held by warrant holders will be immediately exercised on a cashless basis and all of the resulting shares of common stock will be sold in this offering;

     -- All stock certificates for our shares of Series A, Series B and Series C convertible preferred stock have been surrendered to us and exchanged for stock certificates for our shares of common stock; and

     -- All promissory notes previously issued by us have been paid in full or funds relating to such repayment have been placed in a separate account.

                          SUMMARY FINANCIAL INFORMATION

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following tables summarize the financial information for our business. The summary financial information set forth below should be read in conjunction with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included elsewhere in this prospectus.

                                                                                                NINE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,                       SEPTEMBER 30,
                                   ----------------------------------------------------------- ---------------------
                                      1995         1996       1997        1998         1999       1999       2000
                                   ----------  ----------- ----------  ----------  ----------- ---------- ----------
Revenue...........................   $    356    $    710   $   4,666    $  1,011    $    541   $    515   $  2,278
Cost of revenue...................        301         804       3,339         793         363        265      1,579
Gross margin (deficit)............         55         (94)      1,327         218         178        250        699
Loss from operations..............       (805)     (1,804)       (219)     (2,128)     (2,586)    (1,209)    (2,060)
Net loss..........................       (877)     (2,219)     (1,000)     (4,145)     (3,672)    (2,166)    (3,650)
Dividends related to convertible
  preferred stock.................          -           -           -         (19)       (607)      (154)    (5,604)
Loss attributable to common
  stockholders....................       (877)     (2,219)     (1,000)     (4,164)     (4,279)    (2,320)    (9,254)
Basic and diluted loss per common
  share...........................      (1.56)      (2.61)      (0.76)      (1.37)      (1.33)     (0.65)     (2.93)
Basic and diluted weighted
  average common shares
  outstanding.....................        560         850       1,314       3,029       3,221      3,587      3,159


                                                                     AS OF SEPTEMBER 30, 2000
                                                               ------------------------------------
                      BALANCE SHEET DATA:
                      Cash...................................              $    5,427
                      Working capital........................                   4,712
                      Total assets...........................                   9,690
                      Long-term liabilities..................                      36
                      Total stockholders' equity.............                   7,653

                                  RISK FACTORS

     THIS OFFERING INVOLVES A HIGH DEGREE OF RISK AS WE ARE CONSIDERED TO BE IN UNSOUND FINANCIAL CONDITION. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, INCLUDING OUR FINANCIAL STATEMENTS AND THE RELATED NOTES, BEFORE YOU PURCHASE ANY SHARES OF OUR COMMON STOCK. THE FOLLOWING RISKS, IF ANY ONE OR MORE OCCURS, COULD MATERIALLY HARM OUR BUSINESS, FINANCIAL CONDITION OR FUTURE RESULTS OF OPERATIONS. IF THAT OCCURS, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

                    RISKS RELATED TO EROOMSYSTEM TECHNOLOGIES

     WE HAVE A HISTORY OF SIGNIFICANT OPERATING LOSSES AND ANTICIPATE CONTINUED OPERATING LOSSES, AND WE MAY BE UNABLE TO ACHIEVE PROFITABILITY

     We have a history of significant operating losses and anticipate continued operating losses for the foreseeable future. For the years ended December 31, 1998 and 1999 and the nine months ended September 30, 2000, we have incurred losses attributable to common stockholders of $4,164,037, $4,279,444 and $9,254,251, respectively, and our operations have used $2,931,871, $2,304,807 and $2,217,450 of cash, respectively. As of December 31, 1998 and 1999 and September 30, 2000, we had accumulated deficits of $9,404,597, $13,684,041 and $22,938,292, respectively.

     If our revenues decline or grow at a slower rate than we anticipate, or if our spending levels exceed our expectations or cannot be adjusted to reflect slower revenue growth, our business would be severely harmed. We cannot assure you that revenues will grow in the future or that we will generate sufficient revenues for profitability, or that profitability, if achieved, can be sustained on an ongoing basis.

     GIVEN OUR RECURRING LOSSES AND ACCUMULATED DEFICITS, WE MAY BE UNABLE TO CONTINUE AS A GOING CONCERN

     Our independent auditors issued a report on their audit of our consolidated financial statements for the years ended December 31, 1998 and 1999. Their report contains an explanatory paragraph in which they state that our history of recurring losses, our working capital and stockholders' deficits and our defaults under many of our debt agreements raise substantial doubt regarding our ability to continue as a going concern. Although we have satisfied many of the defaults under our debt agreements through the proceeds raised in our initial public offering, we continue to experience significant operating losses. If we continue to generate significant losses from our operations, we may be unable to continue as a going concern.

     SINCE OUR REVENUE SHARING PROGRAM INCREASED OUR NEED FOR LONG-TERM FINANCING, OUR ABILITY TO INCREASE REVENUE OR ACHIEVE PROFITABILITY IS DEPENDENT UPON THE SATISFACTION BY OUR CUSTOMERS OF MINIMUM PERFORMANCE CRITERIA DURING A 90-DAY SEASONING PERIOD BEFORE AMRESCO LEASING CORPORATION WILL FUND ANY INDIVIDUAL LOANS UNDER OUR LONG-TERM FINANCING ARRANGEMENT WITH THEM

         The emphasis of our business model on a revenue sharing program significantly increases our need for long-term financing because we offer our products at little or no upfront cost to our customers. In order to address our long-term capital needs, we have entered into an exclusive post-installation financing arrangement with AMRESCO Leasing Corporation, or AMRESCO. In addition, prior to any financing, eRoomSystem must complete a service manual acceptable to AMRESCO. Under the financing arrangement, AMRESCO will finance up to 150% of our costs for the Refreshment Centers and eRoomSafes installed at a property upon the completion of a 90-day seasoning period following installation and the satisfaction of pre-funding requirements. We expect to receive our initial funding from AMRESCO by the end of the second quarter of 2001; however, no assurance can be given that we will be successful.

     Prior to submitting a preliminary application for funding to AMRESCO, we attempt to identify properties that satisfy minimum performance, occupancy and liquidity requirements. Once an appropriate property is identified, we enter into a lease with the property, install our products and submit a preliminary application for funding. If our preliminary application is approved by AMRESCO and after a 90-day seasoning period, we must submit a final application for funding to AMRESCO. In order to obtain final approval for funding, the property must have maintained its initial performance, occupancy and liquidity standards and must have retained a minimum of 20% of the gross daily revenue on a per unit basis, per day, during the seasoning period.

     If our customers fail to meet AMRESCO's requirements or if AMRESCO were to delay or refuse to provide our required financing, we cannot assure you that other long-term financing will be available in sufficient amounts or on terms acceptable to us, or at all. Our inability to obtain long-term financing may prevent us from placing additional products under our revenue sharing program or manufacturing products for sale. In addition to our long-term financing arrangement and the proceeds of our initial public offering, we may require additional short-term financing to cover the costs of the production and installation of our products until the completion of the 90-day seasoning period.

     IN SHIFTING OUR BUSINESS MODEL FROM SALES TO A REVENUE SHARING PROGRAM, WE MAY BE UNABLE TO INCREASE OUR REVENUES OR ACHIEVE PROFITABILITY IF WE CANNOT SUCCESSFULLY IMPLEMENT OUR REVENUE SHARING PROGRAM OR IF THE PARTICIPATING PROPERTIES DO NOT COMPLY WITH THE COVENANTS REGARDING THE PLACEMENT OF OUR PRODUCTS AND COMPETING VENDING MACHINES

     We have traditionally relied upon the sale of our products. Recently, we shifted the focus of our business model from product sales to our revenue sharing program. Our business model is new and our ability to generate revenues or profits is unproven. Under our revenue sharing program, we offer our products at little or no upfront cost to our customers and share the revenue generated by our products over a seven-year period. Our success under our revenue sharing program is dependent upon the participating hotel's compliance with covenants regarding the placement of our Refreshment Centers, the location in the hotel and quantity of competing vending machines that sell goods similar to those in our Refreshment Centers, and the price of goods sold through the vending machines. We cannot assure you that our portion of the revenues generated will be sufficient to cover the costs to produce, install, maintain and finance our products.

     THE INTEREST RATE FOR OUR LONG-TERM FINANCING WITH AMRESCO WILL RESULT IN A HIGHER INTEREST RATE THAN WE MAY HAVE BEEN ABLE TO NEGOTIATE IF WE WERE STRONGER FINANCIALLY WHICH WILL RESULT IN REDUCED OPERATING AND PROFIT MARGINS

     The financing arrangement we negotiated with AMRESCO will result in an interest rate higher than the interest rate we may have been able to negotiate if we were stronger financially. Due to the exclusive nature of this financing arrangement in the domestic lodging industry, our ability to obtain financing for revenue sharing agreements at more advantageous interest rates during the seven-year term of the financing arrangement will be contractually restricted. The funds obtained through our financing arrangement will initially bear an interest rate equal to the seven-year treasury rate plus 12.5% that, upon reaching thresholds of funds outstanding, may be subsequently reduced to the seven-year treasury rate plus 6.5%.

     WE MAY EXPERIENCE REDUCED OPERATING MARGINS AND LOSS OF MARKET SHARE DUE TO THE INTENSE COMPETITION FROM COMPANIES WITH LONGER OPERATING HISTORIES, GREATER RESOURCES AND MORE ESTABLISHED BRAND NAMES THAT MARKET IN-ROOM AMENITIES TO THE LODGING INDUSTRY

     The market for in-room amenities in the lodging industry is competitive, and we expect competition to intensify in the future. Our competitors vary in size and in the scope and breadth of the products and services they offer. Our competitors, such as Dometic Corporation, Bartech, Inc., MiniBar America, Inc. and ElSafe, Inc., have longer operating histories, larger customer bases, greater brand recognition, and substantially greater capital, research and development, manufacturing, marketing, service, support, technical and other resources than we do. As a result, our competitors may be able to devote greater resources to marketing campaigns, adopt more aggressive pricing policies or devote substantially more resources to customer and business development than we can.

     We also anticipate additional competition from new entrants into the room management and related aspects of our business. In addition, we may, from time to time, make pricing, service or marketing decisions, or acquisitions as a strategic response to changes in the competitive environment. Our response to this increased competition may result in reduced operating margins and loss of market share.

     OUR FAILURE TO MAINTAIN OUR CURRENT RELATIONSHIPS WITH HOTEL CHAINS, TO DEVELOP NEW RELATIONSHIPS WITH OTHER HOTEL CHAINS AND TO ENTER INTO DEFINITIVE AGREEMENTS WITH THE FRANCHISEES OF THESE HOTEL CHAINS MAY RESULT IN OUR INABILITY TO INCREASE REVENUES OR ACHIEVE PROFITABILITY

     Although we are a vendor of interactive computerized Refreshment Centers for a number of premier hotel chains, these arrangements may not generate any sales or placements of our products. Due to the franchisor-franchisee relationship between many hotel chains and their hotel properties, even if we establish an exclusive or preferred vendor relationship with a hotel chain, we must also enter into definitive agreements with the franchisees of the hotel chain for the sale or placement of our products into the actual hotel properties. Further, our relationships with the hotel chains are arrangements that are subject to change. The failure to maintain our current relationships with hotel chains, secure additional relationships with hotel chains and enter into definitive agreements with franchisees of these hotel chains will harm our ability to install additional products and services and may result in our inability to increase revenues or achieve profitability.

     OUR ABILITY TO ESTABLISH TWO OR MORE THIRD PARTY TURNKEY MANUFACTURING SOURCES TO MEET OUR PROJECTED DEMAND IS DEPENDENT UPON OUR LIMITED EXPERIENCE IN DEALING WITH TURNKEY MANUFACTURERS AND MAY AFFECT THE NUMBER OF INSTALLATIONS UNDER OUR REVENUE SHARING PROGRAM

     Our Refreshment Centers require a limited amount of assembly at our St. George, Utah facility. Since our existing facility is not sufficient to meet our projected growth, we will either have to establish two or more third party turnkey manufacturing sources, expand our assembly facility or hold orders for our products unfulfilled. We presently intend to establish third party turnkey manufacturing sources to meet our projected demand.

     If our installations increase significantly, our ability to establish sufficient turnkey manufacturing sources will be critical to our future success. The selection of suitable turnkey manufacturers is subject to our limited experience in dealing with turnkey manufacturers and is dependent upon our ability to identify turnkey manufacturers who can assemble our products on a timely basis and in a quality manner. We have had preliminary discussions with several third parties to establish turnkey manufacturing arrangements, but we have not agreed to any of the terms of such arrangements. We cannot assure you that we will be able to locate satisfactory turnkey manufacturing sources and, if located, that the additional costs of such turnkey manufacturing sources will not erode our ability to achieve profitability.

     WE WILL BE UNABLE TO DELIVER AND INSTALL OUR PRODUCTS TO MEET OUR PROJECTED GROWTH UNLESS WE SUCCESSFULLY EXPAND OUR EXISTING INFRASTRUCTURE AND RECRUIT ADDITIONAL PERSONNEL FROM THE SMALL LABOR MARKET OF SOUTHERN UTAH

     By utilizing our financing arrangement with AMRESCO, we intend to expand our customer base for our current products and to develop and market new products and services. If we are successful, our business will require the implementation of expanded operational and financial systems, procedures and controls, billing functions, the training of a larger employee base, and increased coordination among our software, hardware, accounting, finance, marketing, sales and field service staffs. We will be unable to deliver and install our products to meet our projected growth unless we expand our existing infrastructure on a timely basis.

     Our assembly and service and installation departments are presently insufficient to assemble, install, manage and service our projected growth. While we are actively recruiting personnel for our assembly and service and installation departments to meet our future needs, southern Utah has a relatively small population base from which to hire qualified employees. If we cannot recruit additional personnel to meet our projected growth, we will not be able to deliver and install our products on a timely basis.

     WE MAY NOT BE SUCCESSFUL IN THE EXPANSION OF OUR BUSINESS TO THE HEALTHCARE AND TIME-SHARE INDUSTRIES AS WE HAVE HISTORICALLY OPERATED IN THE LODGING INDUSTRY

     We have traditionally focused our marketing efforts on the lodging industry. We are proposing to expand the marketing of our eRoomSystem, Refreshment Centers and eRoomSafes to the healthcare and time-share industries. As we have little or no experience in these new industries, we may not be successful in marketing our products and services outside of the lodging industry. As a result, we will be confronted with challenges and competition that we have never faced before. We cannot assure you that we will be able to meet the new challenges and competitors associated with these new industries.

     WE MAY NOT BE SUCCESSFUL IN THE EXPANSION OF OUR BUSINESS AS WE HAVE LITTLE OR NO EXPERIENCE WITH RESPECT TO OUR PROPOSED NEW PRODUCTS AND SERVICES, SUCH AS IN-ROOM ENERGY MANAGEMENT AND COORDINATION OF HOUSEKEEPING AND ENGINEERING ACTIVITIES

     Part of our growth strategy consists of expanding our offerings to include products and services we have not provided in the past. For example, following the establishment of our core business, we plan to offer new products and services, such as in-room energy management and coordination of housekeeping and engineering activities. As we have little or no experience with respect to these new products and services, we may not be successful in expanding our product offerings. As a result, we cannot assure you that we will be successful in expanding our products and services or that we will be able to meet the new challenges and competitors associated with the expansion of our products and services.

     ALTHOUGH WE HAVE ENTERED INTO CONFIDENTIALITY AND NON-COMPETE AGREEMENTS WITH MOST OF OUR EMPLOYEES AND CONSULTANTS, IF WE ARE UNABLE TO PROTECT OUR PROPRIETARY INFORMATION, SUCH AS THE SOFTWARE AND THE HARDWARE FOR OUR EROOMSYSTEM AND THE INFORMATION COLLECTED BY OUR EROOMSYSTEM, AGAINST UNAUTHORIZED USE BY OTHERS, OUR COMPETITIVE POSITION COULD BE HARMED

     We believe our proprietary information, including the software and the hardware for our eRoomSystem and the information collected by our eRoomSystem, is important to our competitive position and is a significant aspect of the products and services we provide. If we are unable to protect our proprietary information against unauthorized use by others, our competitive position could be harmed. We generally enter into confidentiality or non-compete agreements with most of our employees and consultants, and control access to and distribution of our documentation and other proprietary information. Despite these precautions, we cannot assure you that these strategies will be adequate to prevent misappropriation of our proprietary information. We could be required to expend significant amounts to defend our rights to proprietary information.

     OUR ABILITY TO MARKET OUR EROOMSYSTEM SUCCESSFULLY TO THE INTERNATIONAL LODGING INDUSTRY IS SUBJECT TO OUR INEXPERIENCE WITH, AND LACK OF KNOWLEDGE OF, THE INTERNATIONAL LODGING INDUSTRY, THE RELATIONSHIP ESTABLISHED BY OUR COMPETITORS WITH HOTEL OPERATORS IN EUROPE AND THE DIFFICULTIES ASSOCIATED WITH THE INSTALLATION OF OUR PRODUCTS

     Part of our growth strategy is to expand into the international lodging market. Our ability to initiate and maintain successful operations in international markets include, among others, compliance with foreign laws and regulations, fluctuations in foreign currency, general political and economic trends, and language and cultural differences. As the international lodging market represents only a small portion of our current business, we will have to allocate significant resources in order to promote our products internationally. Revenues from our current operations, let alone revenues from our proposed international operations, may not offset the expense of establishing and maintaining these international operations.

     We do not have sufficiently experienced management or sales personnel with relationships in international markets or a knowledge of the respective laws, political and economic environment, language and cultural differences or buying patterns of customers in those markets to effectively market and sell our products in international markets. For example, Bartech, Inc. and MiniBar America, Inc. have become the leaders in the minibar industry in Europe through their established relationships with numerous hotels. We may be required to enter into distributorship or other similar agreements for particular geographic areas. If so, we cannot assure you that we will be successful in soliciting the best distributors, or that if distributors are selected, that the additional costs of such distributors will not erode our ability to achieve profitable sales or revenue sharing arrangements for the placement of our products.

                          RISKS RELATED TO OUR INDUSTRY

     DUE TO THE HEIGHTENED REGULATORY ENVIRONMENT IN WHICH HOTEL-CASINOS OPERATE AND OUR INTENT TO MARKET TO THESE PROPERTIES, WE MAY BE SUBJECT TO INCREASED SCRUTINY BY A HOTEL-CASINO'S REGULATORY COMPLIANCE COMMITTEE WHICH HAS BROAD DISCRETION TO APPROVE OR FOREGO TRANSACTIONS WITH THIRD PARTIES

     Although hotel-casinos do not currently represent a material portion of our business, we anticipate that a significant portion of our growth will come from the hotel-casino market. Due to the heightened regulatory environment in which hotel-casinos operate, our operations may be subject to review by a hotel-casino's regulatory compliance committee to verify that its involvement with us would not jeopardize its gaming license. The regulatory compliance committee of a hotel-casino has broad discretion in determining whether or not to approve a transaction with a third party, which review typically includes the character, fitness and reputation of the third party and its officers, directors and principals. If our history or operations present problems for regulated customers or potential customers, such as hotel-casinos, we would either have to expend resources to address or eliminate the concerns or forego the business. Under either scenario, our ability to increase our revenues or achieve profitability may be negatively impacted.

                         RISKS RELATED TO THIS OFFERING

         OUR COMMON STOCK HAS TRADED PUBLICLY ONLY SINCE AUGUST 3, 2000 ON THE NASDAQ SMALLCAP MARKET AND, AS A RESULT, THERE CAN BE NO ASSURANCE THAT AN ACTIVE OR LIQUID TRADING MARKET WILL DEVELOP OR, IF DEVELOPED, WILL BE SUSTAINED

     Prior to August 3, 2000, there was no public market for our common stock. In conjunction with our initial public offering, our common stock was accepted for listing on the Nasdaq SmallCap Market. Although our common stock is currently quoted on the Nasdaq SmallCap Market, there can be no assurance that an active or liquid trading market in our common stock will develop or, if developed, be sustained. Further, if our stock price falls below $1.00, our common stock may be delisted from the Nasdaq SmallCap Market.

     OUR EXECUTIVE OFFICERS AND MEMBERS OF OUR BOARD OF DIRECTORS BENEFICIALLY OWN APPROXIMATELY 27.4% OF THE OUTSTANDING SHARES OF OUR COMMON STOCK, 26.3% FOLLOWING THE OFFERING, AND COULD LIMIT THE ABILITY OF OUR OTHER STOCKHOLDERS TO INFLUENCE THE OUTCOME OF DIRECTOR ELECTIONS AND OTHER TRANSACTIONS SUBMITTED TO A VOTE OF STOCKHOLDERS

     Our executive officers and members of our board of directors beneficially own 2,249,328 shares of common stock, or approximately 27.4% of the outstanding shares of our common stock, 26.3% following the offering. These stockholders will have the power to influence all matters requiring approval by our stockholders, including the election of directors and approval of mergers and other significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of eRoomSystem Technologies.

     OUR STOCK PRICE MAY FALL AS A RESULT OF THE 3,738,899 SHARES OF COMMON STOCK, OR APPROXIMATELY 50.6% OF OUR OUTSTANDING COMMON STOCK, THAT WILL BE ELIGIBLE FOR SALE SOON AFTER THE COMPLETION OF THIS OFFERING

     Sales of a substantial number of shares of common stock in the public market following this offering could cause the market price for our common stock to decline. Upon completion of this offering, and based upon assumptions set forth in this prospectus, there will be 7,392,145 outstanding shares of common stock, of which 541,180 shares are being registered pursuant to this prospectus and 1,800,000 shares were sold in our initial public offering which closed on August 9, 2000. All of these shares, representing approximately 31.7% of our outstanding shares of common stock, are immediately available for resale.

     In addition to these shares and in light of existing lock-up arrangements, up to 1,392,719 shares, or approximately 18.9% of our outstanding shares of common stock, will be immediately available for resale in accordance with Rule 144(k) under the Securities Act. These shares, along with the shares of common stock sold in our initial public offering and the shares registered in this offering, represent approximately 50.6% of our outstanding shares of common stock.

     Further, upon completion of this offering, we will have options and warrants outstanding to purchase 2,625,380 shares of our common stock, of which options and warrants to purchase 2,376,304 shares will be immediately exercisable. The underlying shares of common stock will be available for sale one year after the date of exercise subject to the restrictions set forth in Rule 144 under the Securities Act.

     The sale of a substantial number of shares of our common stock within a short period of time could cause our stock price to fall. In addition, the sale of these shares could impair our abilities to raise capital through the sale of additional common stock.

     DUE TO THE OUTSTANDING OPTIONS AND WARRANTS TO PURCHASE 2,625,380 SHARES OF COMMON STOCK FOLLOWING THE COMPLETION OF THIS OFFERING, INCLUDING OPTIONS GRANTED IN 2000 TO OUR CURRENT AND FORMER EXECUTIVE OFFICERS TO PURCHASE 947,844 SHARES OF COMMON STOCK, THE SALES OF THE SHARES RECEIVED UPON THE EXERCISE OF SUCH OPTIONS AND WARRANTS, OR THE PROSPECT OF SUCH SALES, COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK

     Upon the completion of this offering, we will have outstanding options and warrants to purchase 2,625,380 shares of common stock at exercise prices ranging from $1.00 to $16.00 per share. Of this amount, in 2000, we issued to current and former executive officers options to purchase 947,844 shares of common stock at exercise prices ranging from $1.58 to $9.60. To the extent that all or a portion of those options and warrants are exercised, the sales of such shares in the public market, or the prospect of such sales, could adversely affect the market price of our common stock.

     DUE TO OUR TWO-YEAR OBLIGATION NOT TO SELL SECURITIES OR ISSUE ANY OPTIONS OR WARRANTS TO PURCHASE OUR SECURITIES BELOW THE THEN CURRENT MARKET PRICE, OUR ABILITY TO RAISE ADDITIONAL CAPITAL IN THE FUTURE MAY BE IMPAIRED

     Pursuant to the underwriting agreement with Donald & Co. Securities Inc., or Donald, we have also agreed not to sell securities or issue options or warrants to purchase our securities below the current market price for two years. In addition, Donald has the right to appoint a designee to be an advisor to our board. This advisor will not be entitled to vote, but will be entitled to the same notices given and compensation paid to the members of our board.

     As a result of these obligations, Donald may be able to influence our future operations and our access to capital markets may be restricted. If our ability to raise additional capital is impaired, we may not be able to support our operations in the future.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     Some of the information in this prospectus contains forward-looking statements within the meaning of the federal securities laws. These statements include, among others, the following:

     --   the implementation of our operating and growth strategy; and

     --   our projected capital expenditures.

     These statements may be found under "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Determination of Offering Price," "Dividend Policy," "Selling Stockholders and Warrant Holders," "Plan of Distribution," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Forward-looking statements typically are identified by use of terms such as "may," "will," "would," "expect," "anticipate," "estimate" and similar words, although some forward-looking statements are expressed differently. You should be aware that our actual results could differ materially from those contained in forward-looking statements due to a number of factors, including:

     -- our ability to achieve corporate contracts with large hotel chains and definitive agreements with franchisees;

     --   our successful management of new product development;

     -- our ability to outsource the manufacture and assembly of our products effectively;

     --   our ability to finance our products effectively and profitably;

     --   our ability to maintain and expand our revenue sharing program;

     --   our ability to compete effectively in the lodging industry;

     -- our ability to successfully diversify into the international, healthcare and time-share markets;

     --   our ability to manage expansion effectively; and

     --   general economic and business conditions in our markets and industry.

     You should also consider carefully the statements under "Risk Factors" and other sections of this prospectus, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of shares of our common stock by selling stockholders or by warrant holders. To the extent that the warrant holders elect to exercise their warrants through the payment of cash instead of through a cashless exercise procedure, we will receive maximum proceeds in the amount of $910,950 from such exercises. There is no assurance that any of the warrants will be exercised or, if exercised, exercised through the payment of cash. To the extent that a portion of the warrants are exercised through the payment of cash, the proceeds received will be used for general working capital purposes.

     Although we have agreed to bear the expenses of the registration of the shares of common stock registered pursuant to this registration statement, we will not be responsible for any commissions and discounts of agents or broker-dealers and transfer taxes, if any, incurred by selling stockholders or warrant holders.

                         DETERMINATION OF OFFERING PRICE

     Our common stock is quoted and traded on the Nasdaq SmallCap Market under the trading symbol "ERMS" since August 3, 2000. The following table sets forth the high and low closing sale prices of our common stock, as reported by the Nasdaq SmallCap Market, during the periods indicated.


       CALENDAR QUARTER ENDED                    LOW                  HIGH
--------------------------------------     ----------------     ----------------
         September 30, 2000                     $4.5000               $6.3750
     December 31, 2000 (through                 $1.1250               $4.8750
         December 20, 2000)

     The last reported sale price of our common stock on the Nasdaq SmallCap Market on December 20, 2000 was $1.4375 per share. We are not aware of any public market for the warrants held by warrant holders.

                                 DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common stock. Our board presently, and for the foreseeable future, intends to retain all of our earnings, if any, for the development of our business. The declaration and payment of cash dividends in the future will be at the discretion of our board and will depend upon a number of factors, including, among others, our future earnings, operations, funding requirements, restrictions under our credit facility, our general financial condition and any other factors that our board considers important. Investors should not purchase our common stock with the expectation of receiving cash dividends.

     The terms of our Series A convertible preferred stock, Series B convertible preferred stock and Series C convertible preferred stock provided for annual cumulative dividends of 8%, 6% and 7%, respectively. Upon the consummation of our initial public offering on August 9, 2000, $250,124, $275,677 and $15,016 in dividends on our Series A, Series B and Series C convertible preferred stock, respectively, were due and payable. In addition, the previously outstanding shares of Series A convertible preferred stock, Series B convertible preferred stock and Series C convertible preferred stock were converted into shares of our common stock. All remaining accrued dividends of shares of common stock have been paid and all accrued dividends of cash will be paid upon the receipt from the remaining holders of the stock certificates for Series A convertible preferred stock and Series C convertible preferred stock for conversion into shares of common stock.

                    SELLING STOCKHOLDERS AND WARRANT HOLDERS

     The following table sets forth the name of each selling stockholder and warrant holder, the aggregate number of shares of common stock beneficially owned by each selling stockholder and warrant holder as of December 1, 2000, the aggregate number of shares of common stock that each selling stockholder and warrant holder may offer and sell pursuant to this prospectus and the percentage ownership of the outstanding shares of our common stock for each selling stockholder and warrant holder, including shares issuable upon the exercise of warrants.

     Because each selling stockholder or warrant holder may offer all or a portion of the shares of common stock offered by this prospectus at any time, and from time to time after the date hereof, no estimate can be made of the number of shares that each selling stockholder or warrant holder may retain upon completion of this offering. However, assuming all of the shares offered by this prospectus are sold after completion of this offering, none of the selling stockholders will own more than one percent of the shares of common stock outstanding, other than DayStar Partners, L.P.

     The beneficial ownership is calculated based on 7,050,965 shares of our common stock outstanding as of December 1, 2000 and 7,392,145 shares of our common stock outstanding after the offering. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of capital stock listed as owned by such person. Shares issuable upon the exercise of options that are currently exercisable, or become exercisable within sixty days of December 1, 2000, are considered outstanding for the purpose of calculating the percentage of outstanding shares of our common stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares of our common stock held by another individual. The information with respect to beneficial ownership of common stock held by each person is based upon record ownership data provided by our transfer agent, information as supplied or confirmed by selling stockholders or warrant holders or based upon our actual knowledge. Percentage ownership of less than 0.01% is indicated with an asterisk (*).

     Within the past three years, none of the selling stockholders or warrant holders have held any position or office with us or entered into a material relationship with us, with the exception of selling stockholders who provided us with a bridge loan in the principal amount of $1,500,000 on April 13, 2000. We repaid the loan from the proceeds of our initial public offering.

                                                                                                          PERCENTAGE
                                                                                                         OWNERSHIP OF
                                                               NUMBER OF SHARES     NUMBER OF SHARES      OUTSTANDING
                           NAME                               BENEFICIALLY OWNED     OFFERED HEREBY         SHARES
------------------------------------------------------------ --------------------- ------------------- ------------------
SELLING STOCKHOLDERS
  566768 Ontario Limited                                           33,333 shares       33,333 shares               *
  B.H. Capital Investments, L.P.                                   33,333 shares       33,333 shares               *
  Myra Heller                                                      19,335 shares       19,335 shares               *
  Rachelle Heller                                                  20,000 shares       20,000 shares               *
  Plazacorp Investments Limited                                    13,333 shares       13,333 shares               *
  Queens Centre Corner Limited                                     66,666 shares       66,666 shares               *
  Jay Smith                                                        14,000 shares       14,000 shares               *
      SUB-TOTAL                                                   200,000 SHARES      200,000 SHARES               *
WARRANT HOLDERS
  Charles Aikins                                                      750 shares          750 shares               *
  Dennis Arey, Jr.                                                  2,105 shares        1,650 shares           0.01%
  Barrington L. Barisic                                            42,979 shares        3,300 shares           0.54%
  Jerry T. Bellon                                                   3,300 shares        3,300 shares               *
  Leonard Brusseau                                                  1,875 shares        1,875 shares               *

                                                                                                          PERCENTAGE
                                                                                                         OWNERSHIP OF
                                                               NUMBER OF SHARES     NUMBER OF SHARES      OUTSTANDING
                           NAME                               BENEFICIALLY OWNED     OFFERED HEREBY         SHARES
------------------------------------------------------------ --------------------- ------------------- ------------------
  Harold Burton                                                       188 shares          188 shares               *
  Capitol Bay Securities                                           25,947 shares       23,627 shares           0.03%
  Shu E. Chen, M.D.                                                21,069 shares        6,600 shares           0.20%
  Georgia C. Chou                                                  27,479 shares        6,600 shares           0.28%
  Crist, Griffins, Schultz & Biorn Pension Fund                    14,048 shares        3,300 shares           0.15%
  Benjamin G. Davidian                                              2,166 shares        1,650 shares           0.01%
  DayStar Partners, L.P.                                          157,216 shares       33,000 shares           1.67%
  Rick B. Delamarter                                               12,656 shares        9,900 shares           0.04%
  Shoba Mohinani de Mirani                                         39,271 shares       16,500 shares           0.31%
  DeWitt Land and Investment Co.                                    4,086 shares        3,300 shares           0.01%
  Timothy L. Eide                                                   4,223 shares        3,300 shares           0.01%
  David W. and Linda C. Ellis                                       3,645 shares        3,300 shares               *
  Richard From                                                      3,938 shares        3,938 shares               *
  Jeffrey W. Gardiner                                              16,950 shares       16,950 shares               *
  Jerry Giles                                                       7,847 shares        7,425 shares           0.01%
  Golden Pheasant Ltd.                                             57,909 shares       18,150 shares           0.54%
  Harris & Eide Profit Sharing Plan FBO Donald K. Harris            4,230 shares        3,300 shares           0.01%
  Harris & Eide Profit Sharing Plan FBO Gregory M. Eide             4,042 shares        3,300 shares           0.01%
  Todd and Wendy Heldt                                              3,589 shares        3,300 shares               *
  Mindy Holmquist                                                     375 shares          375 shares               *
  Hunter Family Trust                                               7,666 shares        6,600 shares           0.01%
  Grant and Jean Hunter                                             3,536 shares        3,300 shares               *
  Stephen A. Hunter                                                 7,776 shares        7,050 shares           0.01%
  ICB International Commodities Brokers Ltd.                        3,751 shares        3,300 shares           0.01%
  T. Steven Ichishita IRA                                           5,192 shares        1,650 shares           0.05%
  T. Steven and Virgina Ichishita                                  10,314 shares        3,300 shares           0.09%
  J & L Weststeyn 1996 Family Trust                                 4,297 shares        3,300 shares           0.01%
  Jain Family Trust DTD 12/11/95                                    3,572 shares        3,300 shares               *
  Saurabh Jain                                                      4,232 shares        3,300 shares           0.01%
  Jet Resources, Inc.                                              25,275 shares        8,250 shares           0.23%
  Brett L. Johnson                                                  1,729 shares        1,650 shares               *
  Larry R. and Rosaleen L. Kamper                                  10,516 shares        3,300 shares           0.10%
  Kashkooli Family Trust DTD 6/27/91                               10,403 shares        3,300 shares           0.10%
  Steven Kay IRA                                                    6,559 shares        6,300 shares               *
  Larry Kelley                                                      3,750 shares        3,750 shares               *
  Joyce Kircher                                                       188 shares          188 shares               *
  Stephen C. Kircher                                               18,750 shares       18,750 shares               *
  Jerry D. Krug, Jr.                                                1,768 shares        1,650 shares               *
  Dan and Marcella Line                                             5,335 shares        3,300 shares           0.03%
  Peter Liu                                                           750 shares          750 shares               *
  Sean McBratney                                                    4,125 shares        4,125 shares               *
  Elizabeth McCarger                                                1,875 shares        1,875 shares               *
  Marla J. Modine-Solomon Revocable Trust                           7,919 shares        6,600 shares           0.02%
  Lloyd Moseby                                                        375 shares          375 shares               *
  Raghunath Mulukutla                                               4,200 shares        3,300 shares           0.01%

                                      -13

                                                                                                          PERCENTAGE
                                                                                                         OWNERSHIP OF
                                                               NUMBER OF SHARES     NUMBER OF SHARES      OUTSTANDING
                           NAME                               BENEFICIALLY OWNED     OFFERED HEREBY         SHARES
------------------------------------------------------------ --------------------- ------------------- ------------------

  Nyman Family Trust DTD 6/7/96                                     8,024 shares        7,425 shares           0.01%
  Robert G. Parrish                                                14,005 shares        3,300 shares           0.14%
  Dario M. Passalalpi                                               1,773 shares        1,650 shares               *
  Anthony Pescetti                                                  5,315 shares        1,650 shares           0.05%
  Robert Pirtlen IRA                                                8,056 shares        3,300 shares           0.06%
  Rossini Family Trust                                              8,250 shares        8,250 shares               *
  Rupp Family Trust                                                 1,872 shares        1,650 shares               *
  Richard Scott                                                       375 shares          375 shares               *
  Susan Stanberry                                                     750 shares          750 shares               *
  Dalel Tartak                                                      4,122 shares        1,650 shares           0.03%
  Gregory J. Vislocky                                               7,659 shares        6,788 shares           0.01%
  Kathy A. Wickard                                                  2,073 shares        1,650 shares           0.01%
  Michael J. Wiechers                                               3,642 shares        3,300 shares               *
  William & Carolyn Peterson Family Trust                           3,607 shares        3,300 shares               *
  Arlene Wilson                                                       188 shares          188 shares               *
  Al Woods                                                            375 shares          375 shares               *
  Gregory Yankovsky                                                   938 shares          938 shares               *
  Jim R. Yates II                                                   3,536 shares        3,300 shares               *
  Takashi Yoshida, M.D.                                            10,383 shares        3,300 shares           0.10%
  Zimbrich Family Trust                                            10,506 shares        3,300 shares           0.10%
  John D. and Cheryl Zimbrich                                      10,506 shares        3,300 shares           0.10%
      SUB-TOTAL                                                   721,901 SHARES      341,180 SHARES           5.15%
TOTAL                                                             921,901 SHARES      541,180 SHARES           5.15%

                              PLAN OF DISTRIBUTION

     We are registering the shares of common stock offered for sale by this prospectus on behalf of selling stockholders and warrant holders. As used in this section, "selling stockholders" and "warrant holders" include donees, pledgees, distributees, transferees or other successors-in-interest, including, without limitation, their respective affiliates and limited or general partners, all of which are referred to as a group below as transferees. Selling stockholders and warrant holders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

     We will pay all costs, expenses and fees in connection with the registration of the shares. Selling stockholders and warrant holders will pay all brokerage commissions, underwriting discounts, commissions, transfer taxes and other similar selling expenses, if any, associated with the sale of the shares of common stock by them. Shares of common stock may be sold by selling stockholders or warrant holders, from time to time, in one or more types of transactions (which may include block transactions) on the Nasdaq SmallCap Market or on any other market on which our common stock may, from time to time, be trading, in the over-the-counter market, in privately-negotiated transactions, through put or call options transactions relating to the shares, through short sales of such shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, fixed prices, varying prices determined at the time of sale or at negotiated prices.

     Selling stockholders and warrant holders will have the sole discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time. Such transactions may, or may not, involve brokers or dealers. To the best of our knowledge, selling stockholders or warrant holders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock offered by this prospectus; however, selling stockholders or warrant holders may enter into agreements, understandings or arrangements with an underwriter or broker-dealer regarding the sale of their shares in the future.

     Selling stockholders and warrant holders may effect such transactions by selling shares of common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals, or other agents. Such broker-dealers or other agents may receive compensation in the form of discounts, concessions, or commissions from selling stockholders and warrant holders and/or the purchasers of shares of common stock for whom such broker-dealers or other agents may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer or other agent might be in excess of customary commissions). Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder or a warrant holder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. There can be no assurance that all or any part of the shares offered hereby will be sold by selling stockholders and warrant holders.

     Selling stockholders and warrant holders may enter into hedging transactions with broker-dealers or other financial institutions with respect to the shares. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of the shares in the course of hedging the positions they assume with selling stockholders or warrant holders. Selling stockholders and warrant holders may also sell the shares short and redeliver the shares to close out the short positions. Selling stockholders and warrant holders may also enter into option or other transactions with broker-dealers or other financial institutions which require delivery of the shares to the broker-dealer or other financial institutions. Selling stockholders and warrant holders may also loan or pledge the shares to a financial institution or a broker-dealer and the financial institution or the broker-dealer may sell the shares loaned or upon a default the financial institution or the broker-dealer may effect sales of the pledged shares. Selling stockholders, warrant holders and any brokers, dealers or agents that participate in connection with the sale of shares of common stock might be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such brokers, dealers or agents and any profit on the resale of the shares sold by them, while acting as principals, might be deemed to be underwriting discounts or commissions under the Securities Act.

     We have agreed to indemnify selling stockholders against certain liabilities arising under the Securities Act with respect to any untrue statement, alleged untrue statement, omission or alleged omission of any material fact contained in, or required to be contained in, the registration statement for their shares or this prospectus. Selling stockholders and warrant holders may agree to indemnify any agent, dealer, broker-dealer or underwriter that participates in transactions involving sales of the shares of common stock offered pursuant to this prospectus against certain liabilities, including liabilities arising under the Securities Act. Because selling stockholders or warrant holders may be deemed to be "underwriters" within the meaning of the Securities Act, selling stockholders and warrant holders will be subject to the prospectus delivery requirements of the Securities Act and the rules promulgated thereunder and they may be subject to certain statutory liabilities under the Securities Act, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In addition, selling stockholders, warrant holders and any other person participating in the offering will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M under the Exchange Act, which may limit the timing of purchases and sales. These restrictions may affect the marketability of the common stock and the ability of any person to engage in market-making activities with respect to the common stock. Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under the terms of this prospectus. In addition, subject to applicable state and foreign laws, selling stockholders or warrant holders may sell their common stock outside the United States pursuant to Rules 903 and 904 of Regulation S under the Securities Act.

     To comply with the securities laws of certain jurisdictions, the shares of common stock offered by this prospectus may need to be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the shares of common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with. If a selling stockholder or a warrant holder notifies us that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker, dealer or underwriter, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act. In addition, to the extent required, we will amend or supplement this prospectus to disclose other material arrangements regarding the plan of distribution.

                             SELECTED FINANCIAL DATA

     This section presents selected historical financial data of eRoomSystem Technologies. You should read carefully the financial statements included in this prospectus, including the notes to the financial statements. The selected information in this section is not intended to replace the financial statements.

     We derived the selected consolidated statement of operations data presented below for each of our 1998 and 1999 fiscal years and the balance sheet data at December 31, 1998 and 1999 from our audited consolidated financial statements appearing elsewhere in this prospectus. We derived the selected consolidated statement of operations data presented below for each of our 1995, 1996 and 1997 fiscal years and the balance sheet data at December 31, 1995, 1996 and 1997 from our audited financial statements not appearing in this prospectus. We derived the selected consolidated statement of operations data below for each of our September 30, 1999 and 2000 nine month periods provided and the balance sheet data at September 30, 2000 from our unaudited interim consolidated financial statements.

                                                                                                        NINE MONTHS ENDED
                                                         YEARS ENDED DECEMBER 31,                         SEPTEMBER 30,
                                       ------------------------------------------------------------ -----------------------
                                          1995        1996        1997        1998         1999        1999        2000
                                       ----------- -----------  ----------  ----------  ----------- -----------  ----------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Product sales.....................    $    169    $    360     $  4,431    $    917    $    144    $     32     $   2013
  Revenue sharing arrangements......         129         269          133          46         213         261          155
  Maintenance fees..................          58          81          102          48         183         222          110
                                       ----------- -----------  ----------  ----------  ----------- -----------  ----------
     Total revenue..................         356         710        4,666       1,011         540         515        2,278
                                       ----------- -----------  ----------  ----------  ----------- -----------  ----------
Cost of revenue:
  Product sales.....................         221         625        3,203         711         118          26        1,469
  Revenue sharing arrangements......          50         110           55          21         166         143           36
  Maintenance fees..................          30          69           81          61          78          96           74
                                       ----------- -----------  ----------  ----------  ----------- -----------  ----------
     Total cost of revenue..........         301         804        3,339         793         362         265        1,579
                                       ----------- -----------  ----------  ----------  ----------- -----------  ----------
Gross margin (deficit)..............          55         (94)       1,327         218         178         250          699
                                       ----------- -----------  ----------  ----------  ----------- -----------  ----------
Operating expenses:
  Selling and general and
   administrative...................         771       1,439        1,330       2,062       2,493       1,252        2,570
  Research and development (exclusive
   of non cash compensation)........          89         271          216         284         271         207          188
                                       ----------- -----------  ----------  ----------  ----------- -----------  ----------
     Total operating expenses.......         860       1,710        1,546       2,346       2,764       1,459        2,758
                                       ----------- -----------  ----------  ----------  ----------- -----------  ----------
Loss from operations................        (805)     (1,804)        (219)     (2,128)     (2,586)     (1,209)      (2,059)
                                       ----------- -----------  ----------  ----------  ----------- -----------  ----------
Other income (expense):
  Interest expense..................         (73)       (430)        (809)     (1,923)     (1,445)     (1,157)      (1,313)
  Write-off of note receivable from
   stockholder......................           -           -            -           -           -           -         (390)
  Equity in income of unconsolidated,
   wholly owned subsidiary..........           -           -            -           -         148           -           30
  Interest and other income.........           1          15           28         313         211         200           82
                                       ----------- -----------  ----------  ----------  ----------- -----------  ----------
     Other income (expense), net....         (72)       (415)        (781)     (1,610)     (1,086)       (957)      (1,591)
                                       ----------- -----------  ----------  ----------  ----------- -----------  ----------
Loss before extraordinary loss......        (877)     (2,219)      (1,000)     (3,738)     (3,672)     (2,166)      (3,650)
Extraordinary loss, net of income
  taxes.............................           -           -            -        (407)          -           -            -
                                       ----------- -----------  ----------  ----------  ----------- -----------  ----------
Net loss............................    $   (877)   $ (2,219)    $ (1,000)   $ (4,145)   $ (3,672)   $ (2,166)    $ (3,650)
                                       =========== ===========  ==========  ==========  =========== ===========  ==========
Dividends related to convertible
  preferred stock...................    $      -    $      -     $      -    $    (19)   $   (607)   $   (154)    $ (5,604)
                                       =========== ===========  ==========  ==========  =========== ===========  ==========

Loss attributable to common
  stockholders......................    $   (877)   $ (2,219)    $ (1,000)   $ (4,164)   $ (4,279)   $ (2,320)    $ (9,254)
                                       =========== ===========  ==========  ==========  =========== ===========  ==========
Basic and diluted loss per common
  share.............................    $  (1.56)   $  (2.61)    $  (0.76)   $  (1.37)   $  (1.33)   $  (0.65)    $  (2.93)
                                       =========== ===========  ==========  ==========  =========== ===========  ==========


                                                                                                        NINE MONTHS ENDED
                                                         YEARS ENDED DECEMBER 31,                         SEPTEMBER 30,
                                       ------------------------------------------------------------ -----------------------
                                          1995        1996        1997        1998         1999        1999        2000
                                       ----------- -----------  ----------  ----------  ----------- -----------  ----------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Basic and diluted weighted average
  common shares outstanding.........         560         850        1,314       3,029       3,221       3,588        3,159
                                       =========== ===========  ==========  ==========  =========== ===========  ==========

BALANCE SHEET DATA:
Cash................................         236         188          330           2         113                    5,427
Working capital (deficit)...........        (666)     (2,191)      (3,702)     (3,358)     (2,651)                   4,713
Total assets........................       1,316       2,911        2,429       2,520       4,351                    9,691
Long-term liabilities...............       1,270       2,340           83          63         867                       37
Total stockholders' equity (deficit)        (986)     (2,666)      (2,441)     (2,428)        (24)                   7,653


-----------
(1) See Note 2 of the notes to our consolidated financial statements for an explanation of the determination of the number of shares used in computing per share data.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with our financial statements and notes to our financial statements, included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors," "Special Note Regarding Forward-Looking Information" and elsewhere in this prospectus.

     OVERVIEW

     eRoomSystem Technologies, Inc. is a Nevada corporation incorporated on August 31, 1999. Our core business is the development and installation of an intelligent, in-room computer platform and communications network, or the eRoomSystem, for the lodging industry. The eRoomSystem is a computerized platform and processor-based system designed to collect and control data. The eRoomSystem supports our fully-automated and interactive eRoomServ Refreshment Centers, or Refreshment Centers, electronic room safes, or eRoomSafes, and other proposed applications. These other applications include, or will include, information management services, in-room energy management capabilities, credit card/smart card capabilities for direct billing and remote engineering and maintenance services.

     Our interactive Refreshment Centers provide hotel guests with a selection of up to 33 different beverages and snacks and offer the lodging industry an opportunity to capture additional in-room revenues and reduce operating costs. Our eRoomSafes have sufficient storage space for large items such as laptop computers, video cameras and briefcases and generate additional revenue. Our products interface with the hotel's property management system through our eRoomSystem communications network. The hotel's property management system posts usage of our products directly to the hotel guest's room account.

     The solutions offered by our eRoomSystem and related products have allowed us to install our products and services in several premier hotel chains, including Marriott International, Doubletree Hotels and Bass Hotels. We believe that our hotel relationships will provide us with the opportunity to install our eRoomSystem and related products in premier hotels.

     One of the byproducts of our technology is the information we have collected since our first product installation. To date, we have collected over twelve million room-nights of data. Through our eRoomSystem, we are able to collect information regarding the usage of our products on a real-time basis. We use this information to help our customers increase their operating efficiencies. Following the establishment of our core business, we also intend to market this information to suppliers of goods sold in our Refreshment Centers and to other users desiring information on the buying patterns of hotel guests for goods and services.

     We believe that our eRoomSystem and developing technologies will provide a foundation for expansion into the healthcare and time-share industries. We will be able to provide healthcare facilities with a comprehensive room information and management system that will allow these facilities to provide patients with a wide array of in-room amenities not available to them in the past. These amenities will include Refreshment Centers, eRoomSafes, direct dial long distance, on-demand movies and other products and services commonly found in a hotel room. Similar opportunities exist in the time-share industry. By offering a direct credit card billing system, a healthcare or time-share facility can offer similar services available in hotels.

     DESCRIPTION OF REVENUES

     In the past, we have received substantially all of our revenues from the sale or placement under a revenue sharing program of our products in hotels, and we expect that these revenues will account for a substantial majority of our revenues for the foreseeable future. We also generate revenues from maintenance and support services. Our dependence on the lodging industry, including their guests, makes us vulnerable to downturns in the lodging industry caused by the general economic environment. Such a downturn could result in some hotels delaying or declining to purchase or place our products or failing to renew our maintenance agreements, or it could result in fewer purchases by hotel guests of goods and services from our products installed in hotels. Time spent by individuals on travel and leisure is typically discretionary for consumers and may be particularly affected by adverse trends in the general economy. The success of our operations depends, in part, upon discretionary consumer spending and economic conditions affecting disposable consumer income such as employment, wages and salaries, business conditions, interest rates, availability of credit and taxation.

     Historically, we have been restricted in our ability to market our products due to limited working capital. Prior to 1998, our marketing efforts focused primarily on selling our products. In 1998, as a result of the lodging industry's general lack of available financing or capital for the purchase of equipment, we modified our business model to emphasize our revenue sharing program as our primary product placement program. As a result of our shift in focus to our revenue sharing program, our gross revenues decreased in 1998 and 1999 and significantly greater capital requirements were added to our business model. However, our revenue sharing program provides us with an ongoing seven-year revenue stream under each revenue sharing agreement. Because many of our customers in the lodging industry traditionally have limited capacity to finance the purchase of our products, we designed our revenue sharing program to require little or no upfront cost to our customers.

     Through our revenue sharing plan, we install our products at little or no cost to our customers and share in the recurring revenues generated from sales of goods and services related to our products. Ownership of the eRoomSystems, Refreshment Centers and eRoomSafes is retained by us throughout the term of the revenue sharing agreements. We retain the right to re-deploy any systems returned to us upon the expiration or earlier termination of the revenue sharing agreements. We believe that our revenue sharing program will increase future placements of our products; however, we cannot assure you that we will be successful in this effort.

     We have experienced substantial fluctuations in revenues from period-to-period as a result of limited working capital to fund the assembly of our products and to maintain sufficient component inventories. In addition to limited working capital, fluctuations in revenues have partially resulted from the transition to our revenue sharing program under which revenues are recognized over the seven-year life of the contract instead of immediately upon installation of the product.

     We anticipate that the majority of our revenues will result from the placement of our products pursuant to our revenue sharing program, followed by sales and, to a lesser extent, from maintenance agreements. We project that we will receive approximately 60% of the recurring revenues from the sale of goods and services generated by the Refreshment Centers and eRoomSafes placed under the revenue sharing agreements. Our customers receive the remainder of the recurring revenues. AMRESCO will be paid from our portion of the revenues. Over the term of a revenue sharing agreement, we estimate that the revenues over the initial years are sufficient for us to recover our costs.

     We have installed more than 13,000 Refreshment Centers and 5,500 eRoomSafes primarily in the United States, as well as in Brazil, Canada and the Bahamas. We intend to continue to offer our products domestically and internationally to the lodging industry, and tailor our products and services for introduction into the healthcare and time-share industries.

     Following the establishment of our core business, we also plan to increase our revenues by bundling additional products and services with our current products, such as our in-room energy management system and information management services. We anticipate that as the installation base of our products increases, the marketability and value of the information we collect and manage will increase. We also expect to generate revenue from the packaging and marketing of our information-based data as our installation base expands.

     REVENUE RECOGNITION

     Revenues from sales of our products are recognized upon completion of installation and acceptance by the customer. Revenues from the placement of our Refreshment Centers and eRoomSafes under our revenue sharing program are accounted for similar to an operating lease, with the revenues recognized as earned over the term of the agreement. In some instances, our revenue sharing agreements provide for a guaranteed minimum daily payment by the hotel. We negotiate our portion of the revenues generated under our revenue sharing program based upon the cost of the equipment installed and the estimated daily sales per unit for the specific customer. We seek a gross profit margin of 40% on either the sale, or placement through our revenue sharing program, of Refreshment Centers and eRoomSafes.

     We enter into installation, maintenance and license agreements with our customers. Installation, maintenance and license revenues are recognized as the services are performed, or pro rata over the service period.

We defer all revenue paid in advance relating to future services and products not yet installed and accepted by our customers.

     We anticipate profit margins will increase as a result of greater placement of our products pursuant to our revenue share program. We also expect to improve our future profit margins if we are successful in obtaining revenues through the sale of higher-priced, higher-margin, value added products such as our proposed in-room energy management system and our information management services.

     Maintenance fees are expected to constitute a greater percentage of total revenues in the future due to our focus on revenues generated from our revenue sharing program, which requires maintenance agreements. Our installation, maintenance and license agreements stipulate that we collect a maintenance fee per Refreshment Center per day to be paid monthly. We expect to generate gross profit margins of 50% from our maintenance-related revenues. We base this expectation on our historical cost of maintenance of less than $0.04 per unit per day and, pursuant to our maintenance agreements, our projected receipt of $0.08 per unit per day.

     DESCRIPTION OF EXPENSES

     Cost of product sales consists primarily of production, shipping and installation costs. Cost of revenue sharing arrangements consists primarily of depreciation of capitalized costs for the products placed in service. We capitalize the production, shipping, installation and sales commissions related to the Refreshment Centers and eRoomSafes placed under revenue sharing agreements. Cost of maintenance fee revenues primarily consists of expenses related to customer support and maintenance.

     Selling, general and administrative expenses include selling expenses consisting primarily of advertising, promotional activities, trade shows and personnel-related expenses and general and administrative expenses consisting primarily of professional fees, salaries and related costs for accounting, administration, finance, human resources, information systems and legal personnel.

     Research and development expenses consist of payroll and related costs for hardware and software engineers, quality assurance specialists, management personnel, and the costs of materials used by these employees in the development of new or enhanced product offerings.

     In accordance with Financial Accounting Standards Board, or FASB, Statement of Financial Accounting Standards, or SFAS, No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," development costs incurred in the research and development of new software products to be sold, leased or otherwise marketed are expensed as incurred until technological feasibility in the form of a working model has been established. Internally generated capitalizable software development costs have not been material to date. We have charged our software development costs to research and development expense in our consolidated statements of operations.

     RESULTS OF OPERATIONS

     The following table sets forth selected statement of operations data as a percentage of total revenues for the years and nine month periods indicated:

                                                                                                   Nine months
                                                               Year ended December 31,         ended September 30,
                                                                 1998           1999           1999           2000
                                                             -------------- -------------- -------------- --------------
Statement of Operations Data:
Revenue:
   Product sales..........................................         90.6%          26.7            6.3%          88.3%
   Revenue share arrangements.............................          4.6           39.5           50.6            6.8
   Maintenance fees.......................................          4.8           33.8           43.1            4.9
                                                             -------------- -------------- -------------- --------------
      Total revenue.......................................        100.0          100.0          100.0          100.0
                                                             -------------- -------------- -------------- --------------
Cost of revenue:
   Product sales..........................................         70.3           21.8            5.1           64.5
   Revenue share arrangements.............................          2.1           30.7           27.8            1.6
   Maintenance............................................          6.0           14.6           18.6            3.2
                                                             -------------- -------------- -------------- --------------
      Total cost of revenue...............................         78.4           67.1           51.5           69.3
                                                             -------------- -------------- -------------- --------------
Gross margin..............................................         21.6           32.9           48.5           30.7
                                                             -------------- -------------- -------------- --------------

Operating expenses:


   Selling and general and administrative.................        203.9          461.2          243.1          112.8
   Research and development (exclusive of non-cash
    compensation) ........................................         28.1           50.2           40.1            8.2
                                                             -------------- -------------- -------------- --------------
      Total operating expenses............................        232.0          511.4          283.2          121.0
                                                             -------------- -------------- -------------- --------------
Loss from operations......................................       (210.4)        (478.5)        (234.7)         (90.3)
                                                             -------------- -------------- -------------- --------------
Other income (expense):
   Interest expense.......................................       (190.1)        (267.2)        (224.8)         (57.6)
   Write-off of note receivable...........................         --             --             --            (17.1)
   Equity in income of unconsolidated, wholly owned
    subsidiary............................................         --             27.3           --              1.3
   Interest and other income..............................         30.9           39.0           39.0            3.6
                                                             -------------- -------------- -------------- --------------
      Other expense, net..................................       (159.2)        (200.9)        (185.8)         (69.8)
                                                             -------------- -------------- -------------- --------------
Loss before income taxes and extraordinary loss...........       (369.6)        (679.4)        (420.5)        (160.1)
Loss before extraordinary loss............................       (369.6)        (679.4)        (420.5)        (160.1)
Extraordinary loss, net of income taxes...................        (40.3)          --             --             --
                                                             -------------- -------------- -------------- --------------
Net loss..................................................       (409.9)%       (679.4)%       (420.5)%       (160.1)%
                                                             ============== ============== ============== ==============

Dividends related to convertible preferred stock..........         (1.8)        (112.3)         (29.9)        (246.0)
                                                             ============== ============== ============== ==============
Loss attributable to common stockholders..................       (411.7)%       (791.7)%       (450.4)%       (406.1)%
                                                             ============== ============== ============== ==============

     NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

     REVENUES

     Product Sales -- Our revenue from product sales was $32,374 in revenues from product sales in the nine months ended September 30, 1999 compared to $2,012,788 in the nine months ended September 30, 2000, representing an increase of $1,980,414. The increase in revenue from product sales was due to increased orders and the fulfillment of orders that we were previously unable to install due to our pre-initial public offering cash constraints.

     Revenue Sharing Arrangements -- Our revenue from revenue sharing arrangements was $260,422 for the nine months ended September 30, 1999 and $155,156 for the nine months ended September 30, 2000, representing a decrease of $105,266, or 40%. The decrease in revenue from revenue sharing arrangements was due primarily to the transfer of Refreshment Centers to RSi BRE, Inc., a wholly-owned subsidiary. Because RSi BRE is not consolidated, the related revenues are not included in our financial statements. Rather, we record our equity in RSi BRE's income for each respective period. The revenue sharing revenue for these units was recognized as revenue sharing income during the nine months ended September 30, 1999, and accordingly was not recognized for the nine months ended September 30, 2000.

     Maintenance Fee Revenue -- Our maintenance fee revenue was $222,303 for the nine months ended September 30, 1999 and $110,400 for the nine months ended September 30, 2000, representing a decrease of $111,903, or 50%. The decrease in maintenance for revenue was due primarily to the expiration of maintenance contracts representing 753 units and the transfer of Refreshment Centers to RSi BRE. Because RSi BRE is not consolidated, the related revenues are not included in our financial statements. Rather, we record our equity in RSi BRE's income for each respective period.

     COST OF REVENUE

     Cost of Product Sales Revenue -- Our cost of product sales revenue was $26,479 for the nine months ended September 30, 1999 compared to $1,468,891 for the nine months ended September 30, 2000, an increase of $1,442,412. The increase in cost of product sales revenue was due to the sale of 1,624 Refreshment Centers and 907 eRoomSafes during the nine months ended September 30, 2000. The gross margin percentage on revenue from product sales revenue was 27% in the nine months ended September 30, 2000 compared to 18% for the nine months ended September 30, 1999. The increase in gross margin percentage on product sales revenue resulted from efficiencies obtained in increased production volume.

     Cost of Revenue Sharing Revenue -- Our cost of revenue sharing revenue was $143,245 for the nine months ended September 30, 1999 and $36,136 for the nine months ended September 30, 2000, representing a decrease of $107,109, or 75%. The decrease in the cost of revenue sharing revenue was due to the transfer of Refreshment Centers to RSi BRE. The gross margin percentage on revenue sharing revenue was 45% in the nine months ended September 30, 1999 and 77% in the nine months ended September 30, 2000. The increase in gross margin percentage on revenue sharing revenue resulted from the transfer to RSi BRE of Refreshment Centers that had more extensive service requirements.

     Cost of Maintenance Revenue -- Our cost of maintenance revenue was $95,590 for the nine months ended September 30, 1999 and $74,762 for the nine months ended September 30, 2000, representing a decrease of $20,808, or 22%. The gross margin percentage on maintenance revenues was 57% in the nine months ended September 30, 1999 and 32% in the nine months ended September 30, 2000. The decrease in our cost of maintenance revenue was primarily due to the expiration of contracts representing 1,058 units. The decrease in gross margin percentage was primarily due to the expense associated with the repair of a third party manufacturing defect that may be recoverable.

     OPERATING EXPENSES

     Selling, General and Administrative -- Selling, general and administrative expenses, exclusive of non-cash compensation expense, were $1,252,404 for the nine months ended September 30, 1999 and $2,066,595 for the nine months ended September 30, 2000, representing an increase of $814,191, or 65%. Selling, general and administrative expenses represented 243% of our total revenues in the nine months ended September 30, 1999 and 91% of our total revenues in the nine months ended September 30, 2000. The increase in selling, general and administrative expenses was primarily due to the increased payroll and advertising expense in anticipation of increased sales activities. In addition, we experienced an increase in legal and investor relations expenses in the nine months ended September 30, 2000.

     Research and Development Expenses -- Research and development expenses were $206,530 for the nine months ended September 30, 1999 and $187,932 for the nine months ended September 30, 2000, representing a decrease of $18,598, or 9%. Research and development expenses represented 40% of our total revenue in the nine months ended September 30, 1999 and 8% of our total revenue in the nine months ended September 30, 2000. The decrease in research and development expenses resulted from the reorganization of the research and development department in an effort to maximize the efficiency of its operation.

     Non-Cash Compensation Expense -- Non-cash compensation expense was $0 for the nine months ended September 30, 1999 and $503,676 for the nine months ended September 30, 2000. The non-cash compensation expense recorded in the nine months ended September 30, 2000 resulted from options and warrants issued.

     Other Income (Expense), Net -- Other expense was $956,893 for the nine months ended September 30, 1999 and $1,590,673 for the nine months ended September 30, 2000, representing an increase of $633,780, or 66%.

The increase in other expense is due primarily to interest expense and the write-off of a stockholder receivable from $390,000 to $0.

     LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS

     We incurred losses attributable to common stockholders of $2,320,017 and $9,254,252 during the nine months ended September 30, 1999 and 2000, respectively. The $6,934,235 increase in the loss attributable to common stockholders was due primarily to increased selling, general and administrative expenses, the non-cash compensation expense discussed above, increased interest expense, the write-off of a $390,000 stockholder receivable and a $5,449,956 increase in dividends related to convertible preferred stock. We have continued to incur losses subsequent to September 30, 2000 and, as a result, have experienced an increase in accumulated deficit. We believe that we will continue to incur losses for a period of time.

     YEARS ENDED DECEMBER 31, 1999 AND 1998

     REVENUES

     Product Sales -- Our product sales revenue was $916,650 in 1998 and $144,282 in 1999, representing a decrease of $772,368, or 84%, from 1998 to 1999. During 1998, we shifted our focus from selling products to placing products pursuant to our revenue sharing program. Additionally, during 1998, we produced and placed approximately 2,000 refreshment centers under revenue share arrangements which subsequently have been transferred to RSi BRE, an unconsolidated, wholly-owned subsidiary. Because RSi BRE is not consolidated, the related revenues are not included in our financial statements. Rather, we record our equity in RSi BRE's income for each respective period. The decrease from 1998 to 1999 was due to our transition from product sales to placement of our products pursuant to our revenue sharing program, a lack of sufficient working capital and an additional 436 refreshment centers which were produced and installed in 1999, but which have been transferred to RSi BRE.

     Revenue Sharing Arrangements -- Our revenue from revenue sharing arrangements was $46,524 in 1998 and $213,654 in 1999, representing an increase of $167,130, or 359%, from 1998 to 1999. During 1998, we began placing products under revenue sharing arrangements after we shifted our focus from sales of products. The increase from 1998 to 1999 was due to our continuing transition from product sales to placement of our products pursuant to our revenue sharing program.

     Maintenance Fee Revenues -- Our maintenance fee revenues were $48,288 in 1998 and $182,581 in 1999, representing an increase of $134,293, or 278%, from 1998 to 1999. The increase from 1998 to 1999 was due primarily to maintenance revenues we earn related to the Refreshment Centers owned by RSi BRE. We perform the maintenance of the RSi BRE units and accordingly receive the maintenance revenues. The increase was also due to our placement of additional products pursuant to our revenue sharing program.

     COST OF REVENUE

     Cost of Product Sales Revenue -- Our cost of product sales revenue was $711,355 in 1998 and $118,010 in 1999, representing a decrease of $593,345, or
83%, from 1998 to 1999. The gross margin percentage on product sales was 22% in 1998 and 18% in 1999. The decrease in gross margin percentage on product sales from 1998 to 1999 primarily resulted from further reductions in production and corresponding increases in the cost per unit and fixed costs from unapplied overhead costs.

     Cost of Revenue Sharing Revenue -- Our cost of revenue sharing revenue was $21,104 in 1998 and $165,995 in 1999, representing an increase of $144,891, or 687%, from 1998 to 1999. The gross margin percentage on revenue sharing revenue was 55% in 1998 and 22% in 1999. The decrease in gross margin percentage on revenue sharing revenue from 1998 to 1999 resulted from the impact of placing more expensive Refreshment Centers, which included eRoomSafes, without a corresponding increase in the related revenues. When we initially began including eRoomSafes with Refreshment Centers, our intent was that a separate charge would be paid by the hotel guest for use of the safe. However, separate charges were not consistently implemented by the hotels. Subsequently, we have adjusted the percentage of revenues allocated to us when eRoomSafes are included.

     Cost of Maintenance Revenue -- Our cost of maintenance revenue was $60,797 in 1998 and $78,518 in 1999 representing an increase of $17,721, or 29%, from 1998 to 1999. The gross margin percentage on maintenance revenues was (26%) in 1998 and 57% in 1999. The increase in gross margin percentage from 1998 to 1999 was mainly due to the placement of additional units which enabled us to cover our fixed overhead costs.

     OPERATING EXPENSES

     Selling, General and Administrative -- Selling, general and administrative expenses, exclusive of non-cash compensation expense, were $2,058,150 in 1998 and $2,387,811 in 1999, representing an increase of $329,661, or 16%, from 1998 to 1999. Selling, general and administrative expenses represented 204% of our total revenues in 1998 and 442% of our total revenues in 1999. The increase from 1998 to 1999 was primarily due to the creation of an allowance for bad debts on notes receivable to purchase shares of preferred stock.

     Research and Development Expenses -- Research and development expenses were $284,532 in 1998 and $271,230 in 1999, representing a decrease of $13,302, or
5%, from 1998 to 1999. Research and development expenses represented 28% of our total revenue in 1998 and 50% of our total revenue in 1999.

     Non-Cash Compensation Expense -- Non-cash compensation expense was $3,955 in 1998 and $105,005 in 1999. The compensation expense recorded in 1998 related to the issuance of 938 options to a consultant for services rendered. During the year ended December 31, 1999, the non-cash compensation expense was due to the issuance of options to purchase 63,711 shares of common stock to non-employees for services rendered and the issuance of 3,134 shares of common stock for services rendered.

     Other Income (Expense), Net -- Interest expense was $1,922,638 in 1998 and $1,444,532 in 1999, representing a decrease of $478,106, or 25%, from 1998 to 1999. The decrease is due primarily to the conversion of $2.3 million of borrowings to equity during 1998 and the corresponding decrease in related interest expense and amortization of deferred financing costs.

     Income Taxes -- As of December 31, 1999, we had net operating loss carryforwards for federal and state income tax reporting purposes of approximately $10.3 million that expire at various dates from 2008 to 2019. We had net deferred tax assets, including our net operating loss carryforwards and other temporary differences between book and tax deductions, totaling approximately $3.7 million as of December 31, 1999. A valuation allowance in the amount of $3.7 million has been recorded as of December 31, 1999 as a result of uncertainties regarding the realizability of the net deferred tax assets.

     LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS

     We incurred losses attributable to common stockholders of $4,164,037 in 1998 and $4,279,444 in 1999. The increase in 1999 was due primarily to the $607,269 of dividends in 1999 offset by revenue and expenses discussed above and extraordinary loss on the extinguishment of debt of $407,000 in 1998.

     DIVIDENDS RELATED TO CONVERTIBLE PREFERRED STOCK

     During 1998, we obtained equity capital through the issuance of Series A convertible preferred stock which provides for annual cumulative dividends of 8%. The outstanding shares of Series A convertible preferred stock were converted to common stock upon the closing of our initial public offering. In connection with the Series A convertible preferred stock, we have recorded an additional dividend of $1.8 million to reflect the contingent beneficial conversion feature of our Series A convertible preferred stock, a conversion feature that provides for conversion at a ratio greater than one-to-one. The dividends on Series A convertible preferred stock represented $18,541 in 1998, $144,000 in 1999 and $87,585 in the nine months ended September 30, 2000. We have paid $146,410 of these dividends through September 30, 2000. As for the remaining dividends, we have placed the funds in a separate account where the funds for the remaining dividends will be released upon the receipt from stockholders of their Series A convertible preferred stock certificates for conversion into common stock.

     During 1999, we obtained equity capital through the issuance of Series B convertible preferred stock which provides for annual cumulative dividends of 6%. The dividends on the Series B convertible preferred stock are payable in shares of common stock and represented $141,899 in 1999 and $275,679 in the nine months ended

September 30, 2000. The outstanding shares of Series B convertible preferred stock were converted into 2,135,056 shares of common stock upon the closing of our initial public offering. The holders of Series B convertible preferred stock received a $1,249,008 beneficial conversion feature at the date of issuance and an additional $2,498,016 beneficial conversion feature on March 29, 2000 in connection with our three-for-four reverse stock split. In addition, the amendment and restatement of the Certificate of Designation for Series B convertible preferred stock on April 12, 2000 which modified the conversion rate required the recognition of an additional beneficial conversion feature. This beneficial conversion feature was valued at $1,249,008 and was accrued as a dividend between the date of issuance of the Series B convertible preferred stock and August 9, 2000, of which $927,638 was recognized during 2000.

     During March and April 2000, we obtained equity capital through the issuance of Series C convertible preferred stock which provides for annual cumulative dividends of 7%. The outstanding shares of Series C convertible preferred stock were converted into 178,318 shares of common stock upon the closing of our initial public offering. Upon the closing of our initial public offering, $15,016 of dividends were payable, of which $6,124 have been paid through September 30, 2000. As for the remaining dividends, we have placed the funds in a separate account where the funds for the remaining dividends will be released upon the receipt from the holders of stock certificates for Series C convertible preferred stock for conversion into common stock.

     LIQUIDITY AND CAPITAL RESOURCES

     On August 9, 2000, we consummated our initial public offering for 1,800,000 shares of common stock. We received gross proceeds of $11.7 million and, after deducting the underwriting discounts and commissions and the offering expenses, net proceeds of approximately $9.86 million. We also registered 270,000 shares of common stock pursuant to the same registration statement as part of an over-allotment option granted to the underwriters. The underwriters had 30 days from the effective date of the registration statement, or until September 1, 2000, to exercise the over-allotment option, but did not do so. The net offering proceeds have been and will be used for funding the production and installation of our products and services, the repayment of a substantial portion of our outstanding indebtedness and related accrued interest, the payment of cash dividends on our Series A and Series C convertible preferred stock, our advertising and promotional expenses, additional research and development to improve our existing products and services and to develop our future products and services, and general corporate purposes and working capital.

     As of September 30, 2000, we had cash of $5,427,460 and working capital of $4,712,819 compared to cash of $113,252 and a working capital deficit of $2,650,616 at December 31, 1999. The increases in cash and working capital were the result of cash provided by our initial public offering, net of cash being used in operations, investment in RSi BRE, increases in inventories and decreases in deferred offering and financing costs. These uses of cash were offset, in part, by the proceeds from our Series C convertible preferred stock offering and the proceeds from the issuance of promissory notes. Our stockholders' equity improved from a deficit of $23,852 at December 31, 1999 to stockholders' equity of $7,652,722 at September 30, 2000. The improvement in stockholders' equity primarily resulted from proceeds of our initial public offering, net of the net loss for the nine months ended September 30, 2000. Our accumulated deficit increased from $13,684,041 at December 31, 1999 to $22,938,292 at September 30, 2000. The increase in accumulated deficit resulted primarily from the triggering of a beneficial conversion feature at the time of our initial public offering and the net loss from operations. We anticipate that our accumulated deficit will continue to increase for a period of time.

     We believe that our current cash on hand and the anticipated funds from our long-term equipment financing arrangement will be sufficient to meet our capital expenditures and working capital requirements, including those from our planned expansion, for at least the next twelve months. However, we cannot assure you that we will receive any funds from AMRESCO. We may also need to raise additional funds to support more rapid expansion, respond to competitive pressures, invest in our new technology offerings and other product offerings or respond to unanticipated requirements. We cannot assure you that additional financing will be available to us in amounts or on terms acceptable to us. If sufficient funds are not available, or are not available on acceptable terms, our ability to fund our expansion, take advantage of additional product development opportunities, develop or enhance our products or services, or otherwise respond to competitive pressures could be significantly limited.

     Our net cash used in operating activities for the nine months ended September 30, 2000 was $2,217,450. Cash used in operating activities was primarily attributable to a net loss of $3,650,321, excluding non-cash compensation expense of $503,676. Our net cash used in operating activities for the nine months ended September 30, 1999 was $527,271. Cash used in operating activities was primarily attributed to increases in inventory and offset by increases in accrued liabilities.

     Our primary investing activities have historically consisted of expenditures relating to our revenue sharing program and for property and equipment. Net cash used in investing activities was $1,868,620 and $972,794 in the nine months ended September 30, 1999 and 2000, respectively. Investing activities for the nine months ended September 30, 2000 consisted of an increase of refreshment centers placed in service, purchases of property and equipment and additional investments in RSi BRE. Investing activities for the nine months ended September 30, 1999 consisted of additions to refreshment centers in service and purchases of property and equipment. We expect our investing activity to continue to increase in the fourth quarter of 2000 due to an increased placement of our products under our revenue sharing program. Additionally, we anticipate that we will experience an increase in our capital expenditures and lease commitments for property and equipment consistent with anticipated growth in operations, infrastructure and personnel.

     Our financing activities provided $8,504,452 of cash for the nine months ended September 30, 2000 compared to $2,500,697 for the nine months ended September 30, 1999. For the nine months ended September 30, 2000, cash provided from financing activities consisted of $2,164,169 from borrowings, $685,831 received from the sale of preferred stock and warrants and $9,217,231 received from our initial public offering. For the nine months ended September 30, 1999, cash provided from financing activities consisted of $504,806 received from the sale of notes payable to officers and stockholders and $2,391,755 received from the sale of preferred stock and warrants.

     As of September 30, 2000, our debt, secured by our assets, consisted of $120,000 in notes issued in a 1996 private debt offering, $127,500 in notes issued in a 1997 private debt/equity offering, a $100,000 note payable to an individual and $67,795 in notes issued in a 2000 private debt/equity offering. As of September 30, 2000, our unsecured debt consisted of $7,468 in notes payable to a bank and secured by vehicles, a $6,062 note due to an individual and $60,007 of capital lease obligations. As of September 30, 2000, we paid off a significant portion of our debt obligations.

     With respect to our material commitments, we have entered into operating leases for our facilities and equipment and have entered into employment agreements with certain officers and key employees. We operate our facilities and equipment under non-cancelable operating leases with future minimum rental payments of $132,886, $119,836 and $104,030 for the years ending December 31, 2000, 2001 and 2002, respectively. The future minimum lease payments on capitalized leases are calculated to be $35,728, $35,728 and $27,776 for the years ending December 31, 2000, 2001 and 2002, respectively. Under our current agreements with our officers and key employees, we will pay base salaries of $824,934, $976,158 and $103,500 for the years ending December 31, 2000, 2001 and
2002, respectively. The decrease in base salaries for the year ended December 31, 2002 relates to the expiration of a substantial number of our current agreements with our officers and key employees during such period. In addition, the Company intends to hire an executive vice president of sales and marketing at negotiated salaries.

     FINANCING ARRANGEMENT WITH AMRESCO LEASING CORPORATION

     In 1999, we entered into the amended and restated program agreement with AMRESCO which represented an exclusive, post-installation, financing arrangement for the funding of units placed with domestic hotel customers under our revenue sharing agreements. On May 11, 2000, we replaced this agreement with a master business lease financing agreement. Under the terms of this agreement, we can finance up to 150% of the cost of purchase of our products, through an open-ended line of credit, over the seven-year term of the agreement. In the event that funding under this financing arrangement is in excess of $10 million, AMRESCO may securitize a portion of the outstanding funds under the financing arrangement. In the event of a securitization, a portion of the outstanding funds under the financing arrangement would become asset-backed securities secured by the units and the revenues generated by the units. The funding under our financing arrangement with AMRESCO is made on a property-by-property basis and, with respect to the funding for each property, may be prepaid by us only in full. Prior to any financing, we must complete a service manual acceptable to AMRESCO.

     As part of the financing, we have formed a new entity, eRoomSystem SPE, Inc., a Nevada corporation and wholly-owned subsidiary. eRoomSystem SPE will own all the units funded by AMRESCO under revenue sharing agreements. AMRESCO will take a senior security interest in the units financed under the financing agreement, and all proceeds generated by and derived from those products, and has a pledge of all common stock outstanding of eRoomSystem SPE, Inc.

     The interest rate for the funds under the financing arrangement is based upon the seven-year treasury rate plus an additional incremental rate that varies depending upon the total amount outstanding under the financing arrangement. The incremental rate will vary according to the thresholds provided in the following table:


THRESHOLD                                                                  INTEREST RATE
------------------------------------------------------------------  -----------------------------
Aggregate funds outstanding of less than $10 million                  Seven-year treasury rate
                                                                             plus 12.5%

Aggregate funds outstanding from $10 million until the first          Seven-year treasury rate
    securitization by AMRESCO                                                plus 10.0%

Aggregate funds outstanding after the first securitization by         Seven-year treasury rate
    AMRESCO and less than $125 million                                       plus 9.5%

Aggregate funds outstanding of more than $125 million and equal       Seven-year treasury rate
    to $150 million                                                          plus 8.5%

Aggregate funds outstanding of more than $150 million and equal       Seven-year treasury rate
    to $175 million                                                          plus 7.5%

Aggregate funds outstanding of more than $175 million                 Seven-year treasury rate
                                                                             plus 6.5%

The actual interest rate for the funding is determined on the date of funding by AMRESCO. Upon the assumption that the first financing would have occurred on December 15, 2000, the applicable interest rate would have been approximately 17.84%, which is equal to the seven-year treasury rate of 5.34% plus 12.5%.

     In order for us to qualify for funding under our financing arrangement with AMRESCO, we first identify properties that possess the performance, occupancy and liquidity standards sufficient to qualify for funding. Once we identify a qualified property, we will enter into a lease with the property, install our products and submit a preliminary application for funding to AMRESCO. Upon the approval of our preliminary application for funding and upon the completion of a 90-day seasoning period, we will submit a final application for funding to AMRESCO. Within seven days, AMRESCO will notify us as to whether, in its reasonable discretion, the minimum performance standards, as they relate to the property, have been met and whether our final application for funding is approved. Once approval is obtained, we will transfer the lease and ownership of the units to eRoomSystem SPE simultaneous with the receipt of funding from AMRESCO.

     A property will satisfy the minimum performance criteria if the property retains a minimum of 20% of the gross daily revenue generated on a per unit per day basis during the 90-day period. By requiring the property to retain a minimum of 20% of the gross daily revenue, AMRESCO attempts to provide the property with sufficient cash flow such that the property would not, in the event of bankruptcy, terminate the revenue sharing arrangement and, as a result, preserve the revenue stream under the revenue sharing arrangement. Although we modify the basic structure of our revenue sharing program to reflect the particular demographics of each property, our basic revenue sharing program provides that we collect an average of 90% of the initial $0.78 generated by each unit per day and 15% of all revenue generated by each unit per day over the initial $0.78 generated. The revenue generated by each unit per day is calculated by dividing the gross revenues generated by all units in the property on a monthly basis by the number of days in the month and the total number of units installed at the property.

     Under our basic revenue sharing program, a property must have average revenues of $0.90 per unit per day to satisfy the performance criteria of AMRESCO and to qualify for funding under this financing arrangement. The minimum average revenue of $0.90 is calculated as follows:

                                                                   AMOUNT TO
                                        MINIMUM GROSS             eROOMSYSTEM               AMOUNT TO
       COLLECTION RATE                REVENUES PER DAY            TECHNOLOGIES              PROPERTY
-------------------------------  --------------------------- -----------------------  --------------------
    90% of the first $0.78                 $0.90                      $0.702                 $0.078
  15% above the first $0.78                $0.90                      $0.018                 $0.102
                                 =========================== =======================  ====================
                                           TOTAL                      $0.720                 $0.180

Accordingly, if a property were to generate revenues of $0.90 per unit per day, we would receive $0.72 per unit per day and the property would receive $0.18 per unit per day. Due to the historical performance of our units, we believe that the units placed pursuant to our basic revenue sharing program will meet the performance criteria of AMRESCO and qualify for funding under our financing arrangement with AMRESCO. We expect our initial funding with AMRESCO to occur by the end of the second quarter of 2001.

     RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," or SFAS 133. SFAS 133 establishes new accounting and reporting standards for companies to report information about derivative instruments, including derivative instruments embedded in other contracts, or collectively referred to as derivatives, and for hedging activities. This statement is effective for financial statements issued for all fiscal quarters of fiscal years beginning after June 15, 2000. We do not expect this statement to have a material impact on our results of operations, financial position or liquidity.

     QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

     Our products require a limited amount of assembly at our facility in the United States. We purchase refrigerators from suppliers in Mexico, Italy and China on a purchase order basis in U.S. Dollars. All other components for our products are purchased from suppliers based in the United States. Our products are primarily marketed in the United States, the Bahamas and Brazil, and we intend to further expand our marketing to the international lodging market and to other industries domestically and internationally. As a result, our financial results could be affected by weak economic conditions in foreign markets. Because all of our revenues will be denominated in U.S. Dollars, a strengthening of the dollar could make our products less competitive in foreign markets. As we expand operations internationally, we will continue to evaluate our foreign currency exposures and risks and develop appropriate hedging or other strategies to manage those risks.

                                    BUSINESS

     OVERVIEW

     eRoomSystem Technologies has developed and introduced to the lodging industry an intelligent, in-room computerized platform and communications network, or the eRoomSystem. The eRoomSystem is a computerized platform and processor-based system designed to collect and control data that supports our Refreshment Centers, eRoomSafes and other applications. These other applications will include in-room management capabilities, information management services and direct credit card billing.

     Our eRoomSystem delivers in-room solutions that reduce operating costs, enhance hotel guest satisfaction and provide higher operating profits to our customers. The solutions offered by our eRoomSystem and related products have allowed us to establish relationships with premier hotel chains.

     We have installed more than 13,000 Refreshment Centers and 5,500 eRoomSafes. These include installations in many of the Marriott International flagship properties, such as the New York Marriott Marquis, the J.W. Marriott in Washington D.C., the Marriott Camelback Inn and others. We are negotiating with Hilton Hotels Corporation, operator of Doubletree Hotels, Embassy Suites and Hampton Inn, Bass Hotels, operator of Holiday Inn, Crowne Plaza and the Hotel Inter-Continental, and Carlson Hospitality Worldwide, operator of Radisson Hotels Worldwide, Regent International Hotels and Country Inn and Suites, to become their exclusive or preferred vendor. We have also installed our products in the Hilton, Best Western, Ramada and other established hotel chains. We believe that these relationships provide us with the opportunity to install our eRoomSystem worldwide, while our enabling technologies will provide for a natural expansion of our products and services into the healthcare and time-share industries.

     Our business model focuses on our revenue sharing program that allows us to partner with our customers with respect to our products. Through our revenue sharing program, we install our products at little or no upfront cost to our customers and share in the recurring revenues generated from sales of goods and services related to our products.

     LODGING MARKET

     According to the 1999 HORWATH WORLDWIDE HOTEL INDUSTRY STUDY, the worldwide hotel marketplace consists of approximately 11.7 million hotel rooms. Of the
11.7 million hotel rooms, 4.7 million hotel rooms are located in Europe and 3.5 million hotel rooms are located in the United States.

     In addition, according to the 1999 DIRECTORY OF HOTEL & MOTEL COMPANIES; HOTELS MAGAZINE - CORPORATE 300 RANKING, JULY 1999, and the TRAVEL RESEARCH INTERNATIONAL LIMITED; LODGING HOSPITALITY MAGAZINE - THE BRANDS REPORT, AUGUST 1999, approximately three million hotel rooms are owned, managed or franchised by the ten largest hotel chains. These hotel chains include:

     --   Cendant, the operator of Ramada, Days Inn and Howard Johnson;

     -- Bass Hotels, the operator of Holiday Inn, Crowne Plaza and the Hotel Inter-Continental;

     -- Marriott International, the operator of Ritz-Carlton, Marriott, Renaissance and Residence Inn;

     --   Accor, the operator of Sofitel, Novatel and Red Roof Inns;

     -- Choice Hotels, the operator of Comfort Inns & Suites, Clarion and Econolodge;

     --   Best Western International;

     -- Hilton Hotels Corporation, the operator of Hilton, Doubletree Hotels, Embassy Suites and Hampton Inn;

     --   Starwood Hotels, the operator of Sheraton, Westin and St. Regis;

     -- Carlson Hospitality Worldwide, the operator of Radisson Hotels Worldwide, Regent International Hotels and Country Inns and Suites; and

     --   Hyatt Hotels, the operator of Hyatt and Hyatt Regency.

     Of these hotel chains listed above, we have installed more than 11,000 Refreshment Centers and 4,500 eRoomSafes in hotels operated by Marriott International, Best Western International, Cendant, Bass Hotels and Hilton Hotels Corporation.

     Many hotel properties are rated through either Automobile Association of America's diamond rating or Mobil's star rating. In order to obtain a four- or five-diamond rating from Automobile Association of America, the hotel properties are required to have minibars in all of their hotel rooms. Under Mobil's star-rating, the presence of minibars in a property's hotel rooms provides points that can be used toward a four- or five-star rating. Therefore, we believe that we can market our products to the lodging industry as an in-room amenity to enhance a hotel's ability to receive a four- or five-diamond rating or a four- or five-star rating.

     OUR PRODUCTS AND SERVICES

     eROOMSYSTEM

     Since our inception, it has been our objective to innovate the in-room amenities offered by the lodging industry. Our proprietary technologies create an intelligent, in-room computerized platform and communications network that comprise our eRoomSystem. At the core of our eRoomSystem is our proprietary hardware and software that operate as a multi-tasking imbedded operating system. Our hardware and software can operate multiple devices and provide an interactive environment. The interactive environment provided through our eRoomSystem allows the hotel guest to input and receive information. Interactive features for the hotel guest include locking and unlocking our products, receiving pricing information from the liquid crystal display as well as other functions.

     The eRoomSystem provides the communication link between the hotel guest, our products, the eRoomSystem file server, and the file server located at our headquarters, or the eRoomSystem master file server. Our software is remotely upgradable from our facilities. We can also remotely adjust prices, change messages on the liquid crystal display and change the input touchpad layout. From our facilities, we can lock our products in the event a participating hotel fails to pay any fees or otherwise violates the terms of its agreement, as well as determine whether our products are active and working properly.

     The eRoomSystem consists of a microprocessor, memory, input/output ports, communications transceiver, liquid crystal display, touchpad, power supply and our proprietary software. The proprietary architecture of our circuit boards has been designed to minimize the need for hardware upgrades. The eRoomSystem includes an embedded system processor that handles simple instructions and routes all billing functions and processor-intensive instructions to the eRoomSystem file server.

     The eRoomSystem provides a platform that collects information relating to the usage of our products. We expect that the eRoomSystem will be capable of supporting other functions such as the management of in-room energy, including heating, air conditioning, lighting and television and the establishment of a trouble-shooting system to manage in-room repairs and maintenance. We expect that another extension of the eRoomSystem will be a direct credit card billing process for the healthcare and time-share industries.

     eROOMSERV REFRESHMENT CENTERS

     Historically, our primary source of revenue has been from the sale or revenue sharing of our Refreshment Centers. We currently have orders on-hand for 3,227 Refreshment Centers, 1,304 of which include eRoomSafes. All of our orders on-hand are to be placed under revenue sharing agreements.

     Refreshment Centers are modular in design and consist of our eRoomSystem, a small compression or thermoelectric refrigeration unit and our unique multi-vending rack. Our multi-vending rack displays up to 33 different beverages and/or snacks and maintains a full appearance through a gravity-based design. Upon removal of a product from the Refreshment Center, the gravity-based design uses the weight of the remaining products to cause such products to roll or slide forward toward the front of the multi-vending rack. The repair or replacement of any component of our Refreshment Center is relatively simple and is provided at no additional charge to the property. The Refreshment Center communicates through the eRoomSystem, which uses the hotel's existing telephone lines, cable television lines or electrical power outlets.

     Our Refreshment Centers operate as follows:

     --   A hotel guest selects a beverage or snack from our Refreshment Center;

     -- The purchase is immediately confirmed on the liquid crystal display and acknowledged by an audible beep;

     -- The transaction information, such as product type, price and time of purchase, is simultaneously transferred to the eRoomSystem file server;

     -- The eRoomSystem file server communicates on a real-time basis with the hotel's property management system and periodically with our eRoomSystem master file server; and

     -- The hotel's property management system posts the purchase to the hotel guest's room account.

     The sales data from the eRoomSystem is transmitted to the eRoomSystem file server from which hotel employees can access periodic sales activities, inventory levels for restocking purposes and demographic data.

     eROOMSAFE

     Our eRoomSafes are electronic in-room safes offered in conjunction with our eRoomSystem. The eRoomSafes include an encrypted combination that can be changed by the hotel guest. The eRoomSafes have storage space large enough for laptop computers, video cameras and briefcases. The eRoomSafes utilize the eRoomSystem to interface with the eRoomSystem file server which, in turn, communicates with the hotel's property management system.

     A common problem with in-room safes occurs at checkout when a guest may leave the safe locked or forget to remove his or her valuables. With our competitors' room safes, the locked safe would typically go unnoticed until a subsequent hotel guest attempts to use the safe. Through the eRoomSystem, our eRoomSafe automatically notifies the hotel at checkout that the safe door is locked, providing the guest with an opportunity to remove any valuables before leaving the hotel.

        THE FOLLOWING DIAGRAM REPRESENTS THE STRUCTURE AND COMMUNICATIONS NETWORK OF OUR EROOMSYSTEM, THE EROOMSYSTEM FILE SERVER, THE HOTEL PROPERTY MANAGEMENT SYSTEM, AND THE EROOMSYSTEM MASTER FILE SERVER:

                                   [GRAPHIC]
     eROOMDATA MANAGEMENT

     One of the byproducts of our technology is the information we have collected since our first product installation. To date, we have collected over twelve million room-nights of data. The eRoomSystem file server collects information regarding the usage of our Refreshment Centers on a real-time basis. We use this information to help our customers increase their operational efficiencies. The information we obtain is unique because we categorize the information according to specific consumer buying patterns and demographics.

     The information we collect has value in several key areas. First, we currently offer our customers, as part of our service and maintenance agreement, specific information about their guests' buying patterns and provide non-confidential information about other hotels in similar geographic regions. Second, as we continue to increase our installed room base, we believe that the information we collect will have value to the suppliers of goods sold in our Refreshment Centers, such as Coca-Cola, PepsiCo, Anheuser-Busch, Miller Brewing, Frito-Lay, Mars and others. Third, we are developing information services to categorize purchases in response to specific in-room advertising programs by such suppliers.

     Our lodging customers benefit in various ways from the information we provide. The hotels are responsible for restocking the goods sold from our Refreshment Centers. The real-time sales data generated by our Refreshment Centers helps the hotel to maximize personnel efficiencies. The transfer of sales data to the hotel prevents guest pilferage and minimizes disputes over refreshment center usage, both of which are prevalent in the lodging industry. Finally, the ability to track product sales performance allows the hotel to stock the Refreshment Centers with more popular items, which generally leads to increased sales of product from the Refreshment Centers. Our system can provide reports on daily restocking requirements, product sales statistics showing daily, monthly and annual statistics, overnight audits, inventory control and a variety of customized reports.

     We intend to develop strategic relationships with companies in the information services industry in order to maximize our proprietary information. We will consider utilizing third parties to assist us in the roll-out of our information services products.

     FUTURE PRODUCTS AND SERVICES

     Our research and development and marketing departments are analyzing additional value added products and services to be delivered to our customers using the platform of our eRoomSystem. We believe that such additional products and services can be bundled with our eRoomSystem or separately marketed to lodging industry customers to provide additional revenue sources for us. Although the development and delivery schedules vary for each new product and service, we believe that each of the following will be ready for marketing within the next nine months:

     eROOMENERGY MANAGEMENT. We are developing a technology by which our eRoomSystem will detect in-room movement through heat and/or motion sensors. Our eRoomSystem will control other devices in the room through an infrared communications portal. This technology is being developed for the lodging industry as a means of offering an energy management system. When a room is occupied, our eRoomSystem will give the guest complete control of the heating and air conditioning, lighting, television and other facilities in the room. When the room is unoccupied, the eRoomSystem will control each of these systems and adjust each according to the most energy efficient settings. When a guest opens the door to re-enter the room, our eRoomSystem will adjust all devices to their original settings. By adjusting the heating and air conditioning either up or down, typically 5 to 10 degrees, depending on the time of year, and turning off the television and lights when a room is unoccupied, a hotel or other facility can realize energy cost savings.

     eROOMMAINTENANCE. Through the eRoomSystem, we also intend to offer remote engineering and maintenance services. The eRoomSystem links each room to other areas of the property. By connecting each room to the front desk and to the engineering departments, we will create a management tool and communication link. When an in-room maintenance problem is discovered by engineering or housekeeping, the hotel employee can enter a code on the touchpad of our eRoomSystem, which will transmit the information to engineering and inform the front desk of a problem. If the problem is of a material nature, the front desk can hold the room until the repairs have been made. As soon as the problem is resolved, engineering or housekeeping will enter a code that notifies the front desk that the room has been repaired and is available for a guest.

     eROOMPERSONNEL. We intend to design our eRoomSystem to dispatch housekeeping in the most efficient manner while prioritizing the rooms that need to be cleaned. eRoomPersonnel will permit housekeepers to enter a room and input their personal codes on the eRoomSystem touchpad. eRoomPersonnel then proceeds to time how long it takes housekeeping to prepare the room. When completed, housekeeping inputs their codes again. The system then informs them which room needs to be cleaned next. If occupancy is high, eRoomPersonnel can direct housekeeping personnel to an unoccupied room that is scheduled for check-out. If occupancy is low and additional clean rooms are currently available, eRoomPersonnel can direct housekeepers to rooms that are temporarily unoccupied by guests who have elected to stay another night. This process optimizes housekeeping operations, minimizes guest disturbances and in turn saves both time and money.

     eROOMMANAGEMENT. Our eRoomSystem has the capability to support standard credit card and smart card readers for direct billing to a customer's credit card, as well as other point of sale and automated teller-type functions. When we enter the healthcare and time-share industries, we will offer a direct credit card billing process. By placing a credit card reader adjacent to a hospital bed or in a time-share room, we can offer a billing solution previously unavailable. This billing process will allow healthcare and time-share properties to offer services and products similar to those found in hotel rooms, such as Refreshment Centers, eRoomSafes, on-demand movies, direct dial long distance and video games. We hold three patents for a credit card point of sale terminal technology that supplies billing solutions for these services.

     SALES AND MARKETING

     Historically, we have derived our revenues from the lodging industry. To date, we have installed more than 13,000 Refreshment Centers and 5,500 eRoomSafes. We have established relationships with Marriott International, Promus Hotel Corporation and Carlson Worldwide Hospitality and are negotiating to become the exclusive vendor for Bass Hotels. Due the franchisor-franchisee relationship between many hotel chains and their hotel properties, even if we establish exclusive or preferred vendor relationships with the hotel chains, we must also enter into definitive agreements with the franchisees of these hotel chains for the sale or placement of our products into the actual hotel properties.

     All of our relationships with hotel chains are open-ended, including the arrangement with Promus Hotel Corporation that terminates on April 6, 2003, but is subject to earlier termination upon 90 days written notice from Promus. With the acquisition of Promus by Hilton Hotels Corporation, we are negotiating with Hilton on the role of our relationship with Promus as to the entire Hilton company. In the interim, we are installing units at those franchisee properties where we had previously entered into contracts and continuing to negotiate with franchisees that we had previously contacted. Until negotiations with Hilton have been completed, we have agreed not to enter into any new contracts with franchisees that we had not previously contacted.

     In 2000, we have installed 1,347 Refreshment Centers and 463 eRoomSafes pursuant to purchase orders and 1,316 Refreshment Centers and 2,103 eRoomSafes on a revenue sharing basis. We have shifted our business model to a revenue sharing program where we generate revenues over the seven-year term of each revenue sharing agreement. We expect that the concentration of revenues will shift to revenue sharing as our business model matures.

     Our sales and marketing program consists of the following strategic initiatives:

     RETENTION OF SENIOR MARKETING EXECUTIVES. We are attempting to fill the position of executive vice president of sales and marketing to oversee the implementation of our sales and marketing program. To this end, we have engaged an executive search firm to assist us in this process.

     DEPLOYMENT OF AN EXPANDED REGIONAL SALES FORCE. Our initial strategy is to hire two additional full-time employees as regional sales managers in the United States. We currently employ four regional sales managers and retain up to four independent sales representatives.

     CONTINUED MARKETING OF THE REVENUE SHARING PROGRAM. Emphasis on our revenue sharing program is a critical part of our sales and marketing strategy. Historically, the lodging industry has been resistant to purchase our products because of the initial capital expenditure required. In addition to product sales, we now offer our products through a revenue sharing program. Our revenue sharing program allows us to become partners with our hotel clients by installing our products at little or no upfront cost to the hotel and sharing the revenues generated from goods sold from, and usage of, our products. AMRESCO will finance up to 150% of the cost of our products placed under our revenue sharing program, subject to satisfaction of funding requirements. Our products will secure the financing of AMRESCO, which is payable over seven years.

     CONTINUED IMPLEMENTATION OF THE CORPORATE ACCOUNT STRATEGY. Our corporate account strategy involves the research, documentation and implementation of plans associated with hotel chains, brands, management companies and real estate investment trusts. Through this strategy, we propose to enter into a corporate agreement that defines the relationship between eRoomSystem Technologies and the respective corporate entity. Although the franchisees of these corporate hotel chains may not be required to purchase our products or have them placed on a revenue sharing basis, the corporate entity would recommend to its franchisees the use of our products. We anticipate that by the end of 2001, the majority of all sales and revenue sharing agreements will be generated indirectly as a result of our corporate account strategy.

     We have installed our eRoomSystem in a number of flagship properties for Marriott International, including the New York Marriott Marquis, the J.W. Marriott in Washington, D.C., the J.W. Marriott Lenox in Atlanta, the Marriott Camelback Inn and the New York Marriott Financial Center.

     We were selected as a recommended vendor for Carlson Worldwide Hospitality, representing Radisson Hotels Worldwide, Regent International and Country Inn and Suites. In addition, we have installed, on a trial-basis, our eRoomSystem and related products in The Bellagio - The Resort, the flagship hotel-casino of MGM Mirage, Inc. We are currently in negotiations with other hotel-casinos for placement of our products and services. We are targeting Las Vegas, Nevada since its approximately 115,000 rooms are the most hotel rooms of any city in the world.

     CREATION AND ENHANCEMENT OF STRATEGIC MARKETING ALLIANCES. In conjunction with our corporate account strategy, our objective is to enter into a number of marketing alliance plans. A marketing alliance plan is a strategic relationship with a third-party whereby a finder's fee is paid to the party for its efforts in closing a sale or revenue sharing transaction.

     IMPLEMENTATION OF A COMPREHENSIVE DOMESTIC AND INTERNATIONAL MARKETING PLAN. We are implementing a comprehensive marketing strategy. We have entered into an agreement with Hall Communications, Inc. of Las Vegas, Nevada to provide us with brochures, corporate name and logo development, an interactive website, signage, a trade show booth, corporate video and compact disc presentations, media advertisements and other services relative to product design and corporate communications.

     We intend to implement our international marketing strategy utilizing the core marketing structure that we are developing domestically, including website, support materials, trade show materials and industry specific advertisements, to support our global growth strategy.

     We have hired a marketing coordinator who oversees our advertising and promotional efforts by primarily utilizing hospitality trade publications. Our objective is to establish an international presence through partnering with various trade publications. In addition, we plan to attend trade shows and pursue promotional activities through a strong public-relations program.

     EXPANSION INTO THE HEALTHCARE AND TIME-SHARE INDUSTRIES

     We believe that the healthcare industry is a natural extension for our eRoomSystem, our related products and our patented credit card technology. We will be able to provide healthcare facilities with a comprehensive room information and management system that will allow them to provide patients with a wide array of in-room amenities not available in the past. These amenities include Refreshment Centers, eRoomSafes, direct dial long distance, on-demand movies and other products and services commonly found in a hotel room. We have completed a beta-test at the Miami Heart Institute, a facility managed by Columbia HCA, and have an agreement with Miami Heart Institute to install our eRoomSystem, Refreshment Centers and eRoomSafes and to provide the billing process for direct dial long distance and on-demand movies through third-party suppliers. We also believe the same opportunities exist in the time-share industry. By offering a direct credit card billing system, a time-share facility can offer the same services available in hotels.

     SUPPLIERS AND ASSEMBLY

     We purchase various electrical and mechanical components, injection molded parts and basic cube refrigerators from various manufacturers and electronics firms. For example, we purchase our basic cube refrigerators from Absocold, Sanyo Corporation, Avanti or Indel-B. Although we propose to establish two or more turnkey manufacturing sources, we currently obtain our components on a purchase order basis. Historically, our suppliers have been dependable and able to meet delivery schedules on time. We believe that, in the event we cannot obtain our components from our current suppliers, alternate suppliers can be located without incurring significant costs or delays. We do not rely on any one supplier, the loss of which would inhibit our ability to assemble our products on a timely basis.

     Our eRoomSystems, Refreshment Centers and eRoomSafes require a limited amount of assembly. This assembly involves electronic assembly, wiring and testing. At our St. George, Utah facility, we are able to assemble up to 2,000 units monthly. Since our existing facility is not sufficient to meet our projected growth, we will either have to establish turnkey manufacturing sources, expand our assembly facility or hold orders for our products unfulfilled. In the event that our current facility is insufficient to meet our projected growth, we propose to establish two or more third party turnkey manufacturing sources with contract manufacturers.

     COMPETITION

     eROOMSYSTEM. Although we are not aware of another company that provides in-room services through a hotel room's in-room refrigerator, there are several companies that provide in-room video entertainment and information services, such as cable television, pay-per-view movies, video games and guest services. In addition, we may face competition from communications companies, such as cable companies, telecommunications companies and direct broadcast satellite companies, who may be able to modify their existing infrastructure to provide in-room entertainment and/or information services. Many of these companies have longer operating histories, larger customer bases, greater brand recognition and greater financial, research and development, manufacturing, marketing and technical resources. Further, as technology is subject to rapid change, new technological advancements in components used for in-room services could adversely affect our growth strategy.

     eROOMSERV REFRESHMENT CENTERS. We face competition from suppliers of semi-automated minibars, such as Dometic Corporation, MiniBar America, Inc. and Bartech, Inc., and suppliers of honor bars, such as Dometic and MiniBar America, Inc. Semi-automated minibars are minibars that permit sales to be automatically posted to a hotel guest's room account. Honor bars are small refrigerators where sales are manually posted to a hotel guest's room account by housekeeping services. Our fully-automated Refreshment Centers differ from semi-automated minibars and honors bars in that our Refreshment Centers permit automatic posting to a hotel guest's room account, notify the hotel guest when a purchase has been made on our flat panel display, provide the hotel with real-time transaction information for stocking and product placement purposes and, with the eRoomSystem, serve as a platform for additional in-room services.

     Although Dometic possesses a significant share of the honor bar market, Dometic is principally a refrigerator manufacturer. MiniBar America is principally a manufacturer of honor bars. Bartech is a French-based company that uses Indel-B refrigerators in its semi-automated minibar product. Although Bartech has generated most of its sales from Europe, it has recently established an office in the United States.

     These companies may have stronger relationships in the lodging industry, longer operating histories, larger customer bases, greater brand recognition and greater financial, research and development, manufacturing, marketing and technical resources. Although these competitors do not offer fully-automated minibars, these competitors compete with us for the placement of units in hotel rooms. Further, we compete with these companies on the basis of price, service, technology and financing options.

     eROOMSAFES. The in-room safe industry is a very competitive market with competitors throughout the world. ElSafe, Inc. is the market leader with almost 400,000 room safes installed worldwide with installations in over 45 countries. CISA Worldwide is another competitor which maintains offices in the United States, Asia, the Middle East, Africa and Latin America. The principal products of ElSafe and CISA Worldwide are electronic safes, which allow the hotel guest to enter a combination to lock and unlock the safe instead of a key. Although these competitors offer stand-alone electronic safes, our fully electronic safes work in conjunction with our eRoomSystem. We compete with these companies on the basis of price, service, technology and financing options.

     eROOMDATA MANAGEMENT. Many companies currently providing information management services may have longer operating histories, larger customer bases and greater financial resources. However, we believe that we are the only company currently gathering and disseminating information to properties with respect to the in-room use of Refreshment Centers.

     INTELLECTUAL PROPERTY

     We rely on a combination of trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers and business partners to protect our proprietary rights in our products, services, know-how and information. We currently hold three patents, Patent Nos. 4,857,714, 4,883,948 and 4,939,352, filed under the name "Credit Card Storage System," all of which protect the use of our credit card technology. These three patents expire on August 14, 2006, November 27, 2006 and July 2, 2007, respectively. These patents have not been highly utilized in the lodging industry, but we believe they are important to our future product offerings in the healthcare and time-share industries. In addition, we applied for trademarks and service marks for eRoomSystem, eRoomServ Refreshment Center, eRoomSafe, eRoomManagement, eRoomEnergy Management, eRoomData Management, eRoomMaintenance and eRoomPersonnel. We have also registered our logo as presented on the cover of this prospectus and have submitted two patent applications with respect to our Refreshment Centers.

     Our proprietary software consists of three modules and provides the operating system for our eRoomSystem. The first module is an operating system that permits messages to be scrolled on the flat panel display of our eRoomSystem and allows hotel guests to interface with our products. The second module is a Windows(R) based program that provides a communication link between our eRoomSystem, our eRoomSystem hotel file server and the hotel's property management system. The third module is a Windows(R) based program that collects data from our eRoomSystem hotel file server and provides a variety of management and operational reports to eRoomSystem Technologies and our customers.

     We do not know if our patent application or any future patent application will be issued with the full scope of claims we seek, if at all, or whether any patents we receive will be challenged or invalidated. Our means of protecting our proprietary rights in the United States or abroad may not be adequate and competitors may independently develop similar technology. We cannot be certain that our services do not infringe on patents or other intellectual property rights that may relate to our services. Like other technology-based businesses, we face the risk that we will be unable to protect our intellectual property and other proprietary rights, and the risk that we will be found to have infringed on the proprietary rights of others.

     RESEARCH AND DEVELOPMENT

     We currently have three software developers and one hardware engineer on our staff. Our research and development department focuses on upgrading our proprietary software and hardware that make up our eRoomSystem. As we expand our business, we will need to increase the size of our research and development department in order to integrate additional services into our eRoomSystem and modify our eRoomSystem, as needed, to serve other markets.

     HISTORICAL SUMMARY

     We were originally incorporated under the laws of the State of North Carolina on March 17, 1993 as InnSyst! Corporation. On September 28, 1993, the operations of InnSyst! were transferred to RoomSystems, Inc., a Virginia corporation, incorporated on August 12, 1993, or RoomSystems Virginia. On April 29, 1996, the operations of RoomSystems Virginia were transferred to RoomSystems, Inc., a Nevada corporation, or RoomSystems. Through an agreement and plan of reorganization approved by a majority of our stockholders dated December 31, 1999, RoomSystems became the wholly owned subsidiary of RoomSystems International Corporation. Pursuant to this agreement and plan of reorganization, all shares of RoomSystems common stock, including all shares of common stock underlying outstanding options and warrants, Series A convertible preferred stock and Series B convertible preferred stock were exchanged for the identical number and in the same form of securities of RoomSystems International Corporation. On February 1, 2000, we changed our name from RoomSystems International Corporation to RoomSystems Technologies, Inc. Subsequently, on March 29, 2000, with the approval of our stockholders, we changed our name to eRoomSystem Technologies, Inc.

     We have three wholly-owned subsidiaries, RoomSystems, RSi BRE and eRoomSystem SPE. RoomSystems is our service and maintenance subsidiary that installs all of our products, provides electronic software upgrades to our customers, provides customer service and maintenance for our products and trains hotel personnel on the use and maintenance of our products. The outstanding shares of RoomSystems common stock have been pledged to AMRESCO.

     RSi BRE was formed as part of the Equipment Transfer Agreement we entered into with RSG Investments. RSi BRE currently holds approximately 2,270 Refreshment Centers and approximately 1,860 eRoomSafes. RSG Investments was granted the right to receive a maximum of $0.57 per Refreshment Center per day of the revenue realized from 2,050 of the Refreshment Centers held by RSi BRE. We have pledged the outstanding shares of RSi BRE common stock to RSG Investments and do not have control over RSi BRE. The board of directors of RSi BRE consists of a majority of outside directors. RSi BRE may not make cash distributions without the unanimous approval of its board of directors. We will gain control over RSi BRE when we satisfy our remaining obligations to RSG Investments. Once we make all such payments, or once RSG Investments accepts our offer of a lump-sum discounted present value of the payments, the ownership of the Refreshment Centers that are subject to the Equipment Transfer Agreement will be transferred from RSi BRE to us. We anticipate that RSi BRE would then be dissolved.

     eRoomSystem SPE was formed as part of our long-term financing with AMRESCO. eRoomSystem SPE will own all the products funded by AMRESCO under our revenue sharing program. AMRESCO will take a senior security interest in all of the assets of eRoomSystem SPE. Unlike RSi BRE, we control eRoomSystem SPE and its financial results will be consolidated with those of eRoomSystem Technologies and RoomSystems.

     GOVERNMENT REGULATION

     We are subject to laws and regulations applicable to businesses generally, as well as to laws and regulations directly applicable to the lodging industry. These laws and regulations relate to qualifying to do business in the various states and in foreign nations in which we currently have, or propose to have, our products.

     Apart from laws and regulations applicable to us, some of our existing and potential customers are subject to additional laws or regulations, such as laws and regulations related to liquor and gaming, which may have an adverse effect on our operations. Due to the licensing requirements relating to the sale of alcohol, the inability of our revenue-sharing partners to obtain or maintain their liquor licenses will result in the loss of revenues for our revenue-sharing partners and us. In addition, due to the heightened hotel-casino regulatory environment, and our intent to market to hotel-casinos, our operations may be subject to review by a hotel-casino's compliance committee to verify that its involvement with us would not jeopardize its gaming license. The regulatory compliance committee of a hotel-casino has broad discretion in determining whether or not to approve a transaction with a third party, which review typically includes the character, fitness and reputation of the third party and its officers, directors and principals. If our history or operations present problems for a hotel-casino, we would either have to expend resources to address or eliminate the concerns or forego the business.

     PROPERTY AND EMPLOYEES

     We maintain an office at 3770 Howard Hughes Parkway, Suite 175, Las Vegas, Nevada. We lease office space pursuant to a six-month lease at the rate of $1,634 per month. The lease began on October 15, 2000 and ends on April 15, 2001. We also have offices and a research and development and assembly facility located at 390 North 3050 East, St. George, Utah. This lease commenced on November 1, 1997 and expires on October 31, 2002. The current monthly lease rate is $9,000.

     We currently employ forty-two full-time and three part-time employees in our St. George, Utah facility and one full-time employee in our Las Vegas office. We anticipate the largest growth in employees will occur in the area of field operations. None of our employees is subject to a collective bargaining agreement.

     We currently have eight employees engaged in product assembly. Currently, our in-house staff installs our products at our customers' properties. Our in-house staff, which currently consists of nine employees, also performs physical maintenance of our products under our maintenance agreements. Eventually, we will outsource a portion of the installation and maintenance of our products.

     LEGAL PROCEEDINGS

     We are, from time to time, parties to various legal proceedings arising out of our business. Apart from the following discussion, we believe that there are no proceedings pending or threatened against us which, if determined adversely, would have a material adverse effect on our business, financial condition, results of operations or liquidity.

     On September 27, 1999, Royal W. Minson II, our former president and chief operating officer, filed for protection in the United States Bankruptcy Court for the Northern District of California, Case No. 99-47533-TD-7, under Chapter 7 of the United States Bankruptcy Code. Prior to the filing, Mr. Minson received 121,875 shares of our common stock upon the exercise of options and executed demand promissory notes in the aggregate original principal amount of $568,750 to pay for the shares. The bankruptcy schedules list Mr. Minson's shares as an asset and the demand promissory notes as liabilities. On January 5, 2000, the Bankruptcy Court entered a discharge order. We have filed a proof of claim for the demand promissory notes executed by Mr. Minson, plus accrued interest on such notes. We have negotiated with the bankruptcy trustee for the reacquisition of the shares. On November 8, 2000, we submitted to the bankruptcy trustee a final cash offer of $180,000 relating to the acquisition of the 121,875 shares of common stock. Based on earlier conversations with the bankruptcy trustee, we anticipate that our offer will be accepted. Assuming our offer is accepted, we anticipate retiring the shares to treasury and canceling such shares, or selling such shares to a third party in a private arms-length third party transaction.

     On March 2, 1999, Willow Creek Systems, Inc., a former supplier of circuit boards, brought an action against us that is currently pending in Salt Lake County Third District Court, State of Utah, Civil No. 99-0902417. Willow Creek is no longer an operating entity. In its complaint, Willow Creek alleges breach of contract and seeks payment in the amount of approximately $125,000 from us for materials delivered pursuant to purchase orders. In our answer to Willow Creek's amended complaint and our Responses to Willow Creek's First Set of Interrogatories, Requests for Admissions and Request for Production of Documents, we allege that the materials delivered by Willow Creek were defective, lacked quality control and were below acceptable standards in the industry. In addition, we allege that the costs of repairing and replacing the defective materials, the costs during down time for such repair and replacement and other related costs are in excess of $120,000, which we believe should be offset against Willow Creek's claim for damages. Although we believe that our documentation on this matter is sufficient to support our claims, we are unable at this time to predict the exact outcome of the matter. We intend to solicit the plaintiff in the Willow Creek matter for the purpose of submitting to alternative dispute resolution. We anticipate that this matter will be settled in the first quarter of 2001.

                                   MANAGEMENT

     EXECUTIVE OFFICERS AND DIRECTORS

     Our current directors and executive officers are as follows:

            NAME                  AGE                             TITLE
David S. Harkness                 35      Chief Executive Officer and Vice Chairman of the Board of Directors
Stephen M. Nelson                 51      President and Chief Operating Officer
Derek K. Ellis                    32      Chief Financial Officer, Treasurer and Secretary
Steven L. Sunyich                 46      Chairman of the Board
Lawrence S. Schroeder             53      Director
Dr. Alan C. Ashton                58      Director
S. Leslie Flegel                  61      Director
John J. Prehn                     39      Director

     Each of the executive officers is a full-time employee of eRoomSystem Technologies and serves at the discretion of our board. Non-employee directors of eRoomSystem Technologies devote such time to the affairs of eRoomSystem Technologies as is necessary and appropriate. Set forth below are descriptions of the backgrounds of the executive officers, directors, director designees and key employees of eRoomSystem:

     DAVID S. HARKNESS has served as our chief executive officer and vice chairman of the board of directors since December 20, 2000. Prior to joining us, Mr. Harkness served as managing director of Ash Capital from April 1999 to December 2000. From November 1997 to April 1999, Mr. Harkness served as executive vice president and chief financial officer of Bookcraft, Inc. From March 1996 to November 1997, Mr. Harkness served as vice president and director of marketing for Fonix Corporation. Mr. Harkness received his Bachelor of Science in Business Management and International Finance from Brigham Young University.

     STEPHEN M. NELSON has served as president of eRoomSystem Technologies and RoomSystems since August 2000 and chief operating officer of eRoomSystem Technologies and RoomSystems since March 2000. Prior to joining us, Mr. Nelson spent nine years with TELS Corporation where he served as its president and chief operating officer from 1996 to 1999, its executive vice president from 1994 to 1996, and its chief financial officer from 1990 to 1994. Mr. Nelson also served as a member of its board of directors from 1991 to 2000. Mr. Nelson received his Bachelor of Science in Accounting from the University of Utah in 1974. Mr. Nelson is a certified public accountant and a member of the AICPA, UACPA, Institute of Management Accountants and American Management Association.

     DEREK K. ELLIS has served as our chief financial officer and treasurer since August 1999 and as our secretary since December 2000. Mr. Ellis also serves as chief financial officer, treasurer and secretary of RoomSystems, as chief financial officer, treasurer, secretary and as a director of RSi BRE, and chief financial officer, treasurer and as a director of eRoomSystem SPE. From 1995 to 1997, Mr. Ellis served as the Director of Finance for IVY International Communications, Inc., Provo, Utah, formerly a division of Novell/Word Perfect. Mr. Ellis received his Bachelor of Science in Finance from the University of Utah.

     STEVEN L. SUNYICH has served as our chairman since August 1999. From August 1999 to November 2000, Mr. Sunyich served as our president and chief executive officer. Mr. Sunyich also served as our president, chief executive officer and chairman of RoomSystems and its predecessors from 1993 to November 2000, as president and chief executive officer of RSi BRE from its inception in September 1999 to November 2000, and as our president, chief executive officer and chairman of eRoomSystem SPE from its inception in May 2000 to November 2000. Since 1983, Mr. Sunyich has been involved with the credit card and lodging industries as a developer, inventor and engineer of high-tech products. Mr. Sunyich developed and patented our automated credit card draft capture technology.

     LAWRENCE S. SCHROEDER has served as a director of eRoomSystem Technologies since August 1999. Mr. Schroeder has also served as a director of RoomSystems since 1998. Since 1992, Mr. Schroeder has been a private consultant to the hospitality, sports and other related industries. Mr. Schroeder is also a Director of River Valley Productions, Kansas City, Missouri, and a Director of Responsive Marketing & Communications, Chicago, Illinois. Mr. Schroeder received his Bachelor of Science in Business Administration from Huron College.

     S. LESLIE FLEGEL has served as a director of eRoomSystem Technologies since August 2000. Mr. Flegel has been the Chairman of the board of directors and chief executive officer of The Source Information Management Company, St. Louis, Missouri, since its inception in March 1995. For more than 14 years, Mr. Flegel was the principal owner and chief executive officer of Display Information Systems Company, a predecessor of The Source. Mr. Flegel received his Bachelor of Arts from the University of Missouri at Columbia.

     DR. ALAN C. ASHTON has served as a director of eRoomSystem Technologies since August 2000. Dr. Ashton is the co-founder of WordPerfect Corporation, Orem, Utah. Dr. Ashton received a Bachelor's Degree in Mathematics and a Ph.D. in Computer Science from the University of Utah. Dr. Ashton is a current professor of Computer Science at the University of Utah and a former professor at Brigham Young University. Dr. Ashton has served on the board of directors of Novell, Inc., Geneva Steel and Utah Valley State College.

     JOHN J. PREHN has served as a director of eRoomSystem Technologies since August 2000. From 1997 to September 2000, Mr. Prehn has served as managing director of AMRESCO, Inc. Prior to 1997, Mr. Prehn co-founded and managed Commercial Lending Corporation, the company he sold to AMRESCO, Inc. From 1989 to 1996, Mr. Prehn co-founded Peteco, Inc., a company that purchased, packaged and sold securitized assets. Mr. Prehn received his Bachelor of Science in Business Administration from the University of California at Berkeley.

     COMPOSITION OF OUR BOARD

     Our board consists of six members, each of whom will serve in that capacity for a one-year term or until a successor has been elected and qualified, subject to earlier resignation, removal or death. The number of directors comprising our board may be increased or decreased by resolution adopted by the affirmative vote of a majority of the board with our bylaws authorizing less than two and no more than nine directors. Our board currently possesses three independent directors.

     COMMITTEES OF OUR BOARD

     Our audit committee is comprised of Messrs. Ashton, Flegel and Prehn and our compensation committee is comprised of Messrs. Ashton, Prehn and Schroeder. The audit committee will have the responsibility of recommending the firm that will serve as our independent public accountants, reviewing the scope and results of the audit and services provided by our independent public accountants and meeting with our financial staff to review accounting procedures and policies. The compensation committee has the responsibility of reviewing our financial records to determine overall compensation and benefits for executive officers and to establish and administer the policies which govern employee salaries and benefit plans.

     DIRECTOR COMPENSATION

     Non-employee directors of eRoomSystem Technologies receive an attendance fee of $500 per meeting attended. In addition, non-employee directors receive additional stock options to purchase 7,500 shares of common stock at each annual meeting conducted after 2000. Directors who are employees of eRoomSystem Technologies or our subsidiaries do not receive compensation for their services as directors.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The compensation of executive officers will be established by the board pursuant to recommendations from the board's compensation committee. Prior to the formation of the compensation committee, the compensation of executive officers was established by Steven L. Sunyich, our chairman. No member of our compensation committee will serve as a member of a board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board or compensation committee.

     2000 STOCK OPTION AND INCENTIVE PLAN

     Our stock option plan was adopted by the board on February 3, 2000, approved by the stockholders on March 29, 2000 and amended and restated by the board on June 6, 2000. The stock option plan became effective on February 3, 2000. The plan provides us with the vehicle to grant to employees, officers, directors and consultants stock options and bonuses in the form of stock and options.

     Under the plan, we can grant awards for the purchase of up to two million shares of common stock in the aggregate, including "incentive stock options" within the meaning of Section 422 of the United States Internal Revenue Code of 1986 and non-qualified stock options. To date, we have issued options to purchase 1,682,250 shares of common stock under our stock option plan. The compensation committee of our board has authority to determine the persons to whom awards will be granted, the nature of the awards, the number of shares to be covered by each grant, the terms of the grant and with respect to options, whether the options granted are intended to be incentive stock options, the duration and rate of exercise of each option, the option price per share, the manner of exercise and the time, manner and form of payment upon exercise of an option.

     EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION INFORMATION

     The following table sets forth summary information concerning the total remuneration paid or accrued by eRoomSystem Technologies, to or on behalf of our chief executive officer whose total salary, bonus and other compensation exceeded $100,000 during the fiscal year ended December 31, 1999. In accordance with the rules of the Securities and Exchange Commission, or the Commission, the compensation described in this table does not include perquisites and other personal benefits received by the executive officer named in the table below which does not exceed the lesser of $50,000 or 10% of the total salary and bonus reported for this executive officer.

                                                                            LONG-TERM COMPENSATION
                                             ANNUAL COMPENSATION            ----------------------
                                        ----------------------------        SECURITIES UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION             YEAR      SALARY       BONUS            OPTIONS/SARS          COMPENSATION
---------------------------             ----      ------       -----            ------------          ------------
Steven L. Sunyich,                      1999    $158,152      $  0                        0           $     0
  Chairman and former chief             1998    $ 74,308      $  0                        0           $ 4,000
     executive officer                  1997    $ 28,517      $  0                    7,350           $49,000

The amounts paid to Mr. Sunyich other than salary were pursuant to a consulting agreement. Pursuant to this consulting agreement, Mr. Sunyich received $49,000 in 1997 and $4,000 in 1998. Mr. Sunyich served as our chief executive officer until November 2000. From November 2000 to December 2000, Stephen M. Nelson served as our interim chief executive officer. David S. Harkness has served as our chief executive officer since December 20, 2000.

     OPTION GRANTS TO EXECUTIVE OFFICERS DURING THE YEAR ENDED DECEMBER 31, 1999 AND SUBSEQUENT TO DECEMBER 31, 1999

     We did not grant any options to our executive officers during the fiscal year ended December 31, 1999. In 2000, we granted to Messrs. Sunyich and Nelson options to purchase 169,879 and 5,569 shares of common stock, respectively, at $4.00 per share; 1,392 and 696 shares of common stock, respectively, at $4.67 per share; zero and 25,000 shares of common stock, respectively, at $6.00 per share; 68,881 and 18,879 shares of common stock, respectively, at $8.80 per share; and 123,697 and 3,454 shares of common stock, respectively, at $9.60 per share. In addition, on December 20, 2000, we granted to Mr. Harkness an option to purchase 250,000 shares of common stock exercisable at $1.58 per share. We have also granted to our other current and former executive officers an aggregate of options to purchase 133,638 shares of common stock at $4.00 per share, 1,392 shares of common stock at $4.67 per share, 62,508 shares of common stock at $8.80 per share and 82,859 shares of common stock at $9.60 per share. The exercise price for all of the options may, in some cases, be paid by delivery of other shares. The deemed fair value for the date of grant has been adjusted solely for financial accounting purposes.

     EMPLOYMENT AGREEMENTS

     On July 12, 2000, we entered into amended and restated executive employment agreements with Steven L. Sunyich and Derek K. Ellis. In addition, on July 12, 2000, we entered in an executive employment agreement with Stephen M. Nelson. The terms of the executive employment agreements for Messrs. Sunyich, Ellis and Nelson will terminate on December 31, 2001, December 31, 2001 and June 30, 2002, respectively, and may be extended through the mutual agreement of the parties.

     The base salaries for Messrs. Sunyich, Ellis and Nelson are $185,000, $132,500 and $125,000, respectively. All of our executive officers are eligible for annual bonuses and provided with benefits customarily granted to executive officers. Although we have not finalized the terms and conditions of the one-year employment agreement for David S. Harkness, Mr. Harkness will receive a base salary of $150,000, be provided with benefits customarily granted to executive officers and be eligible for annual bonuses.

     All of our executive employment agreements provide that the executive officer shall not, directly or indirectly, be an owner, partner, director, manager, officer or executive, or otherwise render services to or be associated with any business that competes with us during the term of employment and for a one-year period following the termination of such employment. In addition, all of our executive employment agreements with our executive officers provide for the confidentiality of our non-public information during the term of employment and for the three-year period following the termination of such employment.

     In the event that our executive officers continue to be employed upon the conclusion of their respective employment agreement, we have agreed to pay the aggregate exercise price on the stock options exercised by the executive officer and any applicable state and federal personal income tax incurred as a result of such payment on behalf of the executive officer. If the employment of one of our executive officers is terminated for reasons other than for cause, permanent disability or death, the executive officer would be entitled to receive the aggregate exercise price on all of the stock options exercised by the executive officer and cash compensation equal to the greater of the remainder of the salary due under the executive officer's agreement or the then existing base salary of the executive officer for a period of 36 months. If the executive officer is terminated for cause, the executive officer would be entitled to receive cash compensation equal to the greater of the remainder of the salary due under the executive officer's agreement or the then existing base salary of the executive officer for a period of 12 months. Under either scenario, we have agreed to make payment on bi-weekly basis. Further, in the event of termination with cause, we have agreed to purchase any shares of our common stock issued to the executive officer as a result of a purchase or bonus during the executive officer's employment at a purchase price per share equal to 120% of the fair market value of the shares.

     On December 5, 2000, we entered into a severance agreement with Gregory L. Hrncir, our former secretary, that mutually terminated the employment agreement with Mr. Hrncir and provides a severance payment in the amount of $67,795 payable to Mr. Hrncir in thirteen equal bi-weekly installments and other benefits. On the same day, we entered into a consulting agreement with Mr. Hrncir on a month-to-month basis whereby Mr. Hrncir would remain as our general counsel and assist in our legal matters.

     INSURANCE

     We maintain directors and officers liability insurance of $5,000,000 on behalf of our officers and directors insuring them against liability that they may incur in such capacities or arising out of such status.

     LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     Sections 78.7502 and 78.751 of the Nevada Revised Statutes provide for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. Article XII of our articles of incorporation provides for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by Sections 78.7502 and 78.751 of the Nevada Revised Statutes. In addition, pursuant to the severance agreement with Mr. Hrncir, we agreed to indemnify Mr. Hrncir for any actions taken by him on behalf of eRoomSystem Technologies prior to the effective date of the severance agreement to the extent provided for in our bylaws.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions contained in our articles of incorporation, bylaws, Nevada law or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit, or proceeding, is asserted by such director, officer or controlling person, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

     In addition to the indemnification of officers and directors under the Nevada Revised Statutes, we entered into indemnification agreements with Dr. Alan C. Ashton on August 17, 1999 and with John J. Prehn on May 31, 2000. Pursuant to these indemnification agreements, we agreed to hold harmless and indemnify each of them against any and all expenses incurred by them as a result of their positions as directors of eRoomSystem Technologies. In addition, we agreed to advance expenses incurred by each of them upon receipt of a written request for such advancement containing an unsecured undertaking by each of them to repay such amounts to the extent that they are held to not be entitled to indemnification from eRoomSystem Technologies. The advancement of expenses specifically excludes amounts for judgments, penalties, fines and settlements. Messrs. Ashton and Prehn each possess the right to indemnification if, in civil proceedings, they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of eRoomSystem Technologies, and, in criminal proceedings, they had no reasonable cause to believe that his conduct was unlawful. In addition, eRoomSystem Technologies may elect to not indemnify Messrs. Ashton and Prehn if either a majority of the directors not involved in the relevant proceeding or independent legal counsel, in a written opinion, determine that they have not met the relevant standards for indemnification.

     On September 28, 1999, we entered into an indemnification agreement with Donnelly Prehn which indemnifies Mr. Prehn for actions which may be taken by him as a director on behalf of RSi BRE. Pursuant to this indemnification agreement, eRoomSystem Technologies and RSi BRE, jointly and severally, agreed to hold harmless and indemnify Mr. Prehn against any and all expenses incurred by him as a result of his position as a director of RSi BRE. In addition, we agreed to advance expenses incurred by Mr. Prehn upon receipt of a written request for such advancement containing an unsecured undertaking by Mr. Prehn to repay such amounts to the extent that Mr. Prehn is held not to be entitled to indemnification from eRoomSystem Technologies. Mr. Prehn's rights to indemnification are only available if damages have not already been paid directly to Mr. Prehn by an insurance carrier maintained by either eRoomSystem Technologies or RSi BRE. Mr. Prehn is not entitled to indemnification if he is adjudged by a court of competent jurisdiction to have engaged in intentional misconduct or a knowing violation of the law, if he received an improper personal benefit, or if a court of competent jurisdiction renders a final decision that such indemnification is unlawful.

     There is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     TRANSACTIONS INVOLVING ASH CAPITAL

     On August 17, 1999, eRoomSystem Technologies and Ash Capital entered into an Agreement of Understanding with respect to the purchase by Ash Capital of 333,334 shares of Series B convertible preferred stock at a price of $3.00 per share. This agreement provides Ash Capital with representation on our board and options to purchase 70,313 shares of common stock at $4.80 per share and 56,250 shares of common stock at $8.80 per share. The Agreement of Understanding was later amended by an agreement which provided additional obligations of eRoomSystem Technologies with respect to the purchase of an aggregate of 683,336 shares of Series B convertible preferred stock as follows: Ash Capital - 333,334 shares; C&W/RSI Partners - 133,334 shares; SKM Investments, LLC - 133,334 shares; and Thunder Mountain Properties LC - 83,334 shares. Pursuant to this amendment and until the closing of our initial public offering, eRoomSystem Technologies agreed to deliver monthly and annual financial statements, make adjustments for business combinations and capital-related transactions, and issue additional shares of preferred stock to the extent that eRoomSystem Technologies sells shares of common stock, or its equivalents, for less than $3.00 per share. In addition, the shares of Series B convertible preferred stock purchased by these investors possess the same rights as other shares of Series B convertible preferred stock. All shares of Series B convertible preferred stock were converted into shares of our common stock upon the closing of our initial public offering.

     In addition to the Agreement of Understanding, we entered into a Stockholders' Agreement and Proxy dated August 17, 1999 with Ash Capital in which rights were granted to Ash Capital. As a result, Ash Capital possesses the right to vote a nominee onto our board of directors, the right of first refusal with respect to the proposed sale of shares of our capital stock by our executive officers and their respective affiliates and the right to participate in the proposed sale of shares of our capital stock in an amount equal to one quarter of the number of shares proposed to be sold. In the event that there is a transfer by our executive officers and their respective affiliates that violates this agreement, Ash Capital possesses the right to sell to our executive officers and their respective affiliates the number of shares of capital stock Ash Capital would have been able to sell pursuant to its participation rights. In addition, with the exception of transfers for estate planning purposes, our executive officers and their respective affiliates agreed to transfer no more than 10,000 shares of our capital stock per year. This agreement terminates upon the earlier of the tenth anniversary of the agreement or upon the consummation of a firmly underwritten public offering with gross proceeds of at least $12 million. Although our initial public offering generated gross proceeds of only $11.7 million, Ash Capital provided a waiver of the $12 million requirement and the Stockholders' Agreement and Proxy was terminated.

     On February 15, 2000, we received a $500,000 loan from Ash Capital. Dr. Alan C. Ashton is a director of eRoomSystem Technologies and owns 100% of Ash Capital. This loan was evidenced by a promissory note bearing simple interest at the rate of 10% per annum, payable on August 15, 2000 and secured by our assets. Ash Capital was issued a warrant to purchase 18,750 shares of common stock exercisable at $4.80 per share through August 9, 2002. The primary purpose of this loan was to fund approximately 900 Refreshment Centers to be installed in several hotel properties in the United States. In August 2000, the promissory note was satisfied and paid in full.

     TRANSACTIONS INVOLVING RSG INVESTMENTS

     On July 17, 1998, eRoomSystem Technologies entered into an agreement with RSG Investments through which RSG Investments loaned us $1.5 million. RSG Investments is a privately-held company in which John J. Prehn, one of our directors, is a member. Mr. Prehn previously served as the managing director of AMRESCO. At the time of these agreements, neither RSG Investments nor AMRESCO were affiliated with us.

     The purpose of the $1.5 million loan was to fund the production of approximately 2,270 Refreshment Centers. As an inducement, we issued the principals of RSG Investments warrants to purchase 46,875 shares of common stock and agreed to pay interest at the rate of 15% per annum. Our obligation was secured by Refreshment Centers, our other assets and shares of common stock held by the officers, directors and consultants. Under this agreement, we were to "repurchase" the Refreshment Centers within 75 days, or by September 30, 1998. If we failed to "repurchase" the Refreshment Centers by such date, warrants to purchase 9,375 shares of common stock would have accrued every 30 days through January 30, 1999. We failed to "repurchase" the Refreshment Centers by September 30, 1998 and remained in default through January 30, 1999, although we obtained several extensions from RSG Investments. As our obligation remained unsatisfied, we entered into a settlement with RSG Investments in the form of an Equipment Transfer Agreement dated September 28, 1999.

     Pursuant to the Equipment Transfer Agreement, we formed a bankruptcy-remote entity, RSi BRE, placed a representative of RSG Investments on the board of directors of RSi BRE, transferred ownership of 2,270 Refreshment Centers to RSi BRE, and granted RSG Investments the right to receive $0.57 per Refreshment Center per day of the revenue realized from 2,050 of the Refreshment Centers. As part of the settlement, the RSi BRE board of directors was to consist of three individuals, a representative of eRoomSystem Technologies, a representative of RSG Investments and a third independent director. In addition, we paid $250,000 to RSG Investments, converted $500,000 of our obligation into 166,667 shares of Series B convertible preferred stock and executed a promissory note in the principal amount of $750,000 bearing an interest rate of 10% per annum. Pursuant to this settlement, RSG Investments terminated the security interest granted under the original obligation and received a security interest in all of the assets of RSi BRE. In addition, RSG Investments surrendered all warrants to purchase shares of common stock eRoomSystem Technologies previously issued to it.

     Pursuant to the terms of this promissory note, we transferred 829 additional Refreshment Centers to RSi BRE. We were obligated to satisfy this promissory note in full on May 1, 2000, which was extended to August 15, 2000. On August 15, 2000, the promissory note was satisfied and paid in full. As a result, 829 units were transferred from RSi BRE to us and the remaining obligations owed to RSG Investments were assumed by RSi BRE.

     OTHER TRANSACTIONS WITH RELATED PARTIES

     In October 1996, in consideration for the sale of patents to eRoomSystem Technologies, we agreed to pay $125,000 and issue 65,625 shares of common stock to Steven L. Sunyich, our chairman. In fiscal year 1999, Mr. Sunyich converted the remaining principal balance of $70,750 into 23,583 shares of Series B convertible preferred stock.

     In 1997, Kelley Family Trust and Toleman Family Trust, both of which are controlled by Mr. Sunyich, purchased 84,375 and 118,125 shares of common stock, respectively, at a price of $4.67 per share, evidenced by demand promissory notes bearing simple interest at the rate of 7% per annum. On October 1, 1999, the board called the demand promissory notes of Kelley Family Trust and Toleman Family Trust. The demand promissory notes were defaulted upon and the shares of common stock were returned to us and retired.

     In 1997, Derek K. Ellis, our chief financial officer, treasurer and secretary, purchased 120,375 shares of common stock at a price of $4.67 per share, evidenced by a demand promissory note bearing simple interest at the rate of 7% per annum. On October 1, 1999, the board called the demand promissory note of Mr. Ellis. The demand promissory note was defaulted upon and the shares of common stock were returned to us and retired.

     In 1998, Mr. Ellis loaned $10,545 to us evidenced by a promissory note. On September 1, 1999, we entered into an agreement with Mr. Ellis whereby we agreed to convert the outstanding indebtedness due on this promissory note into shares of Series B convertible preferred stock. As a result, we issued 3,742 shares of Series B convertible preferred stock and 2,989 shares of our common stock to Mr. Ellis. These shares of Series B convertible preferred stock were converted into shares of our common stock upon the closing of our initial public offering.

     Mr. Sunyich loaned the sum of $205,209 to us, as evidenced by a promissory note dated January 1, 1999. In addition, William R. Shupe, a former executive officer and former consultant, loaned the sum of $83,411 to us, as evidenced by a promissory note dated January 1, 1999. On September 1, 1999, we entered into agreements whereby we agreed to convert the outstanding indebtedness due on these promissory notes. As a result, we issued 72,434 shares of Series B convertible preferred stock and 51,983 shares of our common stock to Mr. Sunyich and 29,808 shares of Series B convertible preferred stock and 25,377 shares of our common stock to Mr. Shupe. These shares of Series B convertible preferred stock were converted into shares of our common stock upon the closing of our initial public offering.

     The funds loaned by Mr. Sunyich and Mr. Shupe were originally loaned to them by Riggs Family Partnership, an entity owned and controlled by Mr. Shupe. Upon inquiry, we were advised that the loans by Riggs Family Partnership had been obtained from the proceeds of what may have been an unregistered offering of our common stock by Riggs Family Partnership and Mr. Shupe. Through its offering, Riggs Family Partnership sold shares of our common stock held by two of our stockholders. We have been advised that, from April 1998 through March 1999, Riggs Family Partnership sold approximately 112,500 shares of our common stock to approximately 36 investors in exchange for approximately $1.3 million.

     Further, in December 1999, Riggs Family Partnership notified us of its intention to transfer to these investors approximately 60,000 additional shares of our common stock held by Riggs Family Partnership to offset the effect of our one-for-two reverse stock split. We have not been able to determine whether this unregistered offering was conducted by Riggs Family Partnership with the benefit of a state or federal exemption from registration. As a result, Riggs Family Partnership and Mr. Shupe may be subject to an examination by administrative agencies with respect to its offers and sales of our common stock or may be subject to demand for rescission by the purchasers of our common stock. Despite the possible exposure of Riggs Family Partnership and Mr. Shupe to liability, we did not have any control over Riggs Family Partnership or Mr. Shupe and did not participate in the actual offer and sale of our common stock to these purchasers.

     On May 30, 1999, the SBD Limited Partnership, an entity controlled by Mr. Sunyich, executed a promissory note in favor of eRoomSystem Technologies in the original principal amount of $1,590,000 in consideration for the issuance of 198,750 shares of our common stock. The purpose of the issuance was to assist eRoomSystem Technologies in complying with the stock pledge requirements mandated by the terms of the $1,500,000 loan from RSG Investments. On September 28, 1999, as a result of a settlement agreement with RSG Investments, the 198,750 shares of common stock were returned to the SBD Limited Partnership. Immediately thereafter, the SBD Limited Partnership surrendered the 198,750 shares of common stock to eRoomSystem Technologies in exchange for the cancellation of the promissory note. The shares of common stock were booked as treasury stock and have been retired.

     On December 7, 1999 and February 14, 2000, Mr. Sunyich formally assigned to eRoomSystem Technologies Patent No. 4,939,352 and Patent Nos. 4,857,714 and 4,883,948, respectively. These patents relate to credit card point of sale technology. Each of the patent assignments have been filed with the United States Patent and Trademark Office. The assignments finalized the sale of such patents by Mr. Sunyich to us in 1996. In exchange, we issued 65,625 shares and a promissory note in the principal amount of $125,000 to Mr. Sunyich. After paying down the promissory note to approximately $70,750, we converted the remaining outstanding principal and interest into 23,583 shares of Series B convertible preferred stock. These shares were converted into shares of our common stock upon the closing of our initial public offering.

     The terms of each of the affiliate transactions were as favorable to the issuer or its affiliates as those generally available from unaffiliated third parties. We lacked sufficient disinterested independent directors to ratify the affiliate transactions at the time the transactions were initiated. All future material affiliated transactions and loans will be made, or entered into, on terms that are no less favorable to us than those that can be obtained from unaffiliated third parties. All future material affiliated transactions and loans, and any forgiveness of loans, must be approved by a majority of our independent directors who do not have an interest in the transactions and who had access, at our expense, to our legal counsel or independent legal counsel.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth the beneficial ownership of our common stock as of December 20, 2000, and as adjusted, to reflect the sale of the shares of common stock in this offering by our executive officers and our directors, individually, and all of our executive officers and directors, as a group. The beneficial ownership is calculated based on 7,050,965 shares of our common stock outstanding as of December 20, 2000 and 7,392,145 shares of our common stock outstanding upon completion of this offering. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities.

     Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of capital stock listed as owned by such person. Shares issuable upon the exercise of options that are currently exercisable or become exercisable within sixty days of December 20, 2000 are considered outstanding for the purpose of calculating the percentage of outstanding shares of our common stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares of our common stock held by another individual. Unless otherwise indicated, the address of the following stockholders is c/o eRoomSystem Technologies, Inc., 3770 Howard Hughes Parkway, Suite 175, Las Vegas, Nevada 89109.


                                                                                         PERCENTAGE OF SHARES
NAME OF EXECUTIVE OFFICERS AND  DIRECTORS                                                 BENEFICIALLY OWNED
-----------------------------------------                      NUMBER OF                  -------------------
                                                          SHARES BENEFICIALLY       PRIOR TO THE        AFTER THE
                                                                 OWNED                 OFFERING         OFFERING
                                                          --------------------      -------------       ----------
David S. Harkness(1)                                             250,000                 3.4%                3.3%
Stephen M. Nelson(2)                                              53,598                 0.8%                0.7%
Derek K. Ellis(3)                                                172,907                 2.4%                2.2%
Steven L. Sunyich(4)                                             852,402                11.5%               10.7%
Lawrence S. Schroeder(5)                                          58,598                 0.8%                0.8%
Dr. Alan C. Ashton(6)                                            711,333                 9.9%                9.2%
S. Leslie Flegel(7)                                              130,490                 1.8%                1.7%
John J. Prehn(8)                                                  20,000                 0.3%                0.3%
Executive officers and directors as a group (8 persons)        2,249,328                27.4%               26.3%
---------------

     1    Reflects beneficial ownership of options to purchase an aggregate of
250,000 shares of common stock. The options held by Mr. Harkness are immediately exercisable.
     2    Reflects beneficial ownership of options to purchase an aggregate of 53,598 shares of common stock. Options to purchase 26,932 shares of common stock held by Mr. Nelson are immediately exercisable and options to purchase 26,666 shares of common stock are subject to vesting.
     3    Reflects beneficial ownership of 10,996 shares of common stock and options to purchase an aggregate of 161,911 shares of common stock. The options held by Mr. Ellis are immediately exercisable.
     4    Reflects beneficial ownership of 210,639 shares of common stock,
270,564 shares of common stock held by trusts for which Mr. Sunyich acts as trustee and his family members are beneficiaries and options to purchase an aggregate of 371,199 shares of common stock. The options held by Mr. Sunyich are immediately exercisable.
     5    Reflects beneficial ownership of options to purchase 58,598 shares of common stock. The options held by Mr. Schroeder are immediately exercisable.
     6    Ash Capital, controlled by Dr. Ashton, owns 566,020 shares of common stock and options to purchase 145,313 shares of common stock. The options held by Ash Capital are immediately exercisable.
     7    Reflects beneficial ownership of 15,490 shares of common stock, options to purchase 112,500 shares of common stock and a warrant to purchase 2,500 shares of common stock. The options and warrants held by Mr. Flegel are immediately exercisable.
     8    Reflects beneficial ownership of 5,000 shares of common stock and options to purchase 15,000 shares of common stock. The options held by Mr. Prehn are immediately exercisable. RSG Investments, an entity in which Mr. Prehn is a member, owns 178,569 shares of common stock. Since Mr. Prehn's ownership of RSG Investments is 24%, the shares of common stock beneficially owned by RSG Investments have not been attributed to Mr. Prehn.

                          DESCRIPTION OF CAPITAL STOCK

     eRoomSystem's authorized capital stock consists of 50,000,000 shares of common stock, $0.001 par value; 5,000,000 shares of preferred stock, $0.001 par value; 500,000 shares of Series A convertible preferred stock, $0.001 par value; 2,500,000 shares of Series B convertible preferred stock, $0.001 par value; and 2,000,000 shares of Series C convertible preferred stock, $0.001 par value. Our current authorized capital was effected through an amendment and restatement of our articles of incorporation on March 29, 2000.

     On September 28, 1999, our stockholders approved a reverse split of our common stock, including all common stock underlying our outstanding options and warrants, at the rate of one share for every two shares outstanding. Due to contractual anti-dilution rights which have since been terminated, 1,471,000 shares of our common stock were excluded from the one-for-two reverse stock split. This reverse stock split did not affect our Series A or Series B convertible preferred stock and has been retroactively reflected in this prospectus.

     On March 29, 2000, our stockholders approved a reverse split of our common stock, including all common stock underlying our outstanding options and warrants, at a rate of three shares for each four shares outstanding. Our three-for-four reverse stock split did not affect our Series A, Series B or Series C convertible preferred stock and has been retroactively reflected in this prospectus.

     As of December 20, 2000, and after giving effect to the one-for-two reverse stock split and the three-for-four reverse stock split of our common stock, there were 7,050,965 shares of common stock outstanding and no shares of preferred stock outstanding. As set forth below, there are outstanding options and warrants to purchase 2,966,560 shares of common stock as of December 20, 2000. We have reserved 2,000,000 shares of common stock for issuance pursuant to our stock option plan.

     COMMON STOCK

     As of September 30, 2000, our outstanding shares of common stock were held by approximately 650 stockholders. Holders of common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. We do not allow cumulative voting of any kind, and are not required to do so under Nevada law. Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of common stock will be entitled to receive dividends, if any, as may be declared from time to time by the board out of legally available funds. Upon liquidation, dissolution, or winding up of eRoomSystem Technologies, the holders of common stock will be entitled to a pro rata share of our assets that are legally available for distribution after payment of all debts and other liabilities and subject to the prior rights of any preferred stock then outstanding. Holders of our common stock have no preemptive, subscription, redemption, or conversion rights.

     Our common stock is traded on the Nasdaq SmallCap Market under the symbol "ERMS." On December 20, 2000, the last reported sale price of eRoomSystem Technologies' common stock was $1.4375. As we have a history of operating losses and as there has only been a limited public market for our common stock, we may not be able to meet the requirements for continued listing on the Nasdaq SmallCap Market. In the event that our common stock no longer meets the listing requirements of the Nasdaq SmallCap Market, our common stock will most likely be traded on the OTC Bulletin Board or the National Quotation Bureau Pink Sheets. If our common stock is no longer traded on the Nasdaq SmallCap Market, the visibility of our common stock to the market and its liquidity will most likely be reduced.

     PREFERRED STOCK

     We are authorized to issue 5,000,000 shares of undesignated preferred stock. None of the undesignated preferred stock is issued or outstanding, and we have no present plans to issue shares of undesignated preferred stock. Although our board is empowered to issue one or more series of undesignated preferred stock with such rights, preferences, restrictions and privileges as may be fixed by our board, without further action by our stockholders, we will not offer any preferred stock to any officer, director or 5% stockholder except on the same terms it is offered to all other existing or new stockholders, or unless the issuance of any preferred stock is approved by a majority of our independent directors who did not have an interest in the transactions and who have access, at our expense, to our legal counsel or independent legal counsel. The issuance of the undesignated preferred stock could adversely affect the rights, including voting rights, of the holders of our common stock and could impede an attempted takeover of us.

     In addition to our undesignated preferred stock, we have authorized 500,000 shares of Series A convertible preferred stock, $0.001 par value, 2,500,000 shares of Series B convertible preferred stock, $0.001 par value, and 2,000,000 shares of Series C convertible preferred stock, $0.001 par value. Prior to the consummation of our initial public offering, we had issued and outstanding 360,000 shares of Series A convertible preferred stock, 2,081,680 shares of Series B convertible preferred stock and 161,535 shares of Series C convertible preferred stock. Upon the consummation of our initial public offering, the outstanding shares of Series A convertible preferred stock, Series B convertible preferred stock and Series C convertible preferred stock were converted into 553,846 shares, 2,135,056 shares and 178,318 shares of our common stock, respectively. In addition, all accrued outstanding dividends of shares of common stock have been paid and all accrued dividends of cash will be paid upon the receipt from the remaining holders of stock certificates for Series A convertible preferred stock and Series C convertible preferred stock for conversion into shares of common stock.

     OPTIONS AND WARRANTS

     As of December 20, 2000, there were options and warrants outstanding to purchase 2,966,560 shares of common stock at exercise prices ranging from $1.00 to $16.00 per share with a weighted average exercise price per share of $5.75. Upon the assumption that warrant holders exercise all of their warrants, there will be options and warrants outstanding to purchase 2,625,380 shares of common stock. These options and warrants are exercisable at various times through the third anniversary date of this offering. We will not grant any options or warrants to purchase common stock at an exercise price of less than 85% of the fair market value of our common stock on the date of grant.

     REGISTRATION RIGHTS

     In conjunction with our July 1996 through March 1997 notes offering, we distributed offering documents that contained a statement that made reference to demand and piggy-back registration rights for the shares of common stock underlying the warrants granted in the offering. These purported registration rights apply to 341,180 shares of common stock. Although we believe that there are sufficient grounds to deny such registration rights, we have agreed to register the shares of common stock underlying these warrants pursuant to this registration statement on behalf of warrant holders.

     Pursuant to our April 1997 through December 1997 units offering, we granted registration rights to the purchasers of units where such purchasers possessed the right to demand registration and piggy-back registration for the shares of common stock purchased. These registration rights apply to 372,375 shares of common stock. We have not solicited or obtained waivers from the holders of these registration rights with respect to our initial public offering or this offering since the shares were purchased over two years ago and are freely tradable pursuant to Rule 144(k) of the Securities Act.

     Pursuant to our January 1998 through March 1998 common stock offering, we granted purchasers of common stock the right to piggy-back the registration of their shares onto a future registration statement of eRoomSystem Technologies for a public offering. The determination of whether the shares of common stock purchased by these investors will be included in a future registration statement will be dependent upon the underwriter or underwriters for the public offering, as the underwriter or underwriters would have final discretion as to which shares of common stock will be registered. We have not solicited or obtained waivers from the holders of these registration rights with respect to our initial public offering since the shares were purchased over two years ago and are freely tradable pursuant to Rule 144(k) of the Securities Act.

     Pursuant to an offshore subscription agreement dated as of April 13, 2000, we granted registration rights for the 200,000 shares of common stock issued to the selling stockholders in connection with the bridge loan. In accordance with these registration rights, these shares of common stock have been registered pursuant to this registration statement. In addition, we have agreed to have a registration statement for these shares declared effective within 180 days of the closing of our initial public offering. The selling stockholders are prohibited from selling their shares of common stock until 180 days after the closing of our initial public offering, or for a longer period as required by the National Association of Securities Dealers, Inc. or the Nasdaq Stock Market not to exceed one year.

     2000 REVERSE STOCK SPLIT

     On March 29, 2000, our board and a majority of our stockholders approved by written consent our three-for-four reverse stock split. This reverse stock split affected all shares of common stock outstanding and underlying our options and warrants, but did not affect the previously outstanding shares of Series A, Series B and Series C convertible preferred stock.

     NEVADA LAW, OUR ARTICLES OF INCORPORATION AND BYLAWS

     Some of the provisions of our articles of incorporation and bylaws may have the effect of discouraging some types of transactions that involve an actual or threatened change of control of eRoomSystem Technologies, which in turn could limit your ability to sell your shares at a premium. Some of these provisions are summarized below.

     SIZE OF BOARD AND ELECTION OF DIRECTORS. Our articles of incorporation and bylaws, when read together, provide for a minimum of two and a maximum of nine persons to serve on the board. However, the number of directors may be increased or decreased by a resolution adopted by the affirmative vote of a majority of the board. Removal of a director requires two-thirds vote of the outstanding shares of our common stock.

     STOCKHOLDER NOMINATIONS AND PROPOSALS. Our bylaws provide for advance notice requirements for stockholder nominations and proposals at annual meetings of our stockholders. Stockholders may nominate directors or submit other proposals only upon written notice to eRoomSystem Technologies not less than 120 days nor more than 150 days prior to the anniversary of the date of the notice to stockholders of the previous year's annual meeting. A stockholder's notice also must contain additional information, as specified in the bylaws. The board may reject proposals that are not made in accordance with the procedures contained in the bylaws or that are not properly the subject of stockholder action.

     CALLING SPECIAL STOCKHOLDER MEETINGS; STOCKHOLDER ACTION WITHOUT A MEETING. Matters to be acted upon by the stockholders at special meetings are limited to those specified in the notice of the meeting. A special meeting of stockholders may be called by the board, the Chairman or the president of eRoomSystem Technologies by resolution of the board or at the request in writing of stockholders holding at least 10% of the outstanding shares entitled to vote at the special meeting. As allowed by Nevada law, the bylaws provide that any action by written consent of stockholders in lieu of a meeting must be signed by the holders of at least a majority of the voting power.

     PREFERRED STOCK. We are authorized to issue 5,000,000 shares of undesignated preferred stock, commonly referred to as "blank check" preferred stock. None of the undesignated preferred stock is issued or outstanding, and we have no present plans to issue shares of undesignated preferred stock. Our board is empowered to issue one or more series of undesignated preferred stock with such rights, preferences, restrictions and privileges as may be fixed by our board, without further action by our stockholders. The issuance of the undesignated preferred stock could adversely affect the rights, including voting rights, of the holders of our common stock and could impede an attempted takeover of us.

     NEVADA ANTI-TAKEOVER STATUTES. Nevada law provides that an acquiring person who acquires a controlling interest in a Nevada corporation may only exercise voting rights on any control shares if those voting rights are conferred by a majority vote of the corporation's disinterested stockholders at a special meeting held upon the request of the acquiring person. If the acquiring person is accorded full voting rights and acquires control shares with at least a majority of all the voting power, any of our stockholders who did not vote in favor of authorizing voting rights for the control shares, are entitled to payment for the fair value of his shares. A "controlling interest" is an interest that is sufficient to enable the acquiring person to exercise at least one-fifth of the voting power of the corporation in the election of directors. "Control shares" are outstanding voting shares that an acquiring person or associated persons acquire or offer to acquire in an acquisition and those shares acquired during the 90-day period before the person involved became an acquiring person.

     In addition, Nevada law restricts the ability of a corporation to engage in any combination with an interested stockholder for three years from when the interested stockholder acquires shares that cause the stockholder to become an interested stockholder, unless the combination or the purchase of shares by the interested stockholder is approved by the board before the stockholder became an interested stockholder. If the combination was not previously approved, the interested stockholder may only effect a combination after the three-year period, if the stockholder receives approval from a majority of the disinterested shares or the offer meets the fair price criteria.

     An "interested stockholder" is a person who is:

     - the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of a corporation; or

     - an affiliate or associate of a corporation and, at any time within three years immediately before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of a corporation.

     These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board and in the policies formulated by the board and to discourage some types of transactions that may involve actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the potential restructuring or sale of all or a part of our company. However, these provisions could discourage potential acquisition proposals and could delay or prevent a change in control of our company. These provisions may also have the effect of preventing changes in our management.

     As a result of the potential adverse effects of these provisions on our stockholders, on July 11, 2000, our board approved the second amendment and restatement of our articles of incorporation whereby eRoomSystem Technologies elected not to be governed by the Nevada laws relating to an acquisition of a controlling interest in a Nevada corporation and a business combination with an interested stockholder. On July 12, 2000, our stockholders approved this second amendment and restatement of our articles of incorporation. Under Nevada law, the amendment to our articles of incorporation is not effective until 18 months after July 12, 2000 and will not apply to any combination of eRoomSystem Technologies with an interested stockholder whose date of acquiring our shares is on or before July 12, 2000.

     TRANSFER AGENT

     Our transfer agent is American Stock Transfer and Trust Company. Its address is 40 Wall Street, New York, New York 10005, and its telephone number is
(718) 921-8360.

                         SHARES ELIGIBLE FOR FUTURE SALE

     Prior to our initial public offering, there had been no market for our common stock. As of December 20, 2000, there were 7,050,965 shares of common stock outstanding. Pursuant to this offering and upon the assumption that all shares of common stock registered are sold, there will be 7,392,145 shares of common stock outstanding. Of this amount, 541,180 shares are freely tradeable pursuant to this offering and another 1,800,000 shares are freely tradeable pursuant to our initial public offering, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. In general, affiliates include officers, directors and/or 10% stockholders.

     The balance of 5,050,965 shares outstanding are "restricted securities" within the meaning of Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 144(k) promulgated under the Securities Act, which are summarized below. Sales of the restricted securities in the public market, or the availability of such shares for sale, could adversely affect the market price of the common stock.

     Our directors, officers and selected stockholders entered into lock-up agreements in connection with our initial public offering generally providing that, without first obtaining the written consent of the underwriter representative:

     - they will not offer or sell any of our common stock owned by them during the first 18 months following the closing of our initial public offering;

     - they will not offer or sell more than 10% of our common stock owned by them in any of the next two consecutive calendar quarters after the initial 18-month period; and

     - they will not offer or sell more than the lesser of 25% of our outstanding common stock owned by them or the number of shares which may be sold pursuant to the volume limitation of Rule 144(e) under the Securities Act, in any of the next four calendar quarters thereafter.

These stockholders also agreed that, during the four-year period from the closing of our initial public offering, they will not sell shares of our common stock in excess of the volume limitations of Rule 144(e) even though Rule 144(k) may be available. The underwriter representative may elect to release such stockholders from their respective lock-up agreements if, in the sole discretion of the underwriter representative, the sales of common stock will not disrupt an orderly market for our common stock. In addition, our officers and directors entered into an additional lock-up agreement where they will not sell any of our common stock owned by them during the two-year period after the close of our initial public offering and offer or sell more than 2.5% of our common stock owned by them in any of the next eight consecutive calendar quarters after the initial two-year period.

     Taking into account the lock-up agreements, and assuming the underwriter representative does not release stockholders from these agreements, the following shares will be eligible for sale in the public market at the following times:

     - Beginning on the date of this prospectus, all 541,180 shares registered in this offering, all 1,800,000 shares sold in our initial public offering and up to 1,397,719 shares pursuant to Rule 144(k) will be immediately available for sale in the public market.

     - On February 2, 2001, a six-month lock-up will expire and will result in 770,687 shares of common stock being immediately available for sale in the public market pursuant to Rule 144(k), and 233,865 shares of common stock will be eligible for sale in the public market, subject to volume limitations, as explained below, pursuant to Rule 144.

     - On May 2, 2001, a nine-month lock-up will expire with respect to 1,389,792 shares of common stock, all shares of which will be eligible for sale in the public market, subject to volume limitations, pursuant to Rule 144.

     - On August 2, 2001, a twelve-month lock-up will expire with respect to 178,318 shares of common stock, all shares of which will be eligible for sale in the public market, subject to volume limitations, pursuant to Rule 144.

     In general, under Rule 144 as currently in effect, after the expiration of the lock-up agreements, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - one percent of the number of shares of common stock then outstanding which will equal approximately 73,921 shares immediately after this offering; or

     - the average weekly trading volume of the common stock during the four calendar weeks preceding the sale.

     Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice, and the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     Rule 701, as currently in effect, permits our employees, officers, directors or consultants who purchased shares pursuant to a written compensatory plan or contract to resell these shares in reliance upon Rule 144 but without compliance with specific restrictions. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 without complying with the holding period requirement and that non-affiliates may sell these shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144.

     In addition, we intend to file a registration statement on Form S-8 under the Securities Act to register shares to be issued pursuant to our employee benefit plans. As a result, any options or rights exercised under our stock option plan will also be freely tradable in the public market. However, shares held by affiliates will be subject to lock-up agreements and the volume limitation, manner of sale, notice and public information requirements of Rule 144 unless otherwise resaleable under Rule 701. As of December 20, 2000, and inclusive of the 341,180 shares registered hereunder on behalf of the warrant holders, there were outstanding options and warrants for the purchase of 2,966,560 shares of common stock, of which 2,737,495 shares were vested and exercisable.

                                  LEGAL MATTERS

     Kummer Kaempfer Bonner & Renshaw, Las Vegas, Nevada, will pass upon the validity of the shares of common stock being registered under this prospectus for us.

                                     EXPERTS

     The consolidated balance sheets as of December 31, 1998 and 1999, and the consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended have been included in this prospectus in reliance on the report of Hansen, Barnett & Maxwell, Salt Lake City, Utah, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

                              CHANGE IN ACCOUNTANTS

     In September 1999, we engaged the firm of Arthur Andersen LLP to audit our financial statements for the fiscal years ended December 31, 1998 and 1999. On March 31, 2000, we received a letter in which Arthur Andersen resigned as our independent auditors due to its determination that its independence had been impaired. Arthur Andersen did not issue a report for our financial statements for the last two fiscal years. The resignation of Arthur Andersen was not based upon a disagreement on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure while Arthur Andersen was engaged by us. On April 4, 2000, our board approved the retention of Hansen, Barnett & Maxwell as our independent auditors.

                              AVAILABLE INFORMATION

     We have filed with the Commission a registration statement on Form SB-2 under the Securities Act with respect to the shares of common stock registered on behalf of selling stockholders and warrant holders. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits, portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information about us and the common stock, we refer you to the registration statement and to its exhibits. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, and each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits without charge at the public reference facilities the Commission maintains at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661. You may obtain copies of all or any part of these materials from the Commission upon the payment of the fees prescribed by the Commission. You may also inspect these reports and other information without charge at a website maintained by the Commission. The address of this site is http://www.sec.gov. You may also obtain information on the operation of the public reference facilities of the Commission at 1-800-732-0330.

     We are subject to the informational requirements of the Exchange Act and are required to file reports, proxy statements and other information with the Commission. You will be able to inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the Commission and at the Commission's regional offices at the addresses noted above. You also will be able to obtain copies of this material from the Public Reference Section of the Commission as described above, or inspect them without charge at the Commission's website. Since we have received approval for quotation on the Nasdaq SmallCap Market, then you will be able to inspect reports, proxy and information statements and other information concerning us at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS




Report of Independent Certified Public Accountants...........................F-2

Consolidated Balance Sheets..................................................F-3

Consolidated Statements of Operations........................................F-5

Consolidated Statements of Stockholders' Equity (Deficit)....................F-6

Consolidated Statements of Cash Flows.......................................F-11

Notes to Consolidated Financial Statements..................................F-13

HANSEN, BARNETT & MAXWELL
A Professional Corporation
CERTIFIED PUBLIC ACCOUNTANTS

                                                          (801) 532-2200
      Member of AICPA Division of Firms                 Fax (801) 532-7944
              Member of SECPS                      345 East Broadway, Suite 200
     Member of Summit International              Salt Lake City, Utah 84111-2693
             Associates, Inc.                             www.hbmcpas.com



               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors and the Stockholders eRoomSystem Technologies, Inc.

We have audited the accompanying consolidated balance sheets of eRoomSystem Technologies, Inc. (a Nevada corporation) and subsidiary as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of eRoomSystem Technologies, Inc. and subsidiary as of December 31, 1998 and 1999, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations (excluding non-cash compensation expense (income)) and as of December 31, 1999 had a working capital deficit of $2,650,616, a stockholders' deficit of $23,852, and was in default under certain debt agreements. During the years ended December 31, 1998 and 1999, the Company's operations used $2,931,871 and $2,304,807 of cash, respectively. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.



                                              HANSEN, BARNETT & MAXWELL


Salt Lake City, Utah
April 13, 2000, except for the third paragraph of Note 1, as to which the date is June 2, 2000

                  EROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                            December 31,
                                                                   --------------------------------     September 30,
                                                                       1998               1999               2000
                                                                   --------------     -------------     --------------
                                                                                                          (Unaudited)
CURRENT ASSETS:
   Cash.....................................................       $      1,850        $   113,252       $ 5,427,460
   Accounts receivable, net of allowance for doubtful
     accounts of $3,900, $15,000 and $15,000 (unaudited),
     respectively...........................................             35,655             40,213           233,016
   Inventories..............................................          1,488,354            697,033           864,942
   Prepaid expenses and other...............................              1,250              6,250           188,915
                                                                   --------------     -------------     --------------

                Total Current Assets........................          1,527,109            856,748         6,714,333
                                                                   --------------     -------------     --------------
                                                                   --------------     -------------     --------------

Refreshment Centers in Service, net of accumulated
   depreciation of $3,895, $3,858 and $75,966 (unaudited),
   respectively.............................................            362,266            169,791         1,559,306
                                                                   --------------     -------------     --------------

PROPERTY AND EQUIPMENT:
   Production equipment.....................................            138,908            138,908           201,165
   Computer equipment.......................................            130,951            171,666           198,648
   Vehicles and other.......................................             76,857             76,857            60,777
                                                                   --------------     -------------     --------------
                                                                        346,716            387,431           460,590
   Less accumulated depreciation and amortization...........           (203,381)          (264,946)         (302,368)
                                                                   --------------     -------------     --------------

                Net Property and Equipment..................            143,335            122,485           158,222
                                                                   --------------     -------------     --------------

INVESTMENT IN WHOLLY OWNED, UNCONSOLIDATED SUBSIDIARY.......                 --          2,535,976           894,858
                                                                   --------------     -------------     --------------

OTHER ASSETS:
     Patents and license rights, net of accumulated
       amortization of $155,211, $222,710 and $273,334
       (unaudited), respectively............................            317,279            249,780           199,156
     Deferred offering and financing costs, net of
       accumulated amortization of $749,457, $0 and $0
       (unaudited), respectively............................                884             88,000                --
     Deposits and other.....................................            169,416            327,851           164,888
                                                                   --------------     -------------     --------------

                Total Other Assets..........................            487,579            665,631           364,044
                                                                   --------------     -------------     --------------

Total Assets................................................        $ 2,520,289        $ 4,350,631       $ 9,690,763
                                                                   ==============     =============     ==============


          See accompanying notes to consolidated financial statements.

                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)


                                                                              December 31,
                                                                  --------------------------------------     September 30,
                                                                        1998                1999                 2000
                                                                  ------------------  ------------------   ------------------
                                                                                                              (Unaudited)


CURRENT LIABILITIES
   Notes payable and current portion of long-term debt, net
     of discount of $0, $0 and $13,581, respectively..........     $  2,872,570        $  1,560,458         $    425,464
   Notes payable to stockholder...............................          145,750                  --                   --
   Current portion of capital lease obligations...............           13,212              22,061               26,841
   Accounts payable...........................................        1,186,995             987,013              752,555
   Accrued liabilities........................................          240,475             332,835              406,852
   Accrued interest...........................................          293,024             290,117              109,469
   Customer deposits..........................................           51,010              93,470               94,258
   Deferred maintenance revenue...............................           63,875              58,868               73,467
   Preferred stock dividends payable..........................           18,541             162,542              112,608
                                                                  ------------------  ------------------   ------------------
       Total Current Liabilities..............................        4,885,452           3,507,364            2,001,514
                                                                  ------------------  ------------------   ------------------
                                                                                      ------------------   ------------------

LONG-TERM LIABILITIES
   Long-Term Debt, net of current portion.....................           11,719             812,022                3,361
                                                                  ------------------  ------------------   ------------------
   Capital Lease Obligations, net of current portion..........           51,223              55,097               33,166
                                                                  ------------------  ------------------   ------------------
       Total Long-Term Liabilities............................           62,942             867,119               36,527
                                                                  ------------------  ------------------   ------------------
                                                                  ------------------  ------------------   ------------------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT):
   Series A convertible preferred stock, $0.001 par value;
     500,000 shares authorized; 360,000 shares outstanding at
     December 31, 1998 and 1999 and no shares outstanding at
     September 30, 2000 (unaudited)...........................        1,332,953           1,332,953                   --
   Series B convertible preferred stock, $0.001 par value;
     2,500,000 shares authorized, 2,081,680 shares
     outstanding at December 31, 1999 and no shares
     outstanding at September 30, 2000 (unaudited)............               --           6,171,196                   --
   Series C convertible preferred stock, $0.001 par value;
     2,000,000 shares authorized, no shares outstanding at
     September 30, 2000 (unaudited)...........................               --                  --                   --
   Undesignated preferred stock, $0.001 par value; 5,000,000
     shares authorized; no shares outstanding.................               --                  --                   --
   Common stock, $0.001 par value; 50,000,000 shares
     authorized; 3,531,311 shares, 2,217,291 shares and
     7,050,965 shares (unaudited) outstanding at December 31,
     1998 and 1999 and September 30, 2000, respectively.......            3,532               2,218                7,051
   Additional paid-in capital.................................        8,670,586           6,265,284           28,554,445
   Warrants and options outstanding...........................        1,043,362             728,538            2,029,518
   Notes receivable from stockholders.........................       (4,073,941)           (840,000)                  --
   Accumulated deficit........................................       (9,404,597)        (13,684,041)         (22,938,292)
                                                                  ------------------  ------------------   ------------------
       Total Stockholders' Deficit............................       (2,428,105)            (23,852)           7,652,722
                                                                  ------------------  ------------------   ------------------

                                                                  ==================  ==================   ==================
Total Liabilities and Stockholders' Equity (Deficit)..........    $   2,520,289       $   4,350,631        $   9,690,763
                                                                  ==================  ==================   ==================

          See accompanying notes to consolidated financial statements.

                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                          Years Ended December 31,          Nine Months Ended September 30,
                                                      ----------------------------------   ----------------------------------
                                                           1998              1999               1999               2000
                                                      ---------------   ----------------   ---------------    ---------------
                                                                                                      (Unaudited)

REVENUE:
   Product sales..................................     $     916,650     $     144,282      $      32,374      $   2,012,788
   Revenue sharing arrangements...................            46,524           213,654            260,422            155,156
   Maintenance fees...............................            48,288           182,581            222,303            110,400
                                                      ---------------   ----------------   ----------------   ---------------
       Total Revenue..............................         1,011,462           540,517            515,099          2,278,344
                                                      ---------------   ----------------   ----------------   ---------------
COST OF REVENUE:
   Product sales..................................           711,355           118,010             26,479          1,468,891
   Revenue sharing arrangements...................            21,104           165,995            143,245             36,136
   Maintenance....................................            60,797            78,518             95,590             74,762
                                                      ---------------   ----------------   ----------------   ---------------
       Total Cost of Revenue......................           793,256           362,523            265,314          1,579,789
                                                      ---------------   ----------------   ----------------   ---------------
Gross Margin......................................           218,206           177,994            249,785            698,555
                                                      ---------------   ----------------   ----------------   ---------------
OPERATING EXPENSES:
   Selling, general and administrative (including
     non-cash compensation expense of $3,955,
     $105,005, $0 and $552,351, respectively).....         2,062,105         2,492,816          1,252,404          2,570,271
   Research and development.......................           284,532           271,230            206,530            187,932
                                                      ---------------   ----------------   ----------------   ---------------
       Total Operating Expenses...................         2,346,637         2,764,046          1,458,934          2,758,203
                                                      ---------------
                                                                        ----------------   ----------------   ---------------
Loss From Operations..............................        (2,128,431)       (2,586,052)        (1,209,149)        (2,059,648)
                                                      ---------------   ----------------   ----------------   ---------------
OTHER INCOME (EXPENSE):
   Interest expense...............................        (1,922,638)       (1,444,532)        (1,157,823)        (1,313,011)
   Write-off of note receivable from stockholder..                --                --                 --           (390,000)
   Equity in income of unconsolidated, wholly
     owned subsidiary.............................                --           147,615                 --             29,998
   Interest and other income......................           312,573           210,794            200,930             82,340
                                                      ---------------   ----------------   ----------------   ---------------
       Other Expense, Net.........................        (1,610,065)       (1,086,123)          (956,893)        (1,590,673)
                                                      ---------------   ----------------   ----------------   ---------------
Loss Before Extraordinary Loss on Extinguishment
   of Debt........................................        (3,738,496)       (3,672,175)        (2,166,042)        (3,650,321)
Extraordinary Loss on Extinguishment of Debt, net
   of income tax benefit of $0....................          (407,000)               --                 --                 --
                                                      ---------------   ----------------   ----------------   ---------------
Net Loss..........................................        (4,145,496)       (3,672,175)        (2,166,042)        (3,650,321)
Dividends Related to Convertible Preferred Stock..           (18,541)         (607,269)          (153,975)        (5,603,930)
                                                      ---------------   ----------------   ----------------   ---------------
Loss Attributable to Common Stockholders..........     $  (4,164,037)    $  (4,279,444)     $  (2,320,017)     $  (9,254,251)
                                                      ===============   ================   ================   ===============

Basic and Diluted Extraordinary Loss Per Common
   Share..........................................     $       (0.13)   $           --     $         --       $          --
                                                      ===============   ================   ================   ===============
Basic and Diluted Loss Per Common Share...........     $       (1.37)   $        (1.33)    $        (0.65)    $        (2.93)
                                                      ===============   ================   ================   ===============
Basic and Diluted Weighted Average Common Shares
   Outstanding....................................         3,028,982         3,220,709          3,587,563          3,159,200
                                                      ===============   ================   ================   ===============


          See accompanying notes to consolidated financial statements.

                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY

            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1999
          AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 (UNAUDITED)


                                               Series A Convertible
                                                  Preferred Stock              Common Stock
                                             -------------------------   -------------------------
                                               Shares        Amount        Shares        Amount
                                             -----------   -----------   -----------   -----------
Balance, December 31, 1997                            --   $        --     3,285,733   $     3,286

Issuance of Series A convertible preferred
  stock upon conversion of 1996 Notes
  at $5.00 per share, net and issuance
  of common stock and warrants to
  placement agent...........................     360,000     1,332,953        13,125            13

Issuance of common stock in connection
  with conversion of 1996 Notes into
  Series A convertible preferred stock......          --            --        38,156            38

Issuance of common stock for cash at
  $10.67 per share, net and issuance of
  warrants to placement agent...............          --            --        40,688            41

Issuance of common stock in connection
  with conversion of 60-day convertible
  notes and1996 notes.......................          --            --        84,661            85

Stock dividend issued to placement
  agent in connection with
  anti-dilution rights......................          --            --        68,948            69

Issuance of warrants in connection with
  financing transactions....................          --            --            --            --

Issuance of stock options to a
  consultant for services...................          --            --            --            --

Accrual of interest on notes receivable
  from stockholders.........................          --            --            --            --

Series A convertible preferred stock
  dividend accrual..........................          --            --            --            --

Net loss....................................          --            --            --            --
                                             -----------   -----------   -----------   -----------

Balance, December 31, 1998..................     360,000   $ 1,332,953     3,531,311   $     3,532
                                             ===========   ===========   ===========   ===========


                                                             Warrants       Notes
                                              Additional       And        Receivable
                                               Paid-in       Options         From       Accumulated
                                               Capital     Outstanding   Shareholders      Deficit         Total
                                             -----------   -----------   ------------   -----------    -----------
Balance, December 31, 1997                   $ 6,910,699   $   225,904   $(3,799,250)   $(5,240,376)   $(1,899,737)

Issuance of Series A convertible preferred
  stock upon conversion of 1996 Notes
  at $5.00 per share, net and issuance
  of common stock and warrants to
  placement agent...........................     139,987        17,479            --             --      1,490,432

Issuance of common stock in connection
  with conversion of 1996 Notes into
  Series A convertible preferred stock......     406,962            --            --             --        407,000

Issuance of common stock for cash at
  $10.67 per share, net and issuance of
  warrants to placement agent...............     371,644        18,358            --             --        390,043

Issuance of common stock in connection
  with conversion of 60-day convertible
  notes and1996 notes.......................     841,179            --            --             --        841,264

Stock dividend issued to placement
  agent in connection with
  anti-dilution rights......................         115            --            --           (184)            --

Issuance of warrants in connection with
  financing transactions....................          --       777,666            --             --        777,666

Issuance of stock options to a
  consultant for services...................          --         3,955            --             --          3,955

Accrual of interest on notes receivable
  from stockholders.........................          --            --      (274,691)            --       (274,691)

Series A convertible preferred stock
  dividend accrual..........................          --            --            --        (18,541)       (18,541)

Net loss ...................................          --            --            --     (4,145,496)    (4,145,496)
                                             -----------   -----------   -----------    -----------    -----------

Balance, December 31, 1998.................. $ 8,670,586   $ 1,043,362   $(4,073,941)   $(9,404,597)   $(2,428,105)
                                             ===========   ===========   ===========    ===========    ===========


          See accompanying notes to consolidated financial statements.

                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY

            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1999
    AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 (UNAUDITED) (CONTINUED)


                                             Series A Convertible     Series B Convertible
                                                Preferred Stock          Preferred Stock            Common Stock
                                            ------------------------ ------------------------ -------------------------
                                               Shares      Amount       Shares       Amount      Shares       Amount
                                            ----------- ------------ ------------ ----------- ------------ ------------
Balance, December 31, 1998................   360,000   $ 1,332,953            --   $        --     3,531,311    $     3,532

Issuance of Series B convertible
  preferred stock for cash and
  conversion of notes at $3.00 per
  share, net..............................        --            --     2,081,680     5,849,826            --             --

Issuance of common stock to entity
  controlled by the Company's
  president in exchange for note
  receivable..............................        --            --            --            --       198,750            199

Return of common stock from entity
  controlled by the Company's
  president...............................        --            --            --            --      (198,750)          (199)

Issuance of common stock for interest
  in connection with conversion of
  notes payable to stockholders at
  $3.20 per share.........................        --            --            --            --        83,500             84

Issuance of common stock for interest
  in connection with 90-day
  convertible notes at $3.20
  per share...............................        --            --            --            --        41,410             41

Issuance of common stock for services
  at $3.20 per share and issuance of
  stock options...........................        --            --            --            --         3,134              3

Issuance of warrants in connection
  with financing transactions.............        --            --            --            --            --             --

Return of warrants in connection with
  troubled debt restructuring.............        --            --            --            --            --             --

Accrual of interest on notes
  receivable from stockholders............        --            --            --            --            --             --

Series A convertible preferred stock
  dividend accrual........................        --            --            --            --            --             --

Series B convertible preferred stock
  dividend accrual payable in the form
  of common stock.........................        --            --            --            --        28,936             29

Series B convertible preferred stock
  beneficial conversion dividend..........        --            --            --       321,370            --             --


                                                         Warrants       Notes
                                          Additional       And        Receivable
                                           Paid-in        Options        From        Accumulated
                                           Capital      Outstanding   Shareholders      Deficit       Total
                                         ------------   -----------   ------------   ------------- -----------
Balance, December 31, 1998.............  $ 8,670,586    $ 1,043,362   $(4,073,941)   $(9,404,597)  $(2,428,105)

Issuance of Series B convertible
  preferred stock for cash and
  conversion of notes at $3.00 per
  share, net...........................           --             --            --             --     5,849,826

Issuance of common stock to entity
  controlled by the Company's
  president in exchange for note
  receivable...........................    1,589,801             --    (1,590,000)            --            --

Return of common stock from entity
  controlled by the Company's
  president............................   (1,589,801)            --     1,590,000             --            --

Issuance of common stock for interest
  in connection with conversion of
  notes payable to stockholders at
  $3.20 per share......................      264,398             --            --             --       264,482

Issuance of common stock for interest
  in connection with 90-day
  convertible notes at $3.20
  per share............................      121,566             --            --             --       121,607

Issuance of common stock for services
  at $3.20 per share and issuance of
  stock options........................        5,962         99,040            --             --       105,005

Issuance of warrants in connection
  with financing transactions..........           --         92,830            --             --        92,830

Return of warrants in connection with
  troubled debt restructuring..........           --       (506,694)           --             --      (506,694)

Accrual of interest on notes
  receivable from stockholders.........           --             --      (235,951)            --      (235,951)

Series A convertible preferred stock
  dividend accrual.....................           --             --            --       (144,000)     (144,000)

Series B convertible preferred stock
  dividend accrual payable in the form
  of common stock......................      141,870             --            --       (141,899)           --

Series B convertible preferred stock
  beneficial conversion dividend.......           --             --            --       (321,370)           --


          See accompanying notes to consolidated financial statements.

                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY

            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1999
          AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 (UNAUDITED)

                                           Series A Convertible        Series B Convertible
                                              Preferred Stock             Preferred Stock                 Common Stock
                                       ---------------------------   ---------------------------   -------------------------
                                          Shares         Amount         Shares         Amount         Shares          Amount
                                       ------------   ------------   ------------   ------------   ------------    ------------
Return of common stock as payment of
  shareholder notes receivable.......            --             --             --             --     (1,471,000)         (1,471)

Reserve for shareholder notes
  receivable.........................            --             --             --             --             --              --

Net loss.............................            --             --             --             --             --              --
                                       ------------   ------------   ------------   ------------   ------------    ------------

Balance, December 31, 1999                  360,000   $  1,332,953      2,081,680   $  6,171,196      2,217,291    $      2,218
                                       ============   ============   ============   ============   ============    ============


                                                         Warrants        Notes
                                        Additional         And         Receivable
                                          Paid-in        Options         From         Accumulated
                                          Capital      Outstanding    Shareholders      Deficit           Total
                                       ------------    ------------   ------------    ------------    ------------
Return of common stock as payment of     (2,939,098)             --      2,940,569              --              --
  shareholder notes receivable

Reserve for shareholder notes
  receivable                                     --              --        529,323              --         529,323

Net loss                                         --              --             --      (3,672,175)     (3,672,175)
                                       ------------    ------------   ------------    ------------    ------------

Balance, December 31, 1999             $  6,265,284    $    728,538   $   (840,000)   $(13,684,041)   $    (23,852)
                                       ============    ============   ============    ============    ============


          See accompanying notes to consolidated financial statements.

                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
               FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1999 AND
      FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 (UNAUDITED) (CONTINUED)



                                                   Series A Convertible            Series B Convertible
                                                     Preferred Stock                  Preferred Stock
                                              -------------------------------  ------------------------------
                                                  Shares            Amount         Shares           Amount
                                              -------------     -------------  -------------    -------------
Balance, December 31, 1999..............           360,000       $ 1,332,953      2,081,680      $ 6,171,196
Issuance of common stock in connection
   with 90-day convertible notes, the
   2000 Bridge loan and shareholders
   notes payable at $3.20 per share
   (unaudited)..........................                --                --             --               --
Issuance of common stock for services
   at $3.20 per share (unaudited).......                --                --             --               --
Series B convertible preferred stock
   dividend accrual payable in the form
   of common stock, net (unaudited).....                --                --             --               --
Series A convertible preferred stock
   beneficial conversion dividend
   (unaudited) .........................                --         1,800,000             --               --
Series B convertible preferred stock
   beneficial conversion dividend
   (unaudited)..........................                --                --             --        3,425,654
Return of common stock as a result of a
   default on a note receivable from
   shareholder (unaudited)..............                --                --             --               --
Write-down of note receivable from
   shareholder (unaudited) .............                --                --             --               --
Issuance of Series C convertible
   preferred stock and 42,500 warrants
   for cash at $2.83 per share
   (unaudited)..........................                --                --             --               --
Issuance of common stock and 180,000
   warrants for cash (unaudited) .......                --                --             --               --
Conversion of Series A preferred stock
   into common stock (unaudited) .......          (360,000)       (3,132,953)            --               --
Conversion of Series B preferred stock
   into common stock (unaudited) .......                --                --     (2,081,680)      (9,596,850)
Conversion of Series C preferred stock
   into common stock (unaudited) .......                --                --             --               --
Issuance of warrants related to
   advertising agreement, financing
   activities, and consulting services
   (unaudited)..........................                --                --             --               --
Shares issued under anti-dilution
   agreement (unaudited) ...............                --                --             --               --
Series A convertible preferred stock
   dividend accrual (unaudited).........                --                --             --               --
Series C convertible preferred stock
   dividend accrual (unaudited) ........                --                --             --               --
Net loss (unaudited)....................                --                --             --               --
                                              -------------     -------------  -------------    -------------


Balance, September 30, 2000 (Unaudited).                --      $         --             --     $         --
                                              =============     =============  =============    =============






                                                   Series C Convertible
                                                      Preferred Stock                    Common Stock
                                               ------------------------------    ------------------------------
                                                   Shares           Amount           Shares           Amount
                                               -------------    -------------    -------------    -------------
Balance, December 31, 1999..............                 --      $        --        2,217,291      $     2,218
Issuance of common stock in connection
   with 90-day convertible notes, the
   2000 Bridge loan and shareholders
   notes payable at $3.20 per share
   (unaudited)..........................                 --               --          225,957              226
Issuance of common stock for services
   at $3.20 per share (unaudited).......                 --               --              777                1
Series B convertible preferred stock
   dividend accrual payable in the form
   of common stock, net (unaudited).....                 --               --           68,169               68
Series A convertible preferred stock
   beneficial conversion dividend
   (unaudited) .........................                 --               --               --               --
Series B convertible preferred stock
   beneficial conversion dividend
   (unaudited)..........................                 --               --               --               --
Return of common stock as a result of a
   default on a note receivable from
   shareholder (unaudited)..............                 --               --         (140,625)            (141)
Write-down of note receivable from
   shareholder (unaudited) .............                 --               --               --               --
Issuance of Series C convertible
   preferred stock and 42,500 warrants
   for cash at $2.83 per share
   (unaudited)..........................            196,150          535,986               --               --
Issuance of common stock and 180,000
   warrants for cash (unaudited) .......                 --               --        1,800,000            1,800
Conversion of Series A preferred stock
   into common stock (unaudited) .......                 --               --          553,846              554
Conversion of Series B preferred stock
   into common stock (unaudited) .......                 --               --        2,135,056            2,135
Conversion of Series C preferred stock
   into common stock (unaudited) .......           (196,150)        (535,986)         178,318              178
Issuance of warrants related to
   advertising agreement, financing
   activities, and consulting services
   (unaudited)..........................                 --               --               --               --
Shares issued under anti-dilution
   agreement (unaudited) ...............                 --               --           12,176               12
Series A convertible preferred stock
   dividend accrual (unaudited).........                 --               --               --               --
Series C convertible preferred stock
   dividend accrual (unaudited) ........                 --               --               --               --
Net loss (unaudited)....................                 --               --               --               --
                                               -------------    -------------    -------------    -------------


Balance, September 30, 2000 (Unaudited).                 --      $        --        7,050,965      $     7,051
                                               =============    =============    =============    =============


          See accompanying notes to consolidated financial statements.

                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY

            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
               FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1999 AND
        FOR THE NINE MONTHS ENDED SEPTEMBER, 2000 (UNAUDITED) (CONTINUED)

                                                                                                                         Notes
                                                                                  Additional       Warrants and        Receivable
                                                                                   Paid-In           Options             From
                                                                                   Capital          Outstanding       Shareholders
                                                                                ---------------    --------------    ---------------

Balance, December 31, 1999................................................        $  6,265,284       $    728,538      $   (840,000)

Issuance of common stock in connection with 90-day convertible notes the               527,427                 --                --
   2000 Bridge loan and shareholder notes payable at $3.20 per share
   (unaudited)............................................................

Issuance of common stock for services (unaudited).........................               2,484                 --                --

Series B convertible preferred stock dividend accrual payable in the form
   of common stock, net (unaudited).......................................             275,609                 --                --

Series A Convertible preferred stock beneficial conversion dividend
   (unaudited)............................................................                  --                 --                --

Series B convertible preferred stock beneficial conversion dividend
   (unaudited)............................................................                  --                 --                --

Return of common stock as a result of a default on a note receivable from
   shareholder (unaudited)................................................            (449,859)                --           450,000

Write-down of note receivable from shareholder (unaudited)................                  --                 --           390,000

Issuance of Series C convertible preferred stock and 42,500 warrants for
   cash at $2.83 per share (unaudited)....................................              31,875             59,988                --

Issuance of common stock and 180,000 warrants for cash (unaudited) .......           8,638,715            470,572                --

Conversion of Series A preferred stock into common stock (unaudited) .....           3,132,399                 --                --

Conversion of Series B preferred stock into common stock (unaudited) .....           9,594,715                 --                --

Conversion of Series C preferred stock into common stock (unaudited) .....             535,808                 --                --

Issuance of warrants related to advertising agreement, financing
   activities, and consulting services  (unaudited).......................                  --            770,420                --

Shares issued under anti-dilution agreement (unaudited) ..................                 (12)                --                --

Series A convertible preferred stock dividend accrual (unaudited).........                  --                 --                --

Series C convertible preferred stock dividend accrual (unaudited) ........                  --                 --                --

Net loss (unaudited)......................................................                  --                 --                --
                                                                                ---------------    --------------    ---------------

Balance, September 30, 2000 (Unaudited)...................................        $ 28,554,445      $   2,029,518                --
                                                                                ===============    ==============    ===============







                                                                                     Accumulated
                                                                                       Deficit              Total
                                                                                    ---------------    ---------------
Balance, December 31, 1999................................................            $ (13,684,041)     $    (23,852)

Issuance of common stock in connection with 90-day convertible notes the                         --           527,653
   2000 Bridge loan and shareholder notes payable at $3.20 per share
   (unaudited)............................................................                       --

Issuance of common stock for services (unaudited).........................                       --             2,485

Series B convertible preferred stock dividend accrual payable in the form
   of common stock, net (unaudited).......................................                 (275,677)               --

Series A Convertible preferred stock beneficial conversion dividend
   (unaudited)............................................................               (1,800,000)               --

Series B convertible preferred stock beneficial conversion dividend
   (unaudited)............................................................               (3,425,654)               --

Return of common stock as a result of a default on a note receivable from                        --                --
   shareholder (unaudited)................................................

Write-down of note receivable from shareholder (unaudited)................                       --           390,000

Issuance of Series C convertible preferred stock and 42,500 warrants for
   cash at $2.83 per share (unaudited)....................................                       --           627,849

Issuance of common stock and 180,000 warrants for cash (unaudited) .......                       --         9,111,087

Conversion of Series A preferred stock into common stock (unaudited) .....                       --                --

Conversion of Series B preferred stock into common stock (unaudited) .....                       --                --

Conversion of Series C preferred stock into common stock (unaudited) .....                       --                --

Issuance of warrants related to advertising agreement, financing
   activities, and consulting services  (unaudited).......................                       --           770,420

Shares issued under anti-dilution agreement (unaudited) ..................                       --                --

Series A convertible preferred stock dividend accrual (unaudited).........                  (87,583)          (87,583)

Series C convertible preferred stock dividend accrual (unaudited) ........                 (15,016)           (15,016)

Net loss (unaudited)......................................................               (3,650,321)       (3,650,321)
                                                                                    ---------------    ---------------

Balance, September 30, 2000 (Unaudited)...................................              (22,938,292)     $  7,652,722
                                                                                    ===============    ===============

          See accompanying notes to consolidated financial statements.

                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                           Years Ended December 31,        Nine Months Ended September 30,
                                                      -----------------------------------  ---------------------------------
                                                           1998              1999               1999               2000
                                                      ---------------   ---------------    ---------------    --------------
                                                                                                     (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss.......................................     $  (4,145,496)    $  (3,672,175)     $  (2,166,042)     $ (3,650,321)
   Adjustments to reconcile net income (loss) to
     net cash used in operating activities:
     Depreciation and amortization................           134,617           292,877            241,279           140,748
     Amortization of deferred offering and
       financing costs and accretion of debt
       discount...................................           560,921            35,997             12,534           500,530
     Interest accrued on notes receivable from
       stockholders...............................          (274,691)         (235,951)          (198,186)               --
     Write-off of note receivable from stockholder                                                     --           390,000
     Non-cash compensation expense................             3,955           105,005              5,954           503,676
     Extraordinary loss related to debt
       extinguishment.............................           407,000                --                 --                --
     Interest expense paid by issuance of common
       stock, warrants, and stock options.........           813,409           478,919            403,484           221,186
     Distributions in excess of (undistributed)
       equity in income from unconsolidated
       subsidiary.................................                --           (46,242)                --           169,507
     Reserve against stockholders notes receivable                --           529,323                 --                --
     Amortization of deferred compensation........            41,019                --                 --                --
   Changes in operating assets and liabilities,
     net of transfers to unconsolidated
     subsidiary:
     Accounts receivable..........................           182,643            (4,558)          (151,773)         (192,803)
     Inventories..................................          (808,192)          613,898          1,167,475          (160,345)
     Prepaid expenses, deposits and other.........          (108,099)         (163,435)          (112,011)           14,086
     Accounts payable.............................           241,016           (97,689)          (203,150)         (165,460)
     Accrued liabilities..........................           114,984          (178,228)           429,039            (3,641)
     Other liabilities............................           (94,957)           37,452             44,126            15,387
                                                      ----------------  -----------------  ----------------   --------------
       Net Cash Provided By (Used In) Operating
         Activities...............................        (2,931,871)       (2,304,807)          (527,271)       (2,217,450)
                                                      ----------------  -----------------  ----------------   --------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Additions to refreshment centers in service....          (246,161)       (1,711,105)        (1,866,238)         (722,144)
   Purchase of property and equipment.............           (50,599)          (12,239)            (2,382)          (84,029)
   Cash investment in wholly owned,
     unconsolidated subsidiary....................                --          (572,544)                --          (166,621)
                                                      ----------------  -----------------  ----------------   --------------
       Net Cash Used In Investing Activities......          (296,760)       (2,295,888)        (1,868,620)         (972,794)
                                                      ----------------  -----------------  ----------------   --------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from borrowings.......................         2,265,058           477,669                 --         2,164,169
   Principal payments on notes payable............          (127,971)         (400,789)                --        (3,393,095)
   Proceeds from issuance of notes payable to
     officers and stockholders....................                --           299,195            504,806                --
   Principal payments on notes payable to
     stockholder and officer......................           (12,500)               --           (371,730)               --
   Principal payments on capital lease
     obligations..................................            (9,190)          (15,753)           (24,134)          (17,151)
   Other offering and financing costs paid........          (204,843)          (88,000)                --                --
   Proceeds from issuance of common stock.........           390,043                --                 --         9,217,231
   Proceeds from issuance of preferred stock and
     warrants.....................................           600,275         4,439,775          2,391,755           685,831
   Payment of dividends...........................                --                --                 --          (152,533)
                                                      ----------------  -----------------  ----------------   --------------
       Net Cash Provided By Financing Activities..         2,900,872         4,712,097          2,500,697         8,504,452
                                                      ----------------  -----------------  ----------------   --------------
Net Increase (Decrease) In Cash....................         (327,759)          111,402            104,806         5,314,208
Cash At Beginning of Year..........................          329,609             1,850              1,850           113,252
                                                      ----------------  -----------------  ----------------   --------------

Cash At End Of Year................................    $       1,850     $     113,252      $     106,656      $  5,427,460
                                                      ================  =================  ================   ==============

          See accompanying notes to consolidated financial statements.

                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY


                                                           Years Ended December 31,        Nine Months Ended September 30,
                                                      -----------------------------------  ---------------------------------
                                                           1998              1999               1999               2000
                                                      ---------------   ---------------    ----------------   --------------
                                                                                                     (Unaudited)
SUPPLEMENTAL CASH FLOW INFORMATION
   Cash paid for interest.........................     $     296,935     $     126,857      $     200,928      $    314,806
   Non-cash investing and financing activities
     Issuance of common stock in payment of debt
       offering costs.............................            84,000                --                 --                --
     Accrual of preferred stock dividends.........            18,542           607,269            153,975           102,597
     Issuance of common stock as payment of debt
       obligations................................         1,261,521           386,088          1,500,250                --
     Issuance of preferred stock as payment of
       debt obligations...........................         1,040,000         1,410,051                 --                --
     Value of warrants converted to debt..........                --           506,694                 --
     Cancellation of stockholder notes receivable
       and related accrued interest in exchange
       for return of 1,471,000 shares of common
       stock......................................                --         2,940,569                 --                --

     Property and equipment acquired by capital
       lease......................................                --            28,476                 --                --
     Retirement of common stock...................                --                --                 --           450,000
     Issuance of warrants for advertising
       agreement..................................                --                --                 --           135,512
     Accrued interest, accounts payable and
       payable to stockholder converted to notes
       payable....................................                --           401,162            573,588            56,063
     Beneficial conversion feature on bridge loan.                --                --                 --           448,398
     Beneficial conversion feature on Series A
     and B Preferred Stock........................                --                --                 --         5,225,654
     Value of shares issued as a dividend on
       Series B Preferred Stock...................                --                --                 --           275,679
     Conversion of Series A, B and C Preferred
       Stock into common stock....................                --                --                 --        13,265,789
     Transfer of assets from investment in
       unconsolidated subsidiary to refreshment
       centers in service.........................                --                --                 --           737,337
     Transfer of notes payable and accrued
       interest to unconsolidated subsidiary......                --                --                 --           900,895


          See accompanying notes to consolidated financial statements.

                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
                         NOTES TO CONSOLIDATED FINANCIAL
              STATEMENTS (INFORMATION WITH RESPECT TO SEPTEMBER 30,
                       2000 AND FOR THE NINE MONTHS ENDED
                    SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

1.   ORGANIZATION AND NATURE OF OPERATIONS

     ORGANIZATION AND PRINCIPLES OF CONSOLIDATION

     eRoomSystem Technologies, Inc., a Nevada corporation ("eRoomSystem Technologies"), is the successor to RoomSystems`, Inc., a Nevada corporation ("RSI"). RSI was originally incorporated as InnSyst! Corporation, a North Carolina corporation, on March 17, 1993 and on April 17, 1996, was reincorporated as a Nevada corporation.

     On August 31, 1999, RoomSystems International Corporation ("RSIC") was incorporated in Nevada as a wholly owned subsidiary of RSI. As of December 31, 1999, RSI, RSIC and their shareholders entered into an Agreement and Plan of Reorganization wherein RSI became a wholly owned subsidiary of RSIC. On March 29, 2000 and corrected on May 30, 2000, RSIC changed its name to eRoomSystem Technologies, Inc.

     This reorganization has been accounted for as a reorganization of entities under common control with the assets and liabilities reflected at carry-over basis in a manner similar to pooling-of-interests accounting. The accompanying consolidated financial statements have been restated to reflect the equivalent eRoomSystem Technologies shares for all periods presented.

     On September 29, 1999, eRoomSystem Technologies formed a new bankruptcy-remote entity, RSi BRE, Inc. ("RSi BRE"), as a wholly owned subsidiary (see Note 3).

     The accompanying consolidated financial statements include the accounts of eRoomSystem Technologies, and its wholly owned subsidiary RSI, after elimination of intercompany accounts and transactions. RSi BRE has not been consolidated in the accompanying financial statements since the Company does not have the ability to control RSi BRE's operations. RSi BRE has been accounted for under the equity method of accounting. eRoomSystem Technologies and RSI are sometimes collectively referred to as "eRoomSystem Technologies" or the "Company."

     NATURE OF OPERATIONS AND RELATED RISKS

     The Company designs, assembles and markets a complete line of fully-automated Refreshment Centers and eRoomSafes traditionally installed in hotels. The Refreshment Centers and eRoomSafes use proprietary software, and patented credit card technology, that integrate with the data collection computer in each hotel.

     The Company has suffered recurring net losses and as of December 31, 1999, had a working capital deficit of $2,650,616, a stockholders' deficit of $23,852, and was in default under certain debt agreements. During the years ended December 31, 1998 and 1999, the Company's operations used $2,931,871 and $2,304,807 of cash, respectively. Additionally, at December 31, 1999, the Company was past due on accounts payable with several vendors which could affect the Company's ability to procure inventory and services for its operations. These matters raised a doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might have resulted if the Company had been unable to continue as a going concern. The Company needed to obtain additional financing to fund payment of past due and current debt obligations and to provide working capital for operations. Management has raised additional equity capital through its initial public offering that closed on August 9, 2000 (the "IPO") and is arranging additional debt financing for the placement of products pursuant to its revenue sharing program.

                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
                         NOTES TO CONSOLIDATED FINANCIAL
              STATEMENTS (INFORMATION WITH RESPECT TO SEPTEMBER 30,
                       2000 AND FOR THE NINE MONTHS ENDED
                    SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


     The Company is subject to certain risk factors frequently encountered by companies lacking adequate capital and which are in the early stages of developing a business line that may impact its ability to become a profitable enterprise. These risk factors include, among others:

     a. The Company's business model is capital intensive and will require significant additional equity or debt financing. This additional funding may not be available in sufficient amounts or on acceptable terms to the Company, or at all.

     b. The Company faces competition from companies that have substantially greater capital resources, research and development, manufacturing and marketing resources than the Company.

     c. The Company's ability to implement its strategy is dependent upon its ability to retain key employees, ability to attract and retain additional qualified personnel and its ability to manage expansion effectively.

2.   SIGNIFICANT ACCOUNTING POLICIES

     USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

     INVENTORIES

     Inventories include direct materials, direct labor and manufacturing overhead costs and are stated at the lower of cost (using the first-in, first-out method) or market value. Inventories consist of the following:




                                                                            December 31,
                                                                  ---------------------------------      September
                                                                       1998              1999             30, 2000
                                                                  ---------------   ---------------    --------------
            Finished goods..................................       $   997,248       $  284,382         $  524,771
            Work-in process.................................           115,561          160,764             41,842
            Parts and raw materials.........................           375,545          251,887            298,329
                                                                  ---------------   ---------------    --------------
                                                                   $1,488,354        $  697,033         $  864,942
                                                                  ===============   ===============    ==============

     Provisions, when required, are made to reduce excess and obsolete inventories to their estimated net realizable values. Due to competitive pressures and technical innovation, it is possible that estimates of the net realizable value could change in the near term.

     REFRESHMENT CENTERS IN SERVICE AND PROPERTY AND EQUIPMENT

     Refreshment Centers (including eRoomSafes, if applicable) and property and equipment are stated at cost, less accumulated depreciation and amortization. Major additions and improvements are capitalized, while minor repairs and maintenance costs are expensed when incurred. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets, after taking into consideration residual values for Refreshment Centers, which are as follows:

        Refreshment Centers in service...................         7 years
        Production equipment.............................     3 - 5 years
        Computer and office equipment....................     3 - 7 years
        Vehicles.........................................         7 years
                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
                         NOTES TO CONSOLIDATED FINANCIAL
              STATEMENTS (INFORMATION WITH RESPECT TO SEPTEMBER 30,
                       2000 AND FOR THE NINE MONTHS ENDED
                    SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


     Depreciation and amortization expense related to Refreshment Centers in service and property and equipment was $84,028 and $277,030 for the years ended December 31, 1998 and 1999, respectively, and $190,655 and $140,748 for the nine months ended September 30, 1999 and 2000, respectively.

     On retirement or disposition of property and equipment, the cost and related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is recognized in the statement of operations.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts reported in the accompanying consolidated financial statements for cash, accounts receivable and accounts payable approximate fair values because of the immediate or short-term maturities of these financial instruments. The carrying amounts of the Company's debt obligations approximate fair value based on current interest rates available to the Company.

     CAPITALIZED SOFTWARE COSTS

     In accordance with Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" development costs incurred in the research and development of new software products to be sold, leased or otherwise marketed are expensed as incurred until technological feasibility in the form of a working model has been established. Internally generated capitalizable software development costs have not been material for the years ended December 31, 1998 and 1999 or the nine months ended September 30, 2000. The Company has charged its software development costs to research and development expense in the accompanying consolidated statements of operations.

     PATENTS AND LICENSE RIGHTS

     Patents and license rights consist of patents and licenses purchased from a related party (see Note 5). These costs are being amortized on a straight-line basis over the estimated life of the related patents or licenses of 7 years. Management evaluates the recoverability of these costs on a periodic basis, based on revenues from the products related to the technology, existing or expected revenue trends and projected cash flows.

     DEFERRED OFFERING AND FINANCING COSTS

     The Company capitalizes direct costs associated with the acquisition of debt financing. These costs are amortized over the life of the related debt as additional interest expense. If the underlying debt is repaid or extinguished prior to the scheduled maturity, the costs are removed from the accounts and considered in the determination of the gain or loss from extinguishment. Certain debt has been converted to equity and the related unamortized debt financing costs have been recorded as equity offering costs. The Company also capitalizes direct costs associated with the acquisition of equity financing which are netted against the actual equity proceeds.

     IMPAIRMENT OF LONG-LIVED ASSETS

     The Company reviews its long-lived assets, including intangibles, for impairment when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The Company evaluates, at each balance sheet date, whether events and circumstances have occurred which indicate possible impairment. The Company uses an estimate of future undiscounted net cash flows from the related asset or group of assets over their remaining life in measuring whether the assets are recoverable. As of
                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
                         NOTES TO CONSOLIDATED FINANCIAL
              STATEMENTS (INFORMATION WITH RESPECT TO SEPTEMBER 30,
                       2000 AND FOR THE NINE MONTHS ENDED
                    SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


     December 31, 1999 and September 30, 2000, the Company does not consider any of its long-lived assets to be impaired.

     REVENUE RECOGNITION

     The Company generates revenues from either the sale of Refreshment Centers and eRoomSafes or from leases of Refreshment Centers and eRoomSafes under revenue sharing agreements. Under the revenue sharing agreements, the Company receives a portion of the sales generated by the units and under certain agreements is guaranteed a minimum daily revenue amount. The Company also generates revenues from maintenance services.

     Revenue from the sale of Refreshment Centers and eRoomSafes is recognized upon completion of installation and acceptance by the customer. The revenue sharing agreements are accounted for as operating leases with revenue being recognized as earned over the lease period. Maintenance revenue is recognized as the services are performed or pro rata over the service period. With respect to the sale of products, the maintenance services are not integral to the functionality of the Refreshment Centers and are at the option of the customer. Maintenance services are mandatory for Refreshment Centers placed under revenue sharing agreements and are incorporated into those agreements. In connection with the revenue sharing agreements, a portion of the revenues received by the Company are classified as maintenance fees based upon vendor-specific objective evidence of fair value. The Company defers revenue paid in advance relating to future services and products not yet installed and accepted by the customer.

     INCOME TAXES

     The Company recognizes an asset or liability for the deferred tax consequences of all temporary differences between the tax bases of assets or liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years when the reported amounts of the assets or liabilities are recovered or settled. These deferred tax assets or liabilities are measured using the enacted tax rates that will be in effect when the differences are expected to reverse. Deferred tax assets are reviewed periodically for recoverability and valuation allowances are provided, as necessary.

     RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes new accounting and reporting standards for companies to report information about derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. This statement, as extended by SFAS No. 137, is effective for financial statements issued for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company does not expect this statement to have a material impact on the Company's results of operations, financial position or liquidity.

     On December 3, 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." This bulletin requires the application of specific criteria in determination of the timing of revenue recognition in financial statements and is effective for all fiscal years beginning after December 16, 1999. The Company's accounting policies conform to the requirements of this bulletin and the adoption of this bulletin had no material effect upon the Company's results of operations, financial position or liquidity.

     In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, An Interpretation of APB Opinion No. 25." Interpretation No. 44 provides definitive guidance regarding accounting for stock-based compensation to non-employee directors. Interpretation 44 allows non-employee directors to be treated as "employees" for purposes of applying APB Opinion No. 25.

                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
                         NOTES TO CONSOLIDATED FINANCIAL
              STATEMENTS (INFORMATION WITH RESPECT TO SEPTEMBER 30,
                       2000 AND FOR THE NINE MONTHS ENDED
                    SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


     The Company has applied this interpretation to all issuances to non-employee directors during 1999 and thereafter.

     NET LOSS PER COMMON SHARE

     The Company computes net loss per share in accordance with SFAS No. 128, "Earnings Per Share" ("SFAS 128"), and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS 128 and SAB 98, basic loss per common share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding. Dilutive loss per common share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares and the dilutive potential common share equivalents then outstanding. Potential common share equivalents consist of shares issuable upon the exercise of stock options, warrants and shares issuable upon the conversion of Series A, Series B, and Series C convertible preferred stock.

     As of December 31, 1998 and 1999, there were 360,000 shares of Series A convertible preferred stock outstanding, as of December 31, 1999 there were 2,081,680 shares of Series B convertible preferred stock outstanding, and as of December 31, 1998 and 1999 and September 30, 2000, there were options and warrants outstanding to purchase 598,030 shares, 866,508 shares and 2,689,184 shares of common stock, respectively, that were not included in the computation of diluted loss per common share as their effect would have been anti-dilutive, thereby decreasing the loss per common share.

3.   RSG INVESTMENT TRANSACTIONS AND SETTLEMENT

     On July 17, 1998, the Company entered into an Equipment Purchase and Sale Agreement (the "Equipment Agreement") with RSG Investments, LLC ("RSG"), an unrelated lender. Under the terms of the Equipment Agreement, RSG paid $1.5 million for the production of approximately 2,270 Refreshment Centers (the "RSG Units") to be installed in six hotel properties in the United States under revenue sharing agreements. Pursuant to the Equipment Agreement, title to the RSG Units was transferred to RSG and the Company was to repurchase the RSG Units within 75 days, or by September 30, 1998. The repurchase price was based upon the $1.5 million bearing interest at 15 percent per annum and was secured by the Company's common stock pledged by certain officers, directors and consultants to the Company and the Company's assets. Due to the Company's obligation to repurchase the RSG Units, this transaction was treated as a collateralized borrowing in the accompanying December 31, 1998 consolidated balance sheet.

     As an inducement for RSG to enter into the Equipment Agreement, the Company issued to the principals of RSG warrants to purchase 46,875 shares of common stock at $12.80 per share. These warrants were valued by the Company at the time of issuance at $253,347 using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 5.5 percent, expected dividend yield of 0 percent, volatility of 58.2 percent, and expected life of 4.9 years. In the event that the Company did not meet the obligation to repurchase the units, additional warrants to purchase 9,375 shares of the Company's common stock at $12.80 per share accrued to RSG every thirty days through January 28, 1999, whereupon the Equipment Agreement would be in default.

     During the years ended December 31, 1998 and 1999, the Company issued additional warrants to purchase 37,500 and 9,375 shares of common stock, respectively, in connection with the Equipment Agreement. These additional warrants were valued by the Company at the time of issuance at $202,597 and $50,750, respectively, using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 5.5 percent, expected dividend yield of 0 percent, volatility of 58.2 percent, and expected life of 4.9 years. All of the warrants issued to RSG were to be exercisable for a period of three years subsequent to the Company's initial public offering.

                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
                         NOTES TO CONSOLIDATED FINANCIAL
              STATEMENTS (INFORMATION WITH RESPECT TO SEPTEMBER 30,
                       2000 AND FOR THE NINE MONTHS ENDED
                    SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


     On January 28, 1999, the Company was unable to meet the terms of the repurchase obligation and the Equipment Agreement was in default. RSG granted the Company several extensions to meet the terms under the Equipment Agreement, the last of which was signed on May 19, 1999. RSG placed certain conditions on the Company, the failure to meet any of the conditions would result in RSG's foreclosure on the pledged common stock and the assets of the Company.

     On September 28, 1999, the Company and RSG entered into a settlement agreement in the form of the Equipment Transfer Agreement (the "Transfer Agreement"), which provided for the following:

     - eRoomSystem Technologies formed a new bankruptcy-remote entity, RSi BRE, as a wholly owned subsidiary. The ownership of the RSG Units and the related revenue sharing agreements were transferred to RSi BRE. RSG is to receive $0.57 per unit per day of the revenue realized from the revenue sharing agreements covering 2,050 of the RSG Units over the remaining life of their seven year revenue sharing agreements. However, the $0.57 per unit per day is paid only after $0.11 per unit per day has been paid to the Company to cover taxes and maintenance. To the extent that at least $0.68 per unit per day in revenue is not realized from the RSG Units, the Company has no obligation to pay the difference to RSG. Rather, RSG is subject to the risk that revenues generated from the RSG Units are not at least $0.68 per unit per day. To the extent that the revenue per unit per day exceeds $0.68, the incremental amount is paid to the Company.

     - RSG converted one-third of the principal amount of the loan, or $500,000, into 166,667 shares of Series B convertible preferred stock at $3.00 per share.

     - The Company paid $250,000 to RSG upon the execution of the Transfer Agreement and executed a promissory note in the amount of $750,000 bearing 10 percent interest. This note was paid in full on August 9, 2000 with the proceeds from the IPO.

     - The Company transferred $750,000 of cash and other assets into RSi BRE to pay for the manufacture and installation of at least an additional 750 Refreshment Centers. If the Company had failed to pay the $750,000 note to RSG prior to December 31, 2000, the $750,000 note would have been forgiven and in exchange RSG would have received $0.57 per unit per day from an additional 750 units held as collateral under the obligations to RSG over the remaining term of their seven year revenue sharing agreements. This obligation was under the same terms as the $0.57 per unit per day payments discussed above.

     - RSG terminated the pledge of the common stock of the stockholders and the assets of the Company.

     - RSG remitted to the Company all payments received under the revenue sharing agreements for the RSG Units.

     - RSG forgave the interest due on the repurchase obligation up to August 1, 1999.

     - RSG returned to the Company the warrants to purchase 93,750 shares of the Company's common stock, and the warrants which accrued during the period commencing September 30, 1998 through January 28, 1999.

     In accordance with SFAS No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings," the Company accounted for this transaction as a troubled debt restructuring. Accordingly, no gain or loss was recognized from this transaction. Rather, the Company combined all liabilities to RSG
                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
                         NOTES TO CONSOLIDATED FINANCIAL
              STATEMENTS (INFORMATION WITH RESPECT TO SEPTEMBER 30,
                       2000 AND FOR THE NINE MONTHS ENDED
                    SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


     at the time of the Transfer Agreement including the principal amount of the repurchase obligation of $1,500,000, accrued interest of $298,849 and the value of the warrants of $506,694. The total liability of $2,305,543 was reduced by the $250,000 of cash paid and the $500,000 of Series B convertible preferred stock that was issued to RSG. The remaining liability is being amortized by the Company over the remaining life of the underlying revenue sharing agreements using an estimated effective interest rate of approximately 41 percent. This estimated effective interest rate could fluctuate in future periods depending upon the level and timing of revenues generated from the RSG units.

     Under the terms of the Transfer Agreement, the Company paid RSG $750,000 on August 15, 2000. Upon making the required payment, 750 additional units valued at $737,337 held by RSi BRE as collateral under the obligation to RSG were transferred to the Company. The remaining balance of the obligation to RSG of $900,895, including $95,353 of accrued interest, was transferred to and assumed by RSi BRE.

     The board of directors of RSi BRE is comprised of one appointee from the Company, one appointee from RSG and one independent appointee. All operating decisions, including disbursements, of RSi BRE require unanimous consent of RSi BRE's board of directors. As a result, the Company does not control RSi BRE. In accordance with EITF 96-16, "Investor's Accounting for an Investee When the Investor has a Majority of the Voting Interest But the Minority Shareholder or Shareholders Have Certain Approval or Veto Rights," the Company has determined that RSi BRE does not qualify for consolidation in the Company's financial statements. Rather, the Company's investment in RSi BRE is reflected as an "Investment in Wholly Owned, Unconsolidated Subsidiary" in the accompanying consolidated balance sheet and is being accounted for under the equity method of accounting. At December 31, 1999 and September 30, 2000, the assets and liabilities of RSi BRE consisted of the following:


                                                                                 December 31,        September 30,
                                                                                     1999                 2000
                                                                                ----------------    -----------------
            Cash.........................................................        $    189,659        $    142,563
            Accounts receivable..........................................              66,507             107,728
            Inventory....................................................             414,860                  --
            Refreshment centers in service...............................           2,097,363           2,090,118
            Accumulated depreciation.....................................            (217,797)           (422,909)
            Accrued interest.............................................                  --             (95,353)
            Accrued liabilities..........................................              (4,616)           (121,747)
            Customer deposits............................................             (10,000)                 --
            Notes payable................................................                  --            (805,542)
                                                                                ----------------    -----------------
            Net Assets...................................................        $  2,535,976        $    894,858
                                                                                ================    =================


     For the period from its inception (September 29, 1999) to December 31, 1999 and for the nine months ended September 30, 2000, the revenues and expenses of RSi BRE consisted of the following:


                                                                                 December 31,        September 30,
                                                                                     1999                 2000
                                                                                ----------------    -----------------
            Revenue sharing agreement revenues...........................        $    212,919        $    474,846
            Depreciation.................................................             (53,947)           (246,984)
            Other operating expenses.....................................             (16,654)            (83,803)
            Interest expense.............................................                  --            (118,010)
            Interest income..............................................               5,297               3,949
                                                                                ----------------    -----------------

            Net Income...................................................        $    147,615        $     29,998
                                                                                ================    =================

                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
                         NOTES TO CONSOLIDATED FINANCIAL
              STATEMENTS (INFORMATION WITH RESPECT TO SEPTEMBER 30,
                       2000 AND FOR THE NINE MONTHS ENDED
                    SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)



4.   NOTES PAYABLE AND LONG-TERM DEBT

     1996 PRIVATE DEBT OFFERING

     During the period from September through December 31, 1996, the Company raised $1,310,000 of debt funding through a best efforts private placement of promissory notes (the "1996 Notes"). An additional $160,000 was raised through March 1997. The 1996 Notes bore interest at 12 percent per annum paid quarterly and matured one year from the date of issuance. In the event the Company did not repay all principal and accrued interest at the end of the one-year term, the 1996 Notes were extended for an additional year and the interest rate increased to 15 percent per annum. If the 1996 Notes were extended for the additional year, all outstanding principal was to be amortized on a monthly basis over the second year. The 1996 Notes are secured by the assets of the Company.

     The investors in the 1996 Notes were also issued 242,550 warrants to purchase shares of common stock of eRoomSystem Technologies at $2.67 per share which are exercisable for a period of the earlier of five years from the date of issuance or three years subsequent to the closing of the Company's initial public offering (through August 9, 2003). The warrants issued in connection with the debt were valued by the Company, at the time of issuance, at $148,764 using the Black-Scholes option pricing model with the following assumptions: risk free interest rate of 5.4 percent, expected dividend yield of 0 percent, volatility of 22.2 percent, and expected life of 3.3 years. The value of the warrants was recorded as warrants outstanding and the related debt was recorded net of the value of the warrants. The difference between the face amount of the debt and the recorded value was accreted to interest expense over the extended term of the debt. In addition, the Company agreed to pay the placement agent a 12 percent selling commission and issued the agent and brokers 86,250 warrants to purchase common stock at $2.67 per share which are exercisable for a period of the earlier of five years from the date of issuance or three years subsequent to the Company's initial public offering (through August 9, 2003). The value of these warrants of $52,900 was determined using the Black-Scholes option pricing model with the assumptions disclosed above. The commissions paid of $157,200 were recorded as deferred debt offering costs and were amortized to interest expense over the extended term of the debt.

     During late 1997 and early 1998, the Company defaulted on all of the 1996 Notes. To avoid foreclosure on the assets of the Company by the holders of 1996 Notes, the Company agreed to issue each of the holders of the 1996 Notes the following:

     - On a monthly basis commencing on the maturity date of each note and continuing until the date of pay off or conversion into equity securities, through September 28, 1999, a warrant to purchase 99 shares of common stock at $2.67 per share, from September 29, 1999 through March 29, 2000, a warrant to purchase 198 shares of common stock at $1.33 per share, and thereafter, a warrant to purchase 264 shares of common stock at $1.00 per share, for every $20,000 of outstanding principal, which warrants are exercisable for a period of two years subsequent to the closing of the Company's initial public offering (through August 9, 2002). During the years ended December 31, 1998 and 1999 and for the nine months ended September 30, 2000, the Company issued warrants to purchase 38,089 shares, 28,608 shares and 21,025 shares of common stock, respectively, which were valued (utilizing the Black-Scholes option pricing model with the following weighted average assumptions for the years ended December 31, 1998 and 1999 and for the nine months ended September 30, 2000, respectively: risk free interest rates at 5.4, 5.7 and 6.7 percent, expected dividend yield of 0 percent, volatility at 49.0, 96.5 and 92.2 percent, and expected lives at 2.8, 3.0 and 2.3 years, respectively) at amounts ranging from $8.32 to $8.69, $1.63 to $4.99 and $1.98 to $5.62 per warrant, respectively. These amounts were recorded as additional interest expense on the debt.

                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
                         NOTES TO CONSOLIDATED FINANCIAL
              STATEMENTS (INFORMATION WITH RESPECT TO SEPTEMBER 30,
                       2000 AND FOR THE NINE MONTHS ENDED
                    SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


          - 188 shares of common stock for every $20,000 of outstanding principal, or a total of 13,781 shares of common stock which were valued at $10.67 per share on the date of issuance in 1998.

          - An additional 469 shares of common stock for every $20,000 of outstanding principal converted into Series A convertible preferred stock. During 1998, holders of $1,040,000 of outstanding principal elected to convert their 1996 Notes into 208,000 shares of Series A convertible preferred stock at an agreed upon value of $5.00 per share. In connection with this conversion, the Company issued 24,375 shares of common stock which were valued at $10.67 per share.

     The total value of $407,000 related to the issuance of the 13,781 common shares issued to avoid foreclosure and the 24,375 common shares issued to induce the conversion to Series A convertible preferred stock has been recognized as an extraordinary loss from debt extinguishment in the accompanying December 31, 1998 statement of operations.

     In connection with the above mentioned conversion of the 1996 Notes into Series A convertible preferred stock, the Company issued 13,125 shares of common stock to the original placement agent for assisting in the conversion. These shares were valued at $10.67 per share and were recorded as an offset to additional paid-in capital.

     In May 1999, the remaining holders of the 1996 Notes were offered the right to convert their notes into Series B convertible preferred stock at the rate of $3.00 per share. Notes consisting of $300,000 of outstanding principal and $58,124 of accrued interest were converted into 119,374 shares of Series B convertible preferred stock.

     As of December 31, 1999, the remaining 1996 Notes in the amount of $130,000 were in default and were continuing to accrue warrants on a monthly basis. As of September 30, 2000, $120,000 remained outstanding under the 1996 Notes with funds for the repayment of the remaining 1996 Notes placed into a separate account. These funds will be released upon the Company's receipt of the relevant security interest termination statements.

     1997 PRIVATE DEBT AND EQUITY OFFERING

     In April 1997, the Company began a private placement offering of promissory notes (the "1997 Notes") and shares of common stock. The offering (as amended) consisted of 198.6 units at $10,000 per unit, totaling gross proceeds of 1,986,000, each unit consisting of 938 shares of common stock and a $5,000 promissory note. The 1997 Notes bore interest at 15 percent, payable quarterly, were due in one year and were secured by the assets of the Company.

     In connection with the private placement offering, the Company agreed to issue common stock to a placement agent (the "Merchant Banker"), such that the Merchant Banker would own 5.9 percent of the issued and outstanding capital stock of the Company immediately preceding the filing of a registration statement relating to an initial public offering of the Company's securities.

     In May 1998, the Company entered into an agreement with the Merchant Banker which eliminated its anti-dilution rights in exchange for the issuance of 68,948 shares of common stock and the forgiveness of $50,014 in receivables from the Merchant Banker. The additional shares issued have been reflected as a stock dividend inasmuch as no additional services were provided by the Merchant Banker.

     In September 1998, holders of the 1997 Notes were offered the right to convert the 1997 notes and accrued interest into common stock at a rate of $10.67 per share. Note holders consisting of $115,000 in outstanding principal and $9,428 of accrued interest elected to convert their 1997 Notes into 11,665 shares
                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
                         NOTES TO CONSOLIDATED FINANCIAL
              STATEMENTS (INFORMATION WITH RESPECT TO SEPTEMBER 30,
                       2000 AND FOR THE NINE MONTHS ENDED
                    SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


     of common stock at that time. The Company incurred $11,082 of offering costs associated with this conversion which was recorded as an offset to additional paid-in capital.

     In May 1999, remaining holders of the 1997 Notes were offered the right to convert the notes and accrued interest into Series B convertible preferred stock at the rate of $3.00 per share. Notes consisting of $425,051 in outstanding principal and $96,882 of accrued interest were converted into 173,976 shares of Series B convertible preferred stock at that time. In addition, the Company paid $5,000 in cash to one investor.

     As of December 31, 1999, the remaining 1997 Notes in the amount of $431,750 were in default. As of September 30, 2000, $127,500 remained outstanding under the 1997 Notes with the funds for the repayment of the remaining 1997 Notes placed into a separate account. These funds will be released upon the Company's receipt of the relevant security interest termination statements.

     1998 CONVERTIBLE 60 DAY NOTES OFFERING

     In May 1998, the Company issued $561,520 of 10 percent convertible promissory notes, with a term of sixty days. These notes were convertible at maturity into common stock at a price of $10.67 per share. These convertible promissory notes were secured by the assets of the Company. In connection with this issuance, the Company agreed to issue 7,875 shares of common stock as a finders fee. These shares were valued at $10.67 per share and recorded as deferred offering costs and amortized to interest expense over the term of the notes. In October 1998, note holders converted $561,520 of outstanding principal and $17,632 of accrued interest into 54,296 shares of common stock. The Company incurred $45,462 of offering costs associated with this conversion which was recorded as an offset to additional paid-in capital.

     1998 PROMISSORY NOTE

     During 1998, the Company issued a $100,000 short-term promissory note to an investor which was subsequently converted into 9,375 shares of common stock at a price of $10.67 per share. In addition, this investor was granted an additional 1,500 shares of common stock as an inducement to convert the promissory note, which was valued at $10.67 per share and recorded as additional interest expense in 1998.

     1999 PRIVATE DEBT OFFERING

     From February through May 1999, the Company offered 15 percent promissory notes with a term of ninety days (the "1999 Notes"). Interest was payable at maturity. Additionally, the 1999 Notes provided for the holders to receive 100 shares of common stock (75 shares before the March 29, 2000 reverse stock split and 37.5 shares before the September 28, 1999 reverse stock split) every thirty days for each $1,000 of principal outstanding. The Company received $350,000 from the issuance of the 1999 Notes. The 1999 Notes are secured by the assets of the Company. During 1999, the Company paid off $134,885 of the 1999 Notes with cash and converted $180,000 of the 1999 Notes and 7,479 shares of accrued but unissued common stock (which were valued at $4.00 per share) into 81,909 shares of Series B convertible preferred stock. In addition, during 1999, the Company accrued and issued 41,410 shares of common stock that were not converted into Series B convertible preferred stock. As of December 31, 1999, $35,115 of these notes remained outstanding and were in default. Through the proceeds of the IPO, these notes were paid in full in August 2000.

     2000 NOTE PAYABLE TO STOCKHOLDER

     On February 15, 2000, the Company received a $500,000 loan from a company, wholly owned by a stockholder and nominee to the board of directors. The loan was evidenced by a promissory note, bore interest at the rate of 10 percent per annum, matured on May 31, 2000 (subsequently extended to August 15, 2000) and was secured by the assets of the Company. In addition, the Company issued a warrant for the purchase of 18,750 shares of common stock, which is exercisable at $4.80 per share for two
                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
                         NOTES TO CONSOLIDATED FINANCIAL
              STATEMENTS (INFORMATION WITH RESPECT TO SEPTEMBER 30,
                       2000 AND FOR THE NINE MONTHS ENDED
                    SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


     years subsequent to the closing of the IPO (through August 9, 2002). The warrants issued were valued at $37,135 based upon their fair value measured using the Black-Scholes option pricing model with the following assumptions: 6.7 risk-free interest rate, expected dividend yield of 0 percent, 70.45 percent volatility and 2.30 years estimated life. The discount to the notes resulting from allocating a portion of the proceeds to the warrants was immediately amortized to interest expense. The Company repaid the note on August 9, 2000.

     2000 CONVERTIBLE PROMISSORY NOTES

     During March and April 2000, $212,500 of convertible promissory notes were issued in connection with the Series C convertible preferred stock offering. These notes bore interest at 7% per annum, payable semi-annually and mature on December 31, 2001. These notes were convertible at the option of the holders into common stock at $5.52, commencing September 9, 2000. These notes were repaid on August 9, 2000 with the exception of $67,795, net of $13,581 unamortized discount, which remains outstanding. Notes payable and long-term debt consists of the following:


                                                                                     December 31,
                                                                             -----------------------------     September
                                                                                 1998           1999           30, 2000
                                                                             -------------- -------------- --------------
1996 Notes secured by assets of the Company, interest at 15% per annum and accruing warrants to purchase common stock on a monthly basis (see
   description above).......................................................  $   429,725    $   130,000    $   120,000
1997 Notes secured by assets of the Company, in default, interest of 15%
   per annum (see description above)........................................      870,500        431,750        127,500
1999 Notes secured by assets of the Company, (see description above), paid
   August 2000..............................................................           --         35,115             --
Note payable to RSG net of discount of $35,136 and $0 as of December 31,
   1998 and 1999, respectively, secured by assets of the Company, imputed
   interest at 41 % per annum, transferred to RSi BRE (see Note 3)..........    1,464,864      1,555,544             --
Note payable to a corporation for services performed, paid August 2000                 --        102,290             --
Note payable to an individual, secured by assets of the Company, in
   default, interest at 15% per annum, unsecured............................      100,000        100,000        100,000
Note payable to a bank, interest at 10 % per annum, due in monthly
   installments through June 2002, secured by vehicle.......................       19,200         11,719          7,468
Note payable to an individual, interest at 15% per annum, unsecured                    --          6,062          6,062
2000 Convertible promissory notes, secured by assets of the Company, bearing interest at 7% per annum, net of $13,581 of unamortized discount based on imputed interest at 20.5% as of September 30, 2000 (see
   description above).......................................................           --             --         67,795
                                                                             -------------- -------------- --------------

Total notes payable and long-term debt......................................    2,884,289      2,372,480        428,825

Less: Current portion.......................................................   (2,872,570)    (1,560,458)      (425,464)
                                                                             -------------- -------------- --------------

                                                                              $    11,719    $   812,022    $     3,361
                                                                             ============== ============== ==============

     Although none of the notes in default have been extended, holders of the notes in default have not taken any action to foreclose on the notes. The Company intends to pay the notes in default upon receipt of the relevant security interest termination statements from the holders of the notes. To this end, the Company has placed $579,553 of cash into a separate account for payment of these notes and related accrued interest.

                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (INFORMATION WITH RESPECT TO SEPTEMBER 30, 2000
                          AND FOR THE NINE MONTHS ENDED
                    SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


         Future maturities of notes payable and long-term debt are as follows:

        Year Ending December 31,                                 December 31, 1999            September 30, 2000
        ------------------------                              ------------------------    ---------------------------
                   2000.....................................   $         1,560,458         $           354,979
                   2001.....................................                 4,210                      73,463
                   2002.....................................                32,043                         383
                   2003.....................................               109,871                          --
                   2004.....................................               163,711                          --
            Thereafter......................................               502,187                          --
                                                              ------------------------    ---------------------------

                   Total....................................   $         2,372,480         $           428,825
                                                              ========================    ===========================

5.   NOTES PAYABLE TO STOCKHOLDERS

     In March 1996, the Company's former chief executive officer, who is also a principal stockholder, agreed to purchase 187,500 shares of the Company's common stock from a stockholder for $500,000. As payment for the shares, the former chief executive officer signed a $250,000 note payable obligation to the selling stockholder, which bore interest at 7 percent and was due on March 14, 1998, and signed another $250,000 promissory note payable to the selling stockholder, which bore interest at 7 percent and was due on demand. In October 1996, the Company agreed to assume the former chief executive officer's rights and obligations under the agreements and repurchased the shares as treasury shares as per the terms of the original agreement with no additional compensation or consideration paid to the chief executive officer. In March 1998, the Company and the stockholder agreed to rescind and to return the 187,500 shares of stock to the original stockholder. Accordingly, no loss was recognized on this transaction.

     In October 1996, in connection with the Company's acquisition of certain patents and license rights from the Company's former chief executive officer, the Company agreed to pay the chief executive officer $125,000 as well as issue the former chief executive officer 65,625 shares of common stock. The $125,000 obligation was originally due March 1, 1997 without interest. During 1997, 1998 and 1999, the Company paid $41,750, $12,500 and $0, respectively, in cash towards the principal on this obligation. In December, 1999, the Company's former chief executive officer agreed to convert the remaining principal balance of $70,750 into 23,583 shares of Series B preferred stock at $3.00 per share.

     During the years ended December 31, 1998 and 1999, the Company's former chief executive officer loaned the Company $75,000 and $130,209, respectively. Additionally, during the year ended December 31, 1999, the Company's chief financial officer, who is a stockholder, and another stockholder loaned the Company $10,545 and $83,441, respectively. These loans were evidenced by promissory notes which bore interest at 10 percent. In addition, the note holders were also to receive 100 shares of common stock per month for every $1,000 of principal outstanding. In connection with these agreements, the Company accrued and issued 83,500 shares of common stock which were valued at $3.20 per share. During September 1999, all amounts outstanding on these notes were converted into 105,984 shares of Series B convertible preferred stock at a rate of $3.00 per share.

                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (INFORMATION WITH RESPECT TO SEPTEMBER 30, 2000
                          AND FOR THE NINE MONTHS ENDED
                    SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


6.   LEASES

     CAPITALIZED LEASE OBLIGATIONS

     Certain equipment is leased under capital lease agreements. The following is a summary of assets held under capital lease agreements:

                                                                            December 31,                September 30,
                                                                  ---------------------------------    ----------------
                                                                       1998              1999               2000
                                                                  ---------------   ---------------    ----------------
            Property and equipment..........................       $   75,126        $  103,602         $     28,476
            Less: Accumulated amortization..................          (29,320)          (62,701)              (7,571)
                                                                  ---------------   ---------------    ----------------

                                                                   $   45,806        $   40,901         $     20,905
                                                                  ===============   ===============    ================

     The following is a schedule of future minimum lease payments under capital lease agreement together with the present value of the net minimum lease payments:

            Year Ending December 31,                                December 31, 1999          September 30, 2000
            ------------------------                              -----------------------     ----------------------
                   2000.........................................   $         35,728            $          8,932
                   2001.........................................             35,728                      35,728
                   2002.........................................             27,776                      27,776
                                                                  -----------------------     ----------------------
                  Total net minimum lease payments                           99,232                      72,436
                  Less:  Amount representing interest                       (22,074)                    (12,429)
                                                                  -----------------------     ----------------------

                  Present value of net minimum lease payments...             77,158                      60,007
                  Less:  Current portion........................            (22,061)                     26,841
                                                                  -----------------------     ----------------------

                   Long-term portion............................   $         55,097            $         33,966
                                                                  =======================     ======================

     OPERATING LEASES AS LESSOR

     The Company accounts for its revenue sharing agreements as operating leases. As of December 31, 1999 and September 30, 2000, the Company had only one revenue sharing agreement for which the customer was contractually obligated to pay minimum monthly payments. Agreements with all other customers provide for an allocation of revenues to the Company with no minimum monthly payment. Accordingly, the Company is unable to estimate future amounts to be received under these agreements.

     Future minimum payments to be received under the contract that provides for minimum monthly amounts were as follows, as of December 31, 1999:

            Year Ending December 31,
            ------------------------
                  2000................................................   $    132,457
                  2001................................................        132,457
                  2002................................................        132,457
                  2003................................................        132,457
                  2004................................................        132,457
              Thereafter...........................................           264,914
                                                                        ---------------

                  Total...............................................   $    927,199
                                                                        ===============

                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (INFORMATION WITH RESPECT TO SEPTEMBER 30, 2000
                          AND FOR THE NINE MONTHS ENDED
                    SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


     OPERATING LEASES AS LESSEE

     The Company leases its operating facilities and certain equipment under non-cancelable operating leases. Rent expense for the years ended December 31, 1998 and 1999 and the nine months ended September 30, 2000 was $100,098, $115,245 and $99,665, respectively. Minimum rental payments under non-cancelable operating leases were as follows:

            Year Ending December 31,                                December 31, 1999          September 30, 2000
            ------------------------                              -----------------------     ----------------------
                   2000.........................................   $        132,886            $         33,221
                   2001.........................................            119,836                     119,836
                   2002.........................................            104,030                     104,030
                                                                  -----------------------     ----------------------

                   Total........................................   $        356,752            $        257,087
                                                                  =======================     ======================

7.   INCOME TAXES

     The Company has paid no federal or state income taxes. The significant components of the Company's deferred income tax assets as of December 31, 1998 and 1999 are as follows:

                                                                                     1998                 1999
                                                                                ----------------    -----------------
            Deferred Income Tax Assets:
               Net operating loss carryforwards..........................        $  2,533,815        $  3,640,709
               Reserves and accrued liabilities..........................             121,422              82,602
                                                                                ----------------    -----------------
                     Total deferred income tax assets....................           2,655,237           3,723,311
               Valuation allowance.......................................          (2,611,073)         (3,687,977)
                                                                                ----------------    -----------------
                     Net deferred tax asset..............................              44,164              35,334
                                                                                ----------------    -----------------
            Deferred Income Tax Liability:
               Tax depreciation in excess of book........................             (44,164)            (35,334)
                                                                                ----------------    -----------------
                     Total deferred income tax liabilities...............             (44,164)            (35,334)
                                                                                ----------------    -----------------

                     Net deferred income taxes...........................        $         --        $         --
                                                                                ================    =================

     The amount of, and ultimate realization of, the deferred income tax assets are dependent, in part, upon the tax laws in effect, the Company's future earnings, and other future events, the effects of which cannot be determined. The Company has established a valuation allowance against its deferred income tax assets. Management believes that, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding the realizability of these deferred income tax assets to warrant the valuation allowance.

     The following is a reconciliation of the amount of tax benefit that would result from applying the federal statutory rate to pretax loss with the benefit from income taxes:

                                                                                            December 31,
                                                                                -------------------------------------
                                                                                     1998                 1999
                                                                                ----------------    -----------------
            Benefit at statutory rate (34%)...................                   $ (1,409,469)       $ (1,248,540)
            Non-deductible expenses...........................                        414,216             220,108
            Change in valuation allowance.....................                      1,049,973           1,076,904
            State tax benefit, net of federal tax benefit.....                        (54,720)            (48,472)
                                                                                ----------------    -----------------
                 Net Benefit From Income Taxes................                   $         --        $         --
                                                                                ================    =================

                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (INFORMATION WITH RESPECT TO SEPTEMBER 30, 2000
                          AND FOR THE NINE MONTHS ENDED
                    SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


     The following summarizes the tax net operating loss carryforwards and their respective expiration dates as of December 31, 1999:

                  2008................................................   $     44,043
                  2010................................................        930,194
                  2011................................................      2,188,074
                  2017................................................        820,111
                  2018................................................      3,191,461
                  2019................................................      3,133,899
                                                                        ---------------

                  Total net operating loss carryforwards..............   $ 10,307,782
                                                                        ===============

8.   COMMITMENTS AND CONTINGENCIES

     LEGAL MATTERS

     In March 1999, a vendor of the Company filed a lawsuit that alleges breach of contract and seeks payment in the amount of approximately $125,000 from the Company related to purchases of materials from the vendor. The Company has responded to the lawsuit, and management believes that the materials delivered by the vendor were defective. In addition, the Company's costs resulting from the defective materials are in excess of $120,000. Although the Company, after consultation with legal counsel, believes that their defenses have merit, they are unable to predict the outcome of this matter.

     The Company is the subject of certain legal matters, which it considers incidental to its business activities. It is the opinion of management, after discussion with legal counsel, that the ultimate disposition of these legal matters will not have a material impact on the consolidated financial condition or results of operations of the Company.

     In January 1999, the Company received $288,620 as a loan from an officer and a consultant. The proceeds were loaned to the officer and the consultant by the Riggs Family Partnership, a third party which had received the proceeds from an unregistered offering of the Company's common stock. Collectively, the loans from the officer and the consultant were subsequently converted into 102,242 shares of Series B convertible preferred stock and 77,353 shares of common stock. This unregistered offering was performed outside the Company and without its knowledge. The Company has not been able to determine whether the unregistered offering was conducted with the benefit of a state or federal exemption from registration. The Company was not privy to any offering materials that may have been used or distributed with respect to the offering, and it has no independent knowledge regarding the status of the investors. The Company also maintains that it did not have any control over, or contractual relationship with, the Riggs Family Partnership. In the event a successful claim is asserted against the Riggs Family Partnership, as a result of the unregistered offering, the Company may be subject to a potential disgorgement of the proceeds received plus interest. No amount has been reclassified from stockholders' deficit to a liability in the accompanying financial statements for any possible payments, which may result from the outcome of this unasserted claim.

     EMPLOYMENT AGREEMENTS

     During 1999 and as amended in 2000, the Company entered into employment agreements with certain of its executive officers. The agreements are for periods of 24 to 36 months with an option to extend the terms for up to an additional 12 months upon mutual agreement of the Company and the officer/employee. Upon the successful completion of the IPO, the executive officers received increases in their base salaries at percentages ranging up to 28 percent. In the event of termination of employment without cause, the executive officer is entitled to cash compensation equal to the greater of the remainder of the base salary
                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (INFORMATION WITH RESPECT TO SEPTEMBER 30, 2000
                          AND FOR THE NINE MONTHS ENDED
                    SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


     under their employment agreement, or the then existing base salary, for a period of thirty-six months and is entitled to have the Company pay the aggregate exercise price for the executive officer's stock options and the applicable state and federal personal income tax incurred by the officer/employee as a result of such payment. Additionally, the agreements provide certain officers with the ability to require the Company, upon written notice, 30 days after the date of termination without cause, to repurchase the executive officer's shares of common stock issued to the executive officer as a result of a purchase or bonus during the executive officer's employment at a price equal to 120 percent of the average closing price for the 90-day period preceding the date of termination. In the event of termination with cause, we have agreed to purchase any shares of our common stock issued to the executive officer as a result of a purchase or bonus during the executive officer's employment at a purchase price per share equal to 120% of the fair market value of the shares. Upon the expiration (or termination without cause) of the employment agreements, and to the extent that the officers/employees continue to be employed under the same, the Company has agreed to pay the aggregate exercise price for the officer's/employee's stock options and the applicable state and federal personal income tax incurred by the officer/employee as a result of such payment. The agreements also prevent the officers/employees from competing with the Company for up to one year from the date of termination of their employment.

     ADVERTISING AGREEMENT

     On March 24, 2000, the Company entered into a letter of agreement with an advertising agency. Under the terms of the agreement, the advertising agency is to assist the Company in the development and implementation of the Company's creative design related primarily to the IPO and secondarily to its advertising, marketing and promotion. The agreement lasts for a term of one year and provides for the agency to be compensated as follows: months one through four - on March 29, 2000, the Company issued the agency a warrant to purchase 125,000 shares of common stock at $4.80 per share, and months five through twelve - the Company is to pay the agency $43,687 per month in cash. In addition, the Company also agreed to pay all outside expenses incurred by the agency, on behalf of the Company, which is estimated to be $450,000. The warrants issued were valued at $135,148 based upon their fair value measured using the Black-Scholes option pricing model with the following assumptions: 6.7 percent risk-free interest rate, 0 percent expected dividend yield, 83.41 percent volatility, and a 1.76 year estimated life. The Company charged the fair value of these warrants against the proceeds received as part of the IPO.

     REGISTRATION RIGHTS

     In connection with certain of its debt and equity offerings and the conversion of certain debt to equity, the Company has granted the holders 572,375 shares of common stock and warrants to purchase 341,180 shares of common stock, as well as the right, subject to applicable terms and conditions, to require the Company to register their common stock on a best efforts basis (or equivalent common shares upon the exercise of the warrants) under the Securities Act for offer to sell to the public. Additionally, the Company has also granted certain stock and warrant holders the right to join in any registration of securities of the Company (subject to certain exceptions). The Company is obligated to pay all offering expenses related to offerings requested by the stock and warrant holders under these agreements. The stockholders are obligated to pay all selling expenses.

     FINANCING AGREEMENT

     During 1999, the Company entered into a program agreement with a finance company to provide funding for Refreshment Centers which the Company places with customers under revenue sharing agreements. Under the terms of the program agreement, the finance company will fund the Company's product costs for each Refreshment Center that has been in service for 90 days, subject to the hotel meeting certain requirements. The Company is obligated to repay the financing over seven years, with a formula-based variable interest rate. As part of the financing, eRoomSystem Technologies has formed a new entity,
                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INFORMATION WITH RESPECT TO SEPTEMBER 30, 2000
                         AND FOR THE NINE MONTHS ENDED
                    SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


     eRoomSystem SPE, Inc., a Nevada corporation. eRoomSystem SPE will own all of the Refreshment Centers funded by the finance company as well as the revenue sharing agreements. The finance company will take a senior security interest in the Refreshment Centers financed under the program agreement. As of December 31, 1999 and September 30, 2000, no Refreshment Centers have been funded under the program agreement.

9.   STOCKHOLDERS' EQUITY

     AMENDMENT TO ARTICLES OF INCORPORATION

     On February 2, 2000, with stockholder approval, the Company filed articles of amendment to its articles of incorporation. The amended articles of incorporation authorize the Company to issue 500,000 shares of $0.001 par value Series A preferred stock, 2,500,000 shares of $0.001 par Series B preferred stock and 2,000,000 shares of $0.001 par value Series C preferred stock and 20,000,000 shares of $0.001 par value common stock. The Company's board of directors is authorized, without stockholder approval, to designate and determine the preferences, limitations and relative rights granted to, or imposed upon, each share of preferred stock which are not fixed by the amended articles of incorporation.

     On March 29, 2000, and corrected on May 30, 2000, the Company filed an amendment and restatement of the Company's articles of incorporation, as amended and restated on February 2, 2000. The amended and restated articles of incorporation: (i) changed the Company's name to "eRoomSystem Technologies, Inc."; (ii) increased the Company's authorized capital stock to 60,000,000 shares; (iii) increased the authorized number of shares of the Company's common stock from 20,000,000 shares to 50,000,000 shares; and
     (iv) authorized 5,000,000 shares of undesignated preferred stock at $0.001 par value.

     REVERSE STOCK SPLITS

     On September 28, 1999, the Company's board of directors approved a one-for-two reverse stock split related to its outstanding common stock and common stock options and warrants. However, in connection with their employment agreements, officers which held 996,000 shares of common stock and a former consultant which held 475,000 shares of common stock were excluded from the effect of this reverse stock split. On March 29, 2000, the Company's board of directors approved a three-for-four shares reverse stock split related to its common stock and common stock options and warrants. Additionally, in connection with the sale of the Series A and B convertible preferred stock, the holders of Series A and B convertible preferred stock were excluded from the effect of these reverse stock splits. The 1999 and 2000 stock splits have been retroactively reflected in the accompanying consolidated financial statements for all periods presented.

     STOCK ISSUANCES FOR SERVICES

     During the year ended December 31, 1999, the Company issued shares of common stock to officers, key employees and outside parties for services provided and as bonuses. The shares issued have been valued by the Company's Board of Directors at estimated fair values based on other issuances of shares for cash and on the terms of related transactions. During 1999, the Company issued 1,864 shares of its common stock to certain officers and key employees and recorded $5,965 of related compensation expense, respectively. The shares issued in 1999 were valued at $3.20 per share.

     1997 STOCK OPTION EXERCISE

     During the year ended December 31, 1997, certain option and warrant holders exercised options and warrants to purchase 1,733,500 shares of common stock in exchange for partial recourse notes receivable of $3,799,250. The notes were due on demand, bore interest at 7 percent per annum and the principal and
                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INFORMATION WITH RESPECT TO SEPTEMBER 30, 2000
                         AND FOR THE NINE MONTHS ENDED
                    SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


     accrued interest could be paid by surrendering shares of common stock to the Company. During the years ended December 31, 1998 and 1999, the Company accrued $274,691 and $235,951, respectively, of interest related to these notes receivable. On the dates the options and warrants were granted to employees during 1997, the exercise price of $1.75 per share was greater than the fair value of the Company's common stock. Accordingly, no compensation was recognized. Warrants granted to third-party consultants were valued at their fair value based upon the Black-Scholes option pricing model and resulted in the recognition of approximately $93,000 of compensation expense during 1997.

     EITF 95-16, "Accounting for Stock Compensation Arrangements with Employer Loan Features Under APB No. 25," requires employee notes received upon exercise of stock options to be accounted for as the issuance of new stock options with a new measurement date if the notes are nonrecourse to the employee. The notes received in connection with the exercise of these options were partial recourse to the stockholders. Accordingly, they were not nonrecourse notes and were therefore not considered to be the issuance of new stock options.

     In connection with their employment/consulting agreements, certain stockholders had been exempted from the effects of the reverse stock split discussed above. During the year ended December 31, 1999, the Company demanded payment on notes receivable with principal balances totaling $3,143,000. Holders of 1,471,000 shares of common stock, with a principal obligation totaling $2,574,250, and accrued interest of $366,319 surrendered their shares to the Company as satisfaction of the obligation. Since these officers and former consultant immediately returned all of these shares to the Company, no compensation was recognized in connection with the exclusion of these shares from the reverse stock split. However, as of December 31, 1999, a holder of 121,875 shares of common stock with a principal balance of $568,750 and accrued interest of $50,938 had filed for bankruptcy protection. As a result, the Company is currently negotiating with the bankruptcy trustee for the return of the shares. However, the fair value of the shares is less than the principal and accrued interest on the note receivable. Accordingly, as of December 31, 1999, the Company recorded a reserve of $229,688 against the note receivable to reflect it at the fair value of the underlying collateral. Negotiations with the bankruptcy trustee during 2000 have resulted in the understanding that the Company would have to pay the trustee for the shares of common stock in order for the Company to reacquire the same. Accordingly, the note receivable was written down to zero during the three months ended September 30, 2000. The Company has been authorized by its board of directors to acquire the 121,875 shares of common stock from the bankruptcy trustee for $180,000.

     As of December 31, 1999, a note receivable from the exercise of 140,625 stock options, with a principal balance of $656,250, and accrued interest of $93,385 remained outstanding for which the Company had not yet demanded repayment. As a result of the decline in the value of the underlying collateral and because the Company did not believe it would receive payment beyond the return of the underlying common stock, the Company recorded a reserve of $299,635 to reflect the note receivable at the fair value of the underlying collateral. At March 31, 2000, the Company canceled a note receivable from the stockholder which was used to purchase shares of common stock. As consideration for the cancellation of the note receivable, 140,625 shares of common stock were returned to the Company by the stockholder and retired.

     1998 STOCK TRANSACTIONS

     In January 1998, the Company sold 35,532 shares of common stock in a private placement at $10.67 per share. The Company received cash proceeds of $335,042, net of $43,958 in offering costs. The placement agent of the offering received a cash commission of 12.5 percent and warrants to purchase 4,264 shares of common stock, exercisable at $12.80 per share which are exercisable for a period of three years. The Company has valued these warrants at $4.31 per share using the Black-Scholes option pricing model with the following assumptions: risk free rate of 5.4 percent, expected dividend yield of 0 percent, volatility of 58.2 percent and an expected life of 3.3 years.

                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INFORMATION WITH RESPECT TO SEPTEMBER 30, 2000
                         AND FOR THE NINE MONTHS ENDED
                    SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


     During the year ended December 31, 1998, the Company sold an additional 5,156 shares of common stock to an investor at $10.67 per share.

     1998 SERIES A CONVERTIBLE PREFERRED STOCK OFFERING

     In January 1998, the Company issued 360,000 shares of Series A convertible preferred stock at a price of $5.00 per share. The Company received $600,275 in net cash proceeds (net of offering costs of $159,725) and issued 152,000 shares of Series A convertible preferred stock. In addition, the Company issued 208,000 shares of Series A convertible preferred stock relating to the conversion of $1,040,000 of 1996 Notes. The placement agent received a cash commission of 13 percent, due diligence and non-accountable expense allowances (for a total of $149,843), 13,125 shares of common stock (valued at $10.67 per share) and warrants to purchase 6,840 shares of common stock exercisable at $16.00 per share which are exercisable for a period of two years subsequent to the Company's initial public offering (through August 9, 2002). The Company valued these warrants at $2.56 per share using a Black-Scholes option pricing model with the following assumptions: risk free rate of 5.6 percent, expected dividend yield of 0 percent, volatility of 58.2 and an expected life of 2.1 years.

     The Series A convertible preferred stock was automatically converted into shares of common stock upon the consummation of the IPO at the conversion rate of $10.00 divided by $6.50. The outstanding shares of the Series A convertible preferred stock were converted into 553,846 shares of common stock on August 9, 2000.

     On November 14, 1998, holders of Series A convertible preferred stock commenced cumulating an 8% annual dividend. The annual dividend requirement applicable to Series A preferred shares outstanding at December 31, 1999 was $144,000, or $0.40 per share. Due to certain provisions of the Series A convertible preferred stock, the Company's one-for-two reverse stock split declared on September 28, 1999 did not affect the number of shares of Series A convertible preferred stock outstanding. As of December 31, 1998 and 1999, holders of Series A convertible preferred stock were owed dividends of $18,541 and $162,541, respectively. Upon closing the IPO, $250,124 of Series A convertible preferred stock dividends were due and payable, of which $146,410 were paid through September 30, 2000. The Company is paying the Series A convertible preferred dividends upon the receipt from stockholders of their Series A convertible preferred stock certificates for conversion into common stock.

     The conversion of the Series A preferred shares was contingent upon an initial public offering that was outside the control of the stockholders. In accordance with EITF 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios," a contingent beneficial conversion feature was measured at the commitment date, but not recognized until the contingency was resolved. Accordingly, the Company deferred recording the beneficial conversion feature until the time of the IPO. In connection with the IPO, the Company recorded the contingent beneficial conversion feature of $5.00 per Series A share, or $1,800,000, as a dividend to the Series A convertible preferred stockholders.

     Upon the liquidation, dissolution or winding up of the Company, holders of the Series A preferred stock, while outstanding, were entitled to receive, out of legally available assets, a liquidation preference of $10.00 per share, plus an amount equal to any unpaid dividends through the payment date, before any payment or distribution was made to holders of common stock or any series or class of stock thereafter issued that rank junior as to the liquidation rights of the Series A preferred stock. The holders of the Series A shares were not entitled to vote on any matter, excluding matters affecting the rights of such stockholders or as required by law. In connection with such vote, each share of Series A preferred stock, while outstanding, was entitled to one vote.

                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INFORMATION WITH RESPECT TO SEPTEMBER 30, 2000
                         AND FOR THE NINE MONTHS ENDED
                    SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

     1999 SERIES B CONVERTIBLE PREFERRED STOCK OFFERING

     From May through September 1999, the Company issued 2,081,680 shares of Series B convertible preferred stock at a price of $3.00 per share. The Company received $3,584,256 in net cash proceeds (net of cash offering costs of $480,885) and issued 1,355,047 shares of Series B convertible preferred stock. In addition, the Company issued 726,633 shares of Series B convertible preferred stock upon the conversion of $2,265,599 of promissory notes and unpaid salaries of certain officers and as part of the settlement with RSG Investments. The placement agent received a cash commission of 9 percent on shares which they placed and a non-refundable expense allowance of 2.5 percent.

     Effective January 1, 2000 and in connection with the Series B convertible preferred stock offering, the Company agreed to pay an individual a finder's fee of $51,250 plus interest at 10 percent, which was payable from proceeds of the Company's initial public offering and agreed to issue an option to purchase 1,125 shares of common stock at an exercise price of $4.80 per share.

     Pursuant to the terms of the Series B convertible preferred stock, the shares were automatically converted into shares of common stock upon the consummation of the IPO. Before the modification as explained below, the conversion was at the lower of (i) $3.00 per share or (ii) 50 percent of the initial public offering price per share. On April 12, 2000, the certificate of designation for the Series B preferred stock was amended to modify the conversion rate to be determined by dividing $3.00 by 45 percent of the initial public offering price per share. As a result of the IPO price being $6.50 per share of common stock, the Series B convertible preferred stock was converted into 2,135,056 shares of common stock on August 9, 2000.

     The holders of the Series B preferred stock were entitled to an annual cumulative dividend of six percent, payable in common stock. The annual dividend requirement applicable to Series B convertible preferred stock outstanding was $374,702, or $0.18 per share. For the year ended December 31, 1999 and the nine months ended September 30, 2000, the Company accrued common stock dividends of 28,936 and 68,169 shares with a value of $141,899 and $275,677, respectively, related to the Series B convertible preferred stock.

     In accordance with EITF 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios," the Company determined that the holders of the Series B convertible preferred stock had received a beneficial conversion feature at the date of issuance. This beneficial conversion feature was valued at $1,249,008 and was accrued as a dividend between the date of issuance of the Series B convertible preferred stock and September 28, 2000, the date which the Series B convertible preferred stockholders have the right to convert their shares. By modifying the terms of the beneficial conversion feature, when the value of the common stock was $3.20 per share, the beneficial conversion feature was increased by $2,498,016. The increase to the beneficial conversion feature was accrued as a dividend from April 12, 2000 through August 9, 2000. During the year ended December 31, 1999 and the nine months ended September 30, 2000, the Company recorded dividends of $321,370 and $3,425,654 to the Series B convertible preferred stockholders related to the beneficial conversion feature.

     Upon the liquidation, dissolution or winding up of the Company, holders of Series B convertible preferred stock, while outstanding, were entitled to receive, out of legally available assets, a liquidation preference of $10.00 per share, plus an amount equal to any unpaid dividends through the payment date, before any payment or distribution was made to holders of common stock or any series or class thereafter issued that ranks junior to the liquidation rights of the Series B convertible preferred stock. The holders of Series B convertible preferred stock were not entitled to vote on any matter, excluding matters affecting the rights of such Series B stockholders or as required by law. In connection with any such vote, each outstanding share of Series B convertible preferred stock, while outstanding, was entitled to one vote. In addition, if the Company had not completed an initial public offering by September 28, 2000, holders of Series B
                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INFORMATION WITH RESPECT TO SEPTEMBER 30, 2000
                         AND FOR THE NINE MONTHS ENDED
                    SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


     convertible preferred stock would have been accorded voting rights. If such event had occurred, each share of Series B convertible preferred stock would have been entitled to one vote.

     1999 COMMON STOCK ISSUANCE

     On May 30, 1999, the Company sold 198,750 shares of common stock to an entity controlled by the Company's former president in exchange for a promissory note in the amount of $1,590,000. The purpose of the stock sale was to assist the Company in complying with certain stock pledge requirements set forth in the Equipment Agreement with RSG. On September 28, 1999, as a result of the Transfer Agreement with RSG, the 198,750 shares of common stock were returned to the Company in exchange for the cancellation of the promissory note. The shares have been reflected as issued and retired in the accompanying statement of stockholders' equity (deficit) for the year ended 1999.

     2000 SERIES C CONVERTIBLE PREFERRED STOCK OFFERING

     The Company issued $212,500 of 7% secured, subordinated, convertible promissory notes, 196,150 shares of 7% Series C convertible preferred stock and warrants to purchase 42,500 shares of common stock at $6.60 per share, in a private placement offering during March and April 2000. The Company received $774,636 in proceeds (net of offering costs of $75,364).

     The proceeds from the offering were allocated to the financial instruments issued, based upon their relative fair values, and resulted in an allocation of $164,169 to the promissory notes before offering costs of $17,382, $31,875 to the beneficial debt conversion feature, $535,986 to the Series C convertible preferred stock and $59,988 to the warrants. While the allocated value of the warrants was less than their fair value of $71,350, the fair value was measured using the Black-Scholes option pricing model with the following weighted average assumptions: risk free interest rate of 5%, expected dividend yield of 0%, volatility of 100%, and expected lives of 3.25 years. The debt issuance costs were amortized through August 9, 2000 and the discount on the promissory notes of $48,331 was amortized as interest expense through August 9, 2000.

     The Series C convertible preferred stock was issued at a stated value of $3.25 per share. The outstanding shares of Series C convertible preferred stock were automatically converted into common stock upon the close of the IPO at the rate determined by $3.25 divided by 55% of the IPO price of $6.50 per share which resulted in the issuance of 178,318 shares of common stock.

     Dividends on the Series C convertible preferred stock accrued at 7% annually through August 9, 2000 and were payable in cash. Upon closing of the IPO, $15,016 of Series C convertible preferred stock dividends was payable of which $6,124 was paid through September 30, 2000. The Company is paying the preferred dividends upon the receipt from stockholders of their Series C convertible preferred stock certificates for conversion into common stock.

     Upon the liquidation, holders of the Series C convertible preferred stock, while outstanding, were entitled to receive, out of legally available assets, a liquidation preference of $10.00 per share plus an amount equal to any unpaid dividends through the payment date before any payment or distribution was made to the holders of common stock or any series or class of the Company's capital stock that ranks junior to the liquidation rights of the Series C convertible preferred stock. The holders of the Series C convertible preferred stock could not vote on any matter, excluding matters affecting the rights of such stockholders or as required by law. In connection with any such vote, each share of Series C convertible preferred stock, while outstanding, was entitled to one vote.

                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INFORMATION WITH RESPECT TO SEPTEMBER 30, 2000
                         AND FOR THE NINE MONTHS ENDED
                    SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


     2000 COMMON STOCK INITIAL PUBLIC OFFERING

     On August 2, 2000, a registration statement for 1,800,000 shares of common stock became effective and, on August 9, 2000, the Company issued 1,800,000 shares of common stock to the public in connection with the IPO. The shares were issued at $6.50 per share before offering costs and commissions. In addition, the Company issued 180,000 warrants to the underwriter in connection with the IPO. The warrants are exercisable from August 2, 2001 through August 2, 2005 at $7.80 per share, with the exercise price subject to reduction if the Company issues common stock to others at less than the exercise price. The net proceeds from the IPO, after offering costs and commissions, totaled $9,111,087 and were allocated to the common stock issued and the warrants based upon their relative fair value. Accordingly, $8,640,515 was allocated to the 1,800,000 shares of common stock, and $470,572 was allocated to the 180,000 warrants.

     Although the amount allocated to the warrants was less than their fair value, the fair value of the warrants was $636,895 determined using the Black-Scholes option pricing model with the following assumptions: risk free interest rate of 6.0%, expected dividend yield of 0%, volatility of 62.49%, and expected lives of 4.0 years.

     OTHER 2000 EQUITY TRANSACTIONS

     On April 13, 2000, the Company issued 200,000 shares of common stock in connection with the issuance of a nine percent secured, subordinated promissory note in the principal amount of $1,500,000. The Company received $1,472,500, net of offering costs of $27,500, from the private placement offering. The proceeds from the offering were allocated to the financial instruments issued based upon their relative fair values and resulted in an allocation of $1,051,769 to the promissory note before offering costs of $19,810 and $440,541 to the common stock. The Company also recorded a discount on the notes payable of $448,398, which was amortized as interest expense through August 9, 2000.

     During the nine months ended September 30, 2000, the Company issued 4,116 shares of common stock to an employee who previously loaned money to the Company. The shares were issued as a payment of interest and the value of the shares issued was $14,250 or $3.46 per share. Additionally, the Company issued 21,841 shares of common stock to the holders of the 1996 Notes who are entitled to receive shares for the payment of interest. The value of the shares issued as an interest payment was $72,862 or $3.33 per share.

     In June 2000, the Company issued 777 shares of common stock to an employee for services previously rendered. The shares were valued at $2,485 or $3.20 per share. During September 2000, the Company issued 12,176 shares of common stock to stockholders who had been protected from the effects of the reverse stock splits but who had not been previously identified.

10.  STOCK OPTIONS AND WARRANTS

     STOCK-BASED COMPENSATION

     The Company accounts for its stock options issued to directors, officers and employees under Accounting Principles Board Opinion No. 25 and related interpretations ("APB 25"). Under APB 25, compensation expense is recognized if an option's exercise price on the measurement date is below the fair value of the Company's common stock. The Company accounts for options and warrants issued to non-employees in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS 123) which requires these options and warrants be accounted for at their fair value.

                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INFORMATION WITH RESPECT TO SEPTEMBER 30, 2000
                         AND FOR THE NINE MONTHS ENDED
                    SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


     NON EMPLOYEE GRANTS

     During the years ended December 31, 1998 and 1999 and the nine months ended September 30, 2000, the Company issued options to purchase 938 shares, 63,711 shares and 314,626 shares of common stock, respectively. The exercise price was $12.80, $4.80 to $9.60, and $4.00 to $9.60 for the years ended December 31, 1998 and 1999 and for the nine months ended September 30, 2000, respectively. These options were valued in accordance with SFAS 123 (utilizing the Black-Scholes option pricing model with the following weighted average assumptions for the years ended 1998 and 1999 and the nine months ended September 30, 2000, respectively: risk free interest rate of 5.6, 6.2 and 6.7 percent, expected dividend yield of 0 percent, volatility of 58.2, 100.6 and 86.3 percent, expected lives of 3.2, 2.6 and 3.3 years, respectively) at amounts ranging from $1.58, $1.37 to $1.63 and $1.15 to $3.12 per share, respectively.

     EMPLOYEE GRANTS

     During 1998 and 1999, the Company granted options to purchase 9,375 and 269,909 shares of common stock, respectively. The exercise price ranged from $11.33 and $4.80 to $8.80 per share, respectively. There was no intrinsic value relating to these options. The options were vested upon grant.

     On February 3, 2000, the Board of Directors adopted, and on March 29, 2000, a majority of the shareholders' approved the creation of the 2000 Stock Option Plan ("2000 Plan") with 2,000,000 shares of common stock reserved for issuance thereunder. The 2000 Plan was amended and restated by the Board of Directors on June 6, 2000. The 2000 Plan provides both the direct award or sale of shares and for the grant of options to purchase shares. The Company's compensation committee administers the plan and has the discretion to determine the employees, directors, independent contractors and advisors who will receive awards, the type of awards (stock, incentive stock options or non-qualified stock options) to be granted, the term, vesting and exercise prices. The exercise price for the options may be paid in cash, in shares of the Company's common stock valued at fair market value on the exercise date or through a same-day sale program without any cash outlay by the optionee. In the event of a change in control (as defined), all restrictions on all awards or sales of shares issued under the plan will lapse and vesting on all unexercised options will accelerate to the date of the change in control.

     During the nine months ended September 30, 2000, the Company issued options for the purchase of 1,120,775 shares of common stock to certain officers and employees of the Company pursuant to the 2000 Plan. These options vested immediately. The exercise prices range from $3.60 to $9.60 per share. The options are exercisable through August 9, 2003.

     SFAS 123 requires pro forma information regarding operating results as if the Company had accounted for its stock options granted to employees under the minimum fair value method of the statement. The minimum fair value of the stock options was estimated at the grant date by the Company using the Black-Scholes option pricing model. The following weighted average assumptions were used in the Black-Scholes model for the years ended 1998 and 1999 and the nine months ended September 30, 2000, respectively: risk-free interest rate of 5.5, 6.3 and 6.7 percent, a dividend yield of 0 percent, volatility of 58.2, 100.6 and 85.4 percent, and a expected lives of 3.8, 2.7 and 3.3 years, respectively.

                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INFORMATION WITH RESPECT TO SEPTEMBER 30, 2000
                         AND FOR THE NINE MONTHS ENDED
                    SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


     Following are the pro forma disclosures and the related impact on the net losses:

                                                             Years Ended December 31,
                                                        -----------------------------------       Nine months ended
                                                             1998                1999            September 30, 2000
                                                        ----------------    ---------------     ---------------------
            Loss attributable to common
               stockholders as reported...........       $ (4,164,037)       $ (4,279,444)       $    (9,254,251)
            Loss attributable to common
               stockholders pro forma.............         (4,209,596)         (4,725,793)           (10,873,996)
            Basic and diluted loss per common
               share as reported..................              (1.37)              (1.33)                 (2.93)
            Basic and diluted loss per common
               share pro forma....................              (1.39)              (1.47)                 (3.44)

     Due to the nature and timing of option grants, the resulting pro forma compensation cost may not be indicative of future years.

     OUTSTANDING STOCK OPTIONS AND WARRANTS

     The Company has, from time to time, granted stock options and warrants to employees, directors, consultants and in connection with financing transactions. A summary of stock option and warrant activity for the years ended December 31, 1998 and 1999 and the nine months ended September 30, 2000 is as follows:

                                                                                                    Weighted Average
                                                   Options and Warrants        Price Range           Exercise Price
                                                   ---------------------    -------------------    -------------------
         Balance, December 31, 1997..........                454,575        $    2.67  -  6.00      $       3.19
              Granted........................                143,455             2.67  - 16.00             10.33
                                                   ---------------------
         Balance, December 31, 1998..........                598,030             2.67  - 16.00              5.00
              Granted........................                362,228             1.33  -  9.60              5.56
              Forfeited......................                (93,750)            2.67  - 12.80             12.80
                                                   ---------------------

         Balance, December 31, 1999..........                866,508             2.67  - 16.00              4.39
              Granted........................              1,822,676             1.00  -  9.60              6.63
                                                   ---------------------


         Balance, September 30, 2000.........              2,689,184            $1.00  - 16.00     $        5.75
                                                   =====================
         Exercisable, December 31, 1999......                866,508            $2.67  - 16.00     $        4.39
                                                   =====================
         Exercisable, September 30, 2000.....              2,482,518            $1.00  - 16.00     $        5.75
                                                   =====================

                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INFORMATION WITH RESPECT TO SEPTEMBER 30, 2000
                         AND FOR THE NINE MONTHS ENDED
                    SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


     A summary of stock option and warrant grants with exercise prices less than, equal to or greater than the estimated market value on the date of grant during the years ended December 31, 1998 and 1999 and the nine months ended September 30, 2000 is as follows:

                                                                                                    Weighted Average
                                                               Options and         Weighted           Fair Value of
                                                                Warrants            Average            Options and
                                                                 Granted        Exercise Price          Warrants
                                                              --------------    ---------------    -------------------
            Year Ended December 31, 1998:
               Grants with exercise price less than
                 estimated market value.................           105,416       $    2.67          $    8.46
               Grants with exercise price greater than
                 estimated market value.................            38,039           13.78               4.88
            Year Ended December 31, 1999:
               Grants with exercise price less than
                 estimated market value.................            19,233            2.40               2.20
               Grants with exercise price greater than
                 estimated market value.................           342,995            5.66               1.82
            Nine Months Ended - September 30, 2000:
               Grants with exercise price less than
                 estimated market value.................            11,650            1.07               2.58
               Grants with exercise price greater than
                 estimated market value.................         1,811,026            6.66               1.65

     A summary of the options and warrants outstanding and exercisable as of December 31, 1999 and September 30, 2000 follows:

     DECEMBER 31, 1999

                                          Weighted Average
 Range of Exercise         Number            Remaining       Weighted Average                       Weighted Average
       Price             Outstanding      Contractual Life    Exercise Price    Number Exercisable   Exercise Price
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------
  $  1.33 - 2.67            398,304          2.5 years         $     2.65             398,304         $     2.65
     2.68 - 5.33            366,914          2.6 years               4.76             366,914               4.76
     5.34 -16.00            101,290          2.6 years               9.72             101,290               9.72
                      ------------------                                        -------------------
                            866,508                                                   866,508
                      ==================                                        ===================

     SEPTEMBER 30, 2000

                                          Weighted Average
     Range of                Number          Remaining        Weighted Average       Number         Weighted Average
   Exercise Price         Outstanding     Contractual Life     Exercise Price      Exercisable       Exercise Price
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------
   $ 1.00 - 2.67            410,583          2.25 years        $     2.62             410,583         $     2.62
     2.68 - 5.33          1,207,057          2.78 years              4.45           1,207,057               4.45
     5.34 -16.00          1,071,544          3.05 years              8.80             864,878               9.07
                      ------------------                                        -------------------
                          2,689,184                                                 2,482,518
                      ==================                                        ===================

                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INFORMATION WITH RESPECT TO SEPTEMBER 30, 2000
                         AND FOR THE NINE MONTHS ENDED
                    SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


11.  SEGMENT INFORMATION

     In June 1998, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 establishes disclosures related to components of a company for which separate financial information is available and evaluated regularly by a company's chief operating decision makers in deciding how to allocate resources and in assessing performance. It also requires segment disclosures about products and services as well as geographic areas. The Company has determined that it did not have any separately reportable operating segments as of December 31, 1998 and 1999. However, the Company does sell Refreshment Centers in geographic locations outside of the United States. Revenues attributed to individual countries based on the location of sales to unaffiliated customers for the years ended December 31, 1998 and 1999 and for the nine months ended September 30, 2000 is as follows:

                                                                        December 31,
                                                               --------------------------------      September 30,
                                                                   1998              1999                2000
                                                               --------------    --------------    ------------------
            Revenue:
               United States.............................       $    769,062      $    540,517      $  2,278,344
               Other Countries...........................            242,400                --                --
                                                               --------------    --------------    ------------------

               Total Revenue.............................       $  1,011,462      $    540,517      $  2,278,344
                                                               ==============    ==============    ==================

12.  CONCENTRATION OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

     The Company's historical revenues and receivables have been derived solely from the lodging industry. The Company offers credit terms on the sale of its Refreshment Centers and in connection with its revenue sharing contracts. The Company performs ongoing credit evaluations of its customers' financial condition and does not require collateral from its customers. The Company maintains an allowance for uncollectible accounts receivable based upon the expected collectibility of all accounts receivable.

     During the year ended December 31, 1998, revenues from three customers accounted for 40.8, 25.1 and 24 percent of total revenues.

     During the year ended December 31, 1999, revenues from two customers accounted for 26.7 and 16.0 percent of total revenues.

     During the nine months ended September 30, 2000, no single customer accounted for a material amount of the Company's revenue. No other customer accounted for more than 10 percent of total revenues in any period presented.

13.  SUBSEQUENT EVENTS

     REGISTRATION OF WARRANTS

     Under the terms of a 1996 private placement, the Company distributed offering documents that contained a statement that referred to the right of holders of 341,180 warrants to join in any registration of the Company's securities. In August 2000, the Company completed the IPO at $6.50 per share. Subsequently, the warrant holders have made an informal demand for the registration of the underlying shares of common stock. Through negotiations with the warrant holders, the Company has agreed to register the underlying shares in this offering. The Company has estimated the cost of the additional registration statement to be $60,000 with such estimate charged against operations.

                  eROOMSYSTEM TECHNOLOGIES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INFORMATION WITH RESPECT TO SEPTEMBER 30, 2000
                         AND FOR THE NINE MONTHS ENDED
                    SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


     ISSUANCE OF WARRANTS

     During December 2000, the Company issued 12,375 warrants to two former note holders with respect to a 1996 private placement of notes by the Company. The warrants have an exercise price of $2.67 per underlying share. The warrants have a fair value of $2,095 based on the Black-Scholes option pricing model with the following assumptions: risk free interest rate of
     5.7 percent, volatility of 62.5 percent, expected dividend yield of 0 percent, and an expected life of 8 months. The above fair value will be charged to interest expense during the fourth quarter of 2000.

     On October 2, 2000, the Company issued options to purchase 15,000 shares to a director at $5.36 per share. These options vested on the date granted and are exercisable for two years. The granting of the options will have no financial effect due to the exercise price being above the market value of the common stock on the date granted. The options had a fair value of $25,598 ($1.71 per share) based on the Black-Scholes option pricing model with the following assumptions: risk free interest rate of 6.1 percent, volatility of 62.5 percent, expected dividend yield of 0 percent, and an expected life of two years.

     EMPLOYMENT AGREEMENT

     On December 20, 2000, the Company reached a verbal one-year employment agreement with its new chief executive officer. As part of this agreement, the Company agreed to pay the new officer a base salary of $150,000 and issued options to purchase 250,000 shares of common stock at $1.58 per share. These options vested on the date granted and are exercisable for two years. The granting of the options will have no financial effect due to the exercise price being above the market value of the common stock on the date granted. The options had a fair value of $125,450 ($0.50 per share) based on the Black-Scholes option pricing model with the following assumptions: risk free interest rate of 5.7 percent, volatility of 62.5 percent, expected dividend yield of 0 percent, and an expected life of two years.

                               [INSIDE BACK COVER]

                This page will be blank in the final prospectus.

================================================================================

      No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                 ---------------

                                TABLE OF CONTENTS


                                                                          PAGE
Prospectus Summary..........................................................1
Risk Factors................................................................4
Special Note Regarding Forward-Looking Information.........................10
Use of Proceeds............................................................11
Determination of Offering Price............................................11
Dividend Policy............................................................11
Selling Stockholders and Warrant Holders...................................12
Plan of Distribution.......................................................15
Selected Financial Data....................................................17
Management's Discussion and Analysis of Financial Condition
    and Results of Operations..............................................19
Business...................................................................30
Management.................................................................40
Certain Relationships and Related Transactions.............................45
Principal Stockholders.....................................................48
Description of Capital Stock...............................................49
Shares Eligible for Future Sale............................................53
Legal Matters..............................................................55
Experts....................................................................55
Change in Accountants......................................................55
Available Information......................................................55
Index to Consolidated Financial Statements................................F-1


                                 ---------------


     [Through and including ___________, 2001, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.]




                   200,000 Shares of Common Stock on Behalf of
                              Selling Stockholders


                   341,180 Shares of Common Stock on Behalf of
                                 Warrant Holders


                         eROOMSYSTEM TECHNOLOGIES, INC.





                                [eROOMSYSTEM LOGO]




                                  [INSERT DATE]

================================================================================

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Sections 78.7502 and 78.751 of the Nevada Revised Statutes provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article XII of our amended and restated articles of incorporation (Exhibit 3.01 hereto) provides for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by Sections 78.7502 and 78.751 of the Nevada Revised Statutes. In addition, pursuant to the severance agreement with Mr. Hrncir, we agreed to indemnify Mr. Hrncir for any actions taken by him on behalf of eRoomSystem Technologies prior to the effective date of the severance agreement to the extent provided for in our bylaws.

     In addition to the indemnification of officers and directors under the Nevada Revised Statutes, we entered into indemnification agreements with Dr. Alan C. Ashton on August 17, 1999 and with John J. Prehn on May 31, 2000. Pursuant to these indemnification agreements, we agreed to hold harmless and indemnify each of them against any and all expenses incurred by them as a result of their positions as directors of eRoomSystem Technologies. In addition, we agreed to advance expenses incurred by each of them upon receipt of a written request for such advancement containing an unsecured undertaking by each of them to repay such amounts to the extent that they are held to not be entitled to indemnification from eRoomSystem Technologies. The advancement of expenses specifically excludes amounts for judgments, penalties, fines and settlements. Messrs. Ashton and Prehn each possess the right to indemnification if, in civil proceedings, they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of eRoomSystem Technologies, and, in criminal proceedings, they had no reasonable cause to believe that his conduct was unlawful. In addition, eRoomSystem Technologies may elect to not indemnify Messrs. Ashton and Prehn if either a majority of the directors not involved in the relevant proceeding or independent legal counsel, in a written opinion, determine that they have not met the relevant standards for indemnification.

     On September 28, 1999, we entered into an indemnification agreement with Donnelly Prehn which indemnifies Mr. Prehn for actions to be taken by him as a director on behalf of RSi BRE. Pursuant to this indemnification agreement, eRoomSystem Technologies and RSi BRE, jointly and severally, agreed to hold harmless and indemnify Mr. Prehn against any and all expenses incurred by him as a result of his position as a director of eRoomSystem Technologies. In addition, we agreed to advance expenses incurred by Mr. Prehn upon receipt of a written request for such advancement containing an unsecured undertaking by Mr. Prehn to repay such amounts to the extent that Mr. Prehn held to not be entitled to indemnification from eRoomSystem Technologies. Mr. Prehn's rights to indemnification are only available if damages have not already been paid directly to Mr. Prehn by an insurance carrier maintained by either eRoomSystem Technologies or RSi BRE. Mr. Prehn is not entitled to indemnification if he is adjudged by a court of competent jurisdiction to have engaged in intentional misconduct or a knowing violation of the law, if he received an improper personal benefit, or if a court of competent jurisdiction renders a final decisions that such indemnification is unlawful.

     Even though indemnification for liabilities arising under the Securities Act may be provided to certain directors and officers pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.


                 SEC registration fee                                 $          251
                 Printing and engraving costs                                 15,000
                 Legal fees and expenses                                      50,000
                 Accounting fees and expenses                                 20,000
                 Blue Sky fees and expenses                                   10,000
                 Transfer Agent and Registrar fees                             5,000
                 Miscellaneous expenses                                        5,000
                 --------------------------------------------------  -----------------
                 TOTAL                                                $     $105,251

     We will pay substantially all costs and expenses associated with the registration of the shares of common stock covered by this registration statement. Selling stockholders and warrant holders are responsible for all underwriting discounts, commissions, transfer taxes and other expenses associated with the sale of common stock by them.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     From January 1998 through December 2000, we have granted or issued and sold the following unregistered securities:

     (1) On January 9, 1998, we commenced a private placement, or Series A convertible preferred stock offering, of up to 1,200,000 shares of Series A convertible preferred stock at a price of $5.00 per share, underwritten on a best-efforts basis by Capital Bay Securities, or CBS. We received cash subscriptions of $760,000, and issued 152,000 shares of Series A convertible preferred stock. CBS received 13% in the form of a commission, due diligence and non-accountable expense allowances, and warrants to purchase 6,840 shares of common stock exercisable at $16.00 per share for serving as placement agent. On the six-month anniversary of the close of the Series A convertible preferred stock offering, or November 14, 1998, holders of Series A convertible preferred stock started to accrue an 8% annual dividend, payable in the form of cash. The reverse stock split did not affect the number of shares of Series A convertible preferred stock outstanding. This offering was exempt from registration in reliance on Rule 506 of Regulation D of the Securities Act. The securities were issued to independent third parties and to existing stockholders, each of whom were accredited investors. Each of the investors received a private placement memorandum disclosing information about the securities and our corporate, business and financial matters. Upon the closing of our initial public offering, the shares of Series A convertible preferred stock were converted into shares of our common stock. As of the date of the closing of our initial public offering, holders of Series A convertible preferred stock were owed dividends of $250,126. We paid $146,410 of the accrued dividends through September 30, 2000 with the funds for the remaining dividends placed in a separate account to be released upon the receipt of the remaining stock certificates for our Series A convertible preferred stock.

     (2) On January 16, 1998, we commenced a private placement, or the 1998 Common Stock Offering, of up to 60,938 shares of common stock, at a price of $10.67 per share. The 1998 Common Stock Offering was underwritten on a best-efforts basis by Spectrum Securities, Inc., or Spectrum. We received cash subscriptions of $379,000, and issued 35,531 shares of common stock. Spectrum received a cash commission of 12.5% and warrants to purchase 4,264 shares of common stock, exercisable at $12.80 per share, for serving as placement agent. This offering was exempt from registration in reliance on Rule 506 of Regulation D of the Securities Act. The securities were issued to independent third parties and to existing stockholders, each of who were accredited investors. Each of the investors received a private placement memorandum disclosing information about the securities and our corporate, business and financial matters.

     (3) On January 23, 1998, we offered to convert our 1996 12% secured promissory notes, or the 1996 Notes, into shares of Series A convertible preferred stock. Pursuant to this offer, $1,040,000 of the $1,470,000 1996 Notes were converted into 208,000 shares of Series A convertible preferred stock. This offering was exempt in reliance on Rule 506 of Regulation D of the Securities Act. The investors were either accredited or sophisticated non-accredited investors, either alone or with a purchaser representative. Each of the investors received a private placement memorandum disclosing information about the securities and our corporate, business and financial matters.

     (4) In January 1998, we issued 13,781 shares of common stock to holders of the 1996 Notes, at a rate of 188 shares of common stock per $20,000 in outstanding principal, to prevent the foreclosure of our assets by holders of the 1996 Notes. This offering was exempt from registration in reliance upon
Section 4(2) of the Securities Act. The investors were either accredited or sophisticated non-accredited investors.

     (5) In April 1998, we issued a $100,000 short-term promissory note to an existing stockholder which was subsequently converted into 9,375 shares of common stock at a price of $10.67 per share. In addition, this investor was granted an additional 1,500 shares of common stock as an inducement to convert the promissory note, which was valued at $10.67 per share and recorded as additional interest expense in 1998. This offering was exempt from registration in reliance upon Section 3(a)(9) and Section 4(2) of the Securities Act. The investor was an accredited investor.

     (6) In May 1998, we offered 10% unsecured promissory notes, or the 1998 Notes, with a term of sixty days and automatically convertible at maturity into common stock at the rate of $10.67 per share. We received cash subscriptions totaling $561,520 and issued 54,296 shares of common stock to the holders of the 1998 Notes, which amount included $17,632 of accrued interest. This offering was exempt from registration in reliance upon Section 4(2) of the Securities Act. The securities were issued to independent third parties and to existing stockholders, each of whom were either accredited or sophisticated non-accredited investors.

     (7) In October 1998, we offered to convert previously issued notes into shares of common stock at a rate of $10.67 per share of common stock. As a result of the conversion, we converted $115,000 in outstanding principal and $24,568 in accrued interest into 26,169 shares of common stock. This offering was exempt in reliance upon Section 3(a)(9) and Section 4(2) of the Securities Act. The investors were accredited investors and sophisticated non-accredited investors.

     (8) From February 1999 through May 1999, we offered 15% unsecured promissory notes, or the 1999 Notes, with a term of ninety days and interest accruing at the rate of 37.5 shares of common stock every thirty days for every $1,000 of outstanding principal. We received $350,000 from the sale of 1999 Notes. $134,885 of the 1999 Notes have been paid off, and $180,000 of the 1999 Notes have been converted into 81,909 shares of Series B convertible preferred stock, which amount includes accrued interest and shares of common stock. All of the outstanding 1999 Notes are in default. As of March 31, 2000, we have issued 50,137 shares of common stock as interest and have outstanding $35,115 in principal and $7,947 of accrued interest on the 1999 Notes. This offering was exempt in reliance upon Section 4(2) of the Securities Act. The securities were issued to independent third parties who were either accredited or sophisticated non-accredited investors. We repaid the 1999 Notes from the proceeds of our initial public offering.

     (9) From March 1999 through October 1999, we conducted a private placement, or the 1999 Preferred Stock Offering, of up to $4,000,000 of Series B convertible preferred stock at $3.00 per share. The 1999 Preferred Stock Offering was co-underwritten on a best-efforts basis by Donald & Co. Securities Inc. and CBS. Donald & Co. and CBS received a commission of 9% and a non-refundable expense allowance of 2.5%. Upon completion of the 1999 Preferred Stock Offering, we issued 1,355,047 shares of Series B convertible preferred stock in exchange for cash subscriptions of $4,065,133 and 726,633 shares of Series B convertible preferred stock in exchange for certain outstanding promissory notes and unpaid salaries to certain officers and as part of the settlement with RSG Investments. The reverse stock split did not affect the number of shares of Series B convertible preferred stock outstanding. This offering was exempt in reliance on Rule 506 of Regulation D of the Securities Act. The securities were issued to independent third parties and to existing stockholders who were either accredited investors or sophisticated non-accredited investors. Each of the investors received a private placement memorandum disclosing information about the securities and our corporate, business and financial matters. Pursuant to the terms of the Series B convertible preferred stock, the shares were automatically converted into shares of common stock upon the consummation of our initial public offering.

     (10) In May 1999, holders of previously issued notes were offered the right to convert their notes and accrued interest into Series B convertible preferred stock at the rate of $3.00 per share. Holders of these notes consisting of $425,051 in outstanding principal, plus accrued interest, converted into 175,562 shares of Series B convertible preferred stock. This offering was exempt from registration in reliance on Section 3(a)(9) and Section

4(2) of the Securities Act. The investors were either accredited or sophisticated non-accredited investors. Each of the investors received a private placement memorandum disclosing information about the conversion and our corporate, business and financial matters. Pursuant to the terms of the Series B convertible preferred stock, the shares were automatically converted into shares of common stock upon the consummation of our initial public offering.

     (11) On May 30, 1999, we issued 198,750 shares of our common stock to the SBD Limited Partnership, an entity controlled by Steven L. Sunyich, our chairman, in exchange for a promissory note in favor eRoomSystem Technologies in the original principal amount of $1,590,000. The purpose of the issuance was to assist eRoomSystem Technologies in complying with the stock pledge requirements mandated by the terms of the $1,500,000 loan from RSG Investments. On September 30, 1999, we entered into an Equipment Transfer Agreement with RSG, and the 198,750 shares of common stock were returned to the SBD Limited Partnership. In turn, the SBD Limited Partnership surrendered the 198,750 shares of common stock to eRoomSystem Technologies in exchange for the cancellation of the promissory note. The shares of common stock were booked as treasury stock and have been retired. This offering was exempt in reliance on Section 4(2) of the Securities Act. Mr. Sunyich was an accredited investor.

     (12) On September 1, 1999, we entered into promissory note purchase agreements with Steven L. Sunyich, our chairman, Derek Ellis, our chief financial officer, treasurer and secretary, and a former executive officer of and consultant to eRoomSystem Technologies, in which we agreed to convert the outstanding indebtedness due on their respective demand promissory notes into shares of Series B convertible preferred stock. As a result of these agreements, we issued 72,434 shares of Series B convertible preferred stock and 51,981 shares of our common stock to Mr. Sunyich, 3,742 shares of Series B convertible preferred stock and 2,990 shares of our common stock to Mr. Ellis, and 29,808 shares of Series B convertible preferred stock and 25,376 shares of our common stock to the former executive officer and consultant. The shares of Series B convertible preferred stock were converted into shares of common stock upon the closing of our initial public offering. This offering was exempt in reliance on
Section 4(2) of the Securities Act. Messrs. Sunyich and Ellis were both accredited investors.

     (13) On December 7, 1999 and February 14, 2000, Mr. Sunyich formally assigned to us all of his rights in Patent No. 4,939,352 and Patent Nos. 4,857,714 and 4,883,948, which relate to credit card point of sale technology. In exchange, we issued 65,625 shares of common stock and a promissory note in the principal amount of $125,000 to Mr. Sunyich. After paying down the promissory note to approximately $70,000, we converted the remaining outstanding principal and interest into 23,524 shares of Series B convertible preferred stock. This offering was exempt in reliance on Section 4(2) of the Securities Act. Mr. Sunyich was an accredited investor.

     (14) On December 30, 1999, we entered into conversion agreements with Steven L. Sunyich, our chairman, and Derek Ellis, our chief financial officer, treasurer and secretary, in which we agreed to convert unpaid salaries in exchange for shares of Series B convertible preferred stock. As a result of these agreements, we issued 73,052 shares of Series B convertible preferred stock to Mr. Sunyich and 3,776 shares of Series B convertible preferred stock to Mr. Ellis. This offering was exempt in reliance on Section 4(2) of the Securities Act. Messrs. Sunyich and Ellis were both accredited investors. The shares of Series B convertible preferred stock were converted into shares of common stock upon the closing of our initial public offering.

     (15) On February 15, 2000, we received a loan in the original principal amount of $500,000 from Ash Capital, LLC, an entity controlled by Dr. Alan C. Ashton, a then director designee of the Company. To evidence this transaction, we issued a promissory note bearing an interest rate of 10% and warrants to purchase 18,750 shares of common stock to Ash Capital. We repaid the remaining principal and accrued interest from the net proceeds of our initial public offering. This issuance of securities was exempt from registration in reliance on Section 4(2) of the Securities Act. Dr. Ashton is an accredited investor.

     (16) In March and April 2000, we conducted a private placement, or the 2000 Units Offering, of up to $3,000,000 of units where each $100,000 unit consisted of a 7% convertible promissory note in the original principal amount of $25,000, 23,077 shares of Series C convertible preferred stock and a warrant to purchase 5,000 shares of common stock at an exercise price of $6.60 per share. The 2000 Units Offering was underwritten on a best-efforts basis by Donald & Co. Securities Inc., who received a commission of 8% and a non-accountable expense allowance of 0.5% As a result of the 2000 Units Offering, we received cash of $850,000 which resulted in the issuance of 196,150 shares of Series C convertible preferred stock, notes in the original principal amount of $212,500 and warrants to purchase 42,500 shares of common stock. This offering was exempt from registration in reliance on Rule 506 of Regulation D of the Securities Act. The securities were issued to independent third parties and to existing stockholders, each of who were an accredited investor. Each of the investors received a private placement memorandum disclosing information about the securities and our corporate, business and financial matters. Pursuant to the terms of the Series C convertible preferred stock, the shares were automatically converted into common stock upon the closing of our initial public offering.

     (17) On March 30, 2000, we issued a warrant to purchase 125,000 shares of common stock, exercisable at $4.80 per share through December 31, 2001, to Hall Communications, Inc. for advertising, marketing and promotional services. This offering was exempt from registration in reliance on Section 4(2) of the Securities Act. The investor was an accredited investor.

     (18) On April 13, 2000, we issued 200,000 shares of common stock in conjunction with the receipt of a $1,500,000 loan evidenced by a promissory note of the same date. This offering was exempt in reliance on Regulation S of the Securities Act. The securities were offered and sold outside of the United States to the following seven independent third party investors: (i) 566768 Ontario Limited, (ii) B.H. Capital Investments, L.P., (iii) Myra Heller, (iv) Rachelle Heller, (v) Plazacorp Investments Limited, (vi) Queens Centre Corner Limited and (vii) Jay Smith.

     (19) In June 2000, we issued 777 shares of common stock to an employee for services rendered. The shares were to have been issued to the employee in October 1999, but for an oversight by us. The shares were valued at $2,485 or $3.20 per share. This issuance of securities was exempt from registration in reliance on Section 4(2) of the Securities Act.

     (20) In September 2000, we issued 12,176 shares of common stock to stockholders who possessed anti-dilution protection from our prior reverse stock splits. Due to an oversight by us, the shares of common stock were not issued until September 2000. This issuance of securities was exempt from registration in reliance on Section 4(2) of the Securities Act.

     (21) In August 2000, we issued 21,841 shares of common stock as a payment of interest to holders of outstanding notes issued by us. This issuance of securities was exempt from registration in reliance on Section 4(2) of the Securities Act.

     (22) In October 2000, we issued 5,670 shares of common stock as a payment of interest to an employee who loaned us funds. The shares were valued at $14,250, or $3.46 per share. This issuance of securities was exempt from registration in reliance on Section 4(2) of the Securities Act.

     (23) As of December 20, 2000, we have issued options pursuant to our 2000 Stock Option Plan to purchase an aggregate of 1,682,250 shares of our common stock. The issuances of options and warrants to employees and consultants of eRoomSystem Technologies under the 2000 Stock Option Plan were exempt under
Section 4(2) and Rule 701 of the Securities Act as transactions pursuant to a compensatory benefit plan or written compensation contract. Of the Rule 701 issuances, none of the securities were issued to consultants. Of the Section 4(2) issuances, the securities were issued to existing stockholders, officers, director, consultants or former consultants who were either accredited or sophisticated non-accredited investors. Each of the sophisticated non-accredited investors had access to our corporate, business and financial information.

     (24) As of December 20, 2000, with the exception of the options and warrants discussed in this Item 26, we have issued and outstanding options and warrants to purchase 1,160,586 shares of common stock. Of this amount, we issued warrants to purchase 390,429 shares of common stock in conjunction with a private placement conducted from September 1996 through March 1997 in reliance on Section 4(2) of the Securities Act. The remaining options and warrants to purchase 770,157 shares of common stock were issued to employees, consultants, investors and other service providers of eRoomSystem Technologies in reliance upon Section 4(2) of the Securities Act.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)  Exhibits

     See exhibits listed on the Exhibit Index following the signature page of the Form SB-2 which is incorporated herein by reference.

     (b)  Financial Statement Schedules

     None.

ITEM 28. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to file, during any period in which selling stockholders or warrant holders offer or sell securities, a post-effective amendment to this registration statement to:


          (1) Include any prospectus required by Section 10(a)(3) of the Securities Act;

          (2) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

          (3) Include any additional or changed material information on the plan of distribution.

     The undersigned Registrant further undertakes, for determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at the time to be the initial bona fide offering and to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 24 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Las Vegas, State of Nevada, on the 22nd day of December 2000.

                                 eROOMSYSTEM TECHNOLOGIES, INC.


                                 By:  /s/  STEPHEN M. NELSON
                                      ------------------------------------------
                                           Stephen M. Nelson
                                      Its: President and Chief Operating Officer


                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen M. Nelson, as a true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the registration statement filed herewith and any or all amendments to said registration statement (including post-effective amendments and registration statements filed pursuant to Rule 462 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission granting unto said attorney-in-fact and agent the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:


SIGNATURE                               TITLE                                                 DATE
/s/ STEVEN L. SUNYICH
------------------------------------    Chairman of the Board of Directors                    December 22, 2000
Steven L. Sunyich

/s/ STEPHEN M. NELSON
------------------------------------    President and Chief Operating Officer                 December 22, 2000
Stephen M. Nelson

/s/ DEREK K. ELLIS
------------------------------------    Chief Financial Officer, Treasurer and Secretary      December 22, 2000
Derek K. Ellis                          (Principal Financial and Accounting Officer)

/s/ LAWRENCE S. SCHROEDER
------------------------------------    Director                                              December 22, 2000
Lawrence S. Schroeder

/s/ DR. ALAN C. ASHTON
------------------------------------    Director                                              December 22, 2000
Dr. Alan C. Ashton

/s/ S. LESLIE FLEGEL
------------------------------------    Director                                              December 22, 2000
S. Leslie Flegel

/s/ JOHN J. PREHN
------------------------------------    Director                                              December 22, 2000
John J. Prehn

/s/ DAVID S. HARKNESS
------------------------------------    Chief Executive Officer and                           December 22, 2000
David S. Harkness                       Vice-Chairman (Principal Executive Officer)



                                  EXHIBIT INDEX


   EXHIBIT
   NUMBER                                                  DOCUMENT NAME                                                PAGE
    1.01       Form of Underwriting Agreement relating to the registrant's initial public offering that closed on        ***
               August 9, 2000
    2.01       Agreement and Plan of Reorganization by and between RoomSystems International Corporation and              *
               RoomSystems, Inc. dated December 31, 1999
    2.02       Transfer Pricing Agreement by and between RoomSystems International Corporation and RoomSystems, Inc.      *
               dated December 31, 1999
    3.01       Amendment and Restatement of Articles of Incorporation                                                     *
    3.02       Certificate of Correction dated May 30, 2000                                                              **
    3.03       Amended and Restated Certificate of Designation, Preferences, Rights and Limitation of Series A            *
               convertible preferred stock
    3.04       Amended and Restated Certificate of Designation, Preferences, Rights and Limitation of Series B            *
               convertible preferred stock
    3.05       Certificate of Designation, Preferences, Rights and Limitation of Series C convertible preferred           *
               stock
    3.06       Amended and Restated Bylaws                                                                               **
    3.07       Second Amendment and Restatement of Articles of Incorporation                                             ***
    3.08       Second Amended and Restated Bylaws                                                                        ***
    4.01       Form of Common Stock Certificate                                                                           *
    4.02       Form of Certificate for Series A convertible preferred stock                                               *
    4.03       Form of Certificate for Series B convertible preferred stock                                               *
    4.04       Form of Certificate for Series C convertible preferred stock                                               *
    5.01       Opinion of Kummer Kaempfer Bonner & Renshaw                                                               109
   10.01       Amended and Restated 2000 Stock Option and Incentive Plan                                                 **
   10.02       Lease Agreement by and between RoomSystems Finance Corporation and 3770 Howard Hughes Parkway              *
               Associates Limited Partnership dated October 8, 1997
   10.02A      Exhibits to Lease Agreement by and between RoomSystems Finance Corporation and 3770 Howard Hughes         **
               Parkway Associates Limited Partnership dated October 8, 1997
   10.03       Lease Agreement by and between RoomSystems, Inc. and Pam Joy Realty, Inc. dated October 10, 1997          **
   10.04       Master Corporate Agreement by and between Innco Corporation and RoomSystems, Inc. dated April 6, 1998      *
   10.04A      Exhibits to Master Corporate Agreement by and between Innco Corporation and RoomSystems, Inc. dated       **
               April 6, 1998
   10.05       Indemnification Agreement by and between RoomSystems, Inc. and Alan C. Ashton dated August 17, 1999        *
   10.06       Agreement of Understanding by and between RoomSystems, Inc. and Ash Capital, LLC, C&W/RSI Partners,        *
               LLC, SKM Investment, LLC and Thunder Mountain Investments, LC dated August 17, 1999
   10.06A      Exhibits to Agreement of Understanding by and between
               RoomSystems, Inc. and Ash Capital, LLC, C&W/RSI ** Partners, LLC,
               SKM Investment, LLC and Thunder Mountain Investments, LC dated
               August 17, 1999
   10.07       First Amendment to Agreement of Understanding by and between RoomSystems, Inc. and Ash Capital, LLC,       *
               C&W/RSI Partners, LLC, SKM Investment, LLC and Thunder Mountain
               Investments, LC dated September 30, 1999
   10.08       Promissory Note Repurchase Agreement by and between Steven L. Sunyich and RoomSystems, Inc. dated          *
               September 1, 1999
   10.09       Indemnification Agreement by and between RSi BRE, Inc. and Donnelly Prehn dated September 27, 1999         *
   10.10       Equipment Transfer Agreement by and between RoomSystems, Inc., RoomSystems International Corporation,      *
               RSi BRE, Inc. and RSG Investments, LLC dated September 28, 1999
   10.10A      Exhibits to Equipment Transfer Agreement by and between RoomSystems, Inc., RoomSystems International      **
               Corporation, RSi BRE, Inc. and RSG Investments, LLC dated September 28, 1999



   EXHIBIT
   NUMBER                                                  DOCUMENT NAME                                                PAGE
      10.11    Amendment to Equipment Transfer Agreement by and between RoomSystems, Inc., RoomSystems International      *
               Corporation, RSi BRE, Inc. and RSG Investments, LLC dated November 23, 1999
      10.12    Conversion Agreement by and between Steven L. Sunyich and RoomSystems, Inc. dated December 30, 1999        *
      10.13    Loan and Security Agreement by and between RoomSystem Technologies, Inc. and Ash Capital, LLC dated        *
               February 15, 2000
      10.13A   Exhibits to Loan and Security Agreement by and between RoomSystem Technologies, Inc. and Ash Capital,     **
               LLC dated February 15, 2000
      10.14    Letter Agreement by and between eRoomSystem Technologies, Inc. and Hall Communications, Inc. dated         *
               March 30, 2000
      10.15    Form of Hotel Revenue Sharing Lease Agreement                                                             **
      10.16    Form of Noncompetition and Nondisclosure Agreement (Sales)                                                 *
      10.17    Form of Consulting Agreement                                                                               *
      10.18    Form of Sales Representation Agreement                                                                     *
      10.19    Form of Executive Employment Agreement                                                                     *
      10.20    Form of Offshore Loan Subscription Agreement dated as of April 13, 2000                                    *
      10.21    Form of Secured Subordinated Promissory Note dated as of April 13, 2000                                    *
      10.22    Form of Installation, Co-Maintenance and Software Licensing and Upgrade Agreement                         **
      10.23    + Master Business Lease Financing Agreement by and among AMRESCO Leasing Corporation, eRoomSystem         ++
               SPE, Inc., RoomSystems, Inc. and eRoomSystem Technologies, Inc. dated May 11, 2000
      10.24    Indemnification Agreement by and between eRoomSystem Technologies, Inc. and John J. Prehn dated May       **
               31, 2000
      10.25    Amended and Restated Executive Employment Agreement of Steven L. Sunyich dated June 6, 2000               **
      10.26    Second Amended and Restated Executive Employment Agreement of Steven L. Sunyich dated July 12, 2000       ***
      10.27    Amended and Restated Executive Employment Agreement of Derek K. Ellis dated July 12, 2000                 ***
      10.28    Executive Employment Agreement of Stephen M. Nelson dated July 12, 2000                                   ++
      10.29    Amended and Restated Executive Employment Agreement of Gregory L. Hrncir dated July 12, 2000              ***
      10.30    Shareholders' Agreement and Proxy by and among Ash Capital, LLC, RoomSystems, Inc. and certain             *
               stockholders of RoomSystems, Inc. dated August 17, 1999
      16.01    Letter regarding Change in Certifying Accountant                                                           *
      21.01    List of Subsidiaries                                                                                      111
      23.01    Consent of Hansen, Barnett & Maxwell                                                                      112
      23.02    Consent of Kummer Kaempfer Bonner & Renshaw (included in Exhibit 5.01)                                    ---
      27.01    Financial Data Schedule                                                                                   113

--------------------------------------------------------------------------------

     * Previously filed as an exhibit to the registrant's Registration Statement on Form SB-2, as filed with the Commission on April 14, 2000.
     ** Previously filed as an exhibit to the registrant's Pre-Effective Amendment No. 1 to its Registration Statement on Form SB-2, as filed with the Commission on June 9, 2000.
     *** Previously filed as an exhibit to the registrant's Pre-Effective Amendment No. 2 to its Registration Statement on Form SB-2, as filed with the Commission on July 14, 2000.
     ++ Previously filed as an exhibit to the registrant's Pre-Effective Amendment No. 3 to its Registration Statement on Form SB-2, as filed with the Commission on July 19, 2000.
     + Confidential treatment has been granted with respect to certain portions of this agreement, including the exhibits thereto, of which certain portions have been omitted and filed separately with the Commission.